Exhibit 10.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of

June 7, 2021

by and between

PERCY ACQUISITION LLC

and

UNITED STATES STEEL CORPORATION

relating to the purchase and sale of
100% of the equity interests of

TRANSTAR, LLC

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

Table of Exhibits

Exhibit A – Net Working Capital Illustration

Exhibit B – Railway Services Agreement

Exhibit C – Release Agreement

Exhibit D – R&W Insurance Binder and R&W Insurance Policy

Exhibit E – Transition Services Agreement

Exhibit F – Assignment Agreement

-vi-

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT (together with the exhibits and schedules hereto and as this Agreement and any of the foregoing may be amended from time to time in accordance with its terms, this “Agreement”) dated as of June 7, 2021 by and between Percy Acquisition LLC, a Delaware limited liability company (“Buyer”), and United States Steel Corporation, a Delaware corporation (“Seller”), relating to the purchase and sale of 100% of the equity interests of Transtar, LLC, a Delaware limited liability company (the “Company”). Each of Seller and Buyer may be referred to herein as a “Party” and collectively the “Parties”.

Recitals

A.       Seller is the record and beneficial owner of all of the issued and outstanding membership interests of the Company (collectively, the “Interests”).

B.       Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Interests upon the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein (the receipt and sufficiency of which are hereby acknowledged and agreed), the Parties, intending to be legally bound, hereby agree as follows:

Article 1
Definitions

Section 1.01 Definitions. In this Agreement, the following words and expressions shall have the following meanings:

“AAA” has the meaning set forth in Section 11.11(c)(i).

“Access Agreements” has the meaning set forth in Section 5.20(c).

“Adjustment Amount” has the meaning set forth in Section 2.06(d).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings under this Agreement; provided, however, that neither SoftBank Group Corp. nor any of its Subsidiaries and portfolio investments (other than Fortress Transportation and Infrastructure Investors LLC and its Subsidiaries) shall be Affiliates of Buyer for purposes of this Agreement. For the avoidance of doubt, (a) Affiliates of Seller will include the Company Group prior to Closing, and (b) Affiliates of Buyer will include the Company Group after Closing.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” means alternative Debt Financing or such portion of the Debt Financing, on terms (including structure, covenants and pricing) not materially less favorable (taken as a whole) to Buyer (as reasonably determined by Buyer) or as otherwise acceptable to Seller and with lenders or holders, as applicable, reasonably satisfactory to Buyer, from the same or alternative sources, which may include one or more of a senior secured debt financing or other financing, or any combination thereof, in an amount such that the aggregate funds that would be available to Buyer at the Closing, including cash on hand, will be sufficient to satisfy Buyer’s obligations under this Agreement and to consummate the transactions contemplated hereby and to pay all fees and expenses required to be paid in connection herewith and with the Debt Financing.

“Applicable Law” means, with respect to any Person, all domestic federal, state or local Laws that apply to such Person.

“Assignment Agreement” means the assignment agreement, dated as of the Closing Date, to be entered into by Seller and Buyer, substantially in the form of Exhibit F.

“Auditor” has the meaning set forth in Section 2.06(c).

“Balance Sheet Date” has the meaning set forth in Section 3.07.

“Birmingham Southern” means Birmingham Southern Railroad Company, an Alabama corporation.

“Business” means the business of owning and operating Railroad Assets and providing rail transportation and logistics services, as conducted by the Company Group during the 12-month period immediately prior to the date of this Agreement, which shall include, (a) as of the Closing Date, the Zug Island Bridges and the Gary Locomotive Shop, as further described in Section 5.20, (b) the Railroad Assets (other than locomotives and rail cars) and rights owned, leased or otherwise held by the Company Group members set forth on the diagrams attached to Section 1.01(a) of the Seller Disclosure Schedule, (c) the locomotives and rail cars set forth on Section 1.01(b) of the Seller Disclosure Schedule and (d) the real property depicted or otherwise described on Section 1.01(g) of the Seller Disclosure Schedule owned by the following Company Group members: Delray Connecting Railroad Company, a Michigan corporation, The Lake Terminal Railroad Company, a Delaware corporation, and Texas & Northern Railway Company, a Texas corporation. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the “Business” shall not include (a) the Railroad Assets (other than locomotives and rail cars) and rights owned, leased or otherwise held by Seller or its Affiliates (other than the Company Group members) set forth on the diagrams attached to Section 1.01(a) of the Seller Disclosure Schedule, (b) any locomotives and rail cars that are not set forth on Section 1.01(b) of the Seller Disclosure Schedule, and (c) WGN and any of its assets or operations.

“Business Day” means any day, other than a Saturday or Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Cure Period” has the meaning set forth in Section 10.01(a)(v).

“Buyer DB Plan” has the meaning set forth in Section 6.09.

“Buyer Fundamental Warranties” shall mean the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.04(a), Section 4.04(b), and Section 4.08.

“Cap” has the meaning set forth in Section 9.03(a).

“Cash” means, with respect to any Person as of any time, all cash or cash equivalents, checks, money orders, marketable securities, short-term instruments, pre-paid expenses, bank and other depositary accounts, security deposits, certificates of deposit, time deposits, negotiable instruments, securities and brokerage accounts, funds in time and demand deposits or similar accounts held by or on behalf of such Person at such time, and shall include checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of such Person at such time, in each case calculated and determined in accordance with GAAP; provided that Cash shall be calculated net of any written or issued but uncleared checks, ACH transactions and other wire transfers and drafts written or issued by such Person as of such time.

“Closing” has the meaning set forth in Section 2.03.

“Closing Cash” means the aggregate amount of Cash of the Company Group as of the Reference Time; provided, however, that in not event shall Closing Cash exceed $10,000,000.

“Closing Date” means the date of the Closing.

“Closing Indebtedness” means the aggregate amount of Indebtedness as of the Reference Time calculated in accordance with GAAP; provided that, for the sake of clarity and notwithstanding the Reference Time, Closing Indebtedness shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 5.09.

“Closing Net Working Capital” means Net Working Capital as of the Reference Time; provided that, for the sake of clarity and notwithstanding the Reference Time, Closing Net Working Capital shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 5.09.

“Closing Net Working Capital Adjustment Amount” means an amount, which may be positive, negative or zero, equal to (a) if Closing Net Working Capital is greater than Target Net Working Capital plus $1,413,000, or if Closing Net Working Capital is less than Target Net Working Capital minus $1,413,000, then Closing Net Working Capital minus Target Net Working Capital, or (b) if Closing Net Working Capital is within the range of Target Net Working Capital plus $1,413,000 and Target Net Working Capital minus $1,413,000, then zero.

“Closing Purchase Price” means $640,000,000 in cash, plus (a) the Closing Net Working Capital Adjustment Amount, if any, minus (b) Closing Indebtedness, if any, minus (c) Closing Transaction Expenses, if any, plus (d) Closing Cash, each as finally determined pursuant to Section 2.06.

“Closing Transaction Expenses” means the aggregate amount, without duplication, of (a) all out-of-pocket fees and expenses (whether or not yet invoiced), incurred by or to be paid by, any Company Group member in connection with the negotiation, preparation or execution of this Agreement or the Transaction Agreements or the performance or consummation of the transactions contemplated hereby or thereby, in each case, to the extent unpaid and incurred by or to be paid by any Company Group member, as of the Closing, and (b) all amounts payable by Seller or any Company Group member (i) under any “change of control”, sale bonus, retention or other similar agreements or arrangements with Company Employees entered into prior to the Closing that are payable by Buyer or its Affiliates (including any Company Group member) solely as a result of the consummation of the transactions contemplated hereby (and not as a result of any action taken by Buyer or any of its Affiliates (including any Company Group member) following Closing), including the special incentive awards set forth on Section 6.12 of the Seller Disclosure Schedule, and (ii) with respect to the employer portion of employment Taxes payable in connection with the payments described in clause (i) above, in each case, to the extent unpaid as of the Closing; provided that “Closing Transaction Expenses” shall not include (x) any fees or expenses incurred by, or on behalf of, Buyer or any of its Affiliates (including any such costs incurred at the Closing and where “Affiliates” is not deemed to include the Company Group members) in connection with the performance by Buyer or any of its Affiliates of the transactions contemplated hereby or (y) any fees, expenses or liabilities specified in this Agreement to be incurred at the expense of Buyer or any of its Affiliates.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comingled Data” has the meaning set forth in Section 5.23(d).

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Person with respect to any objective under this Agreement, such efforts to accomplish the objective as such Person would normally use to accomplish a similar objective as expeditiously as reasonably possible under similar circumstances exercising reasonable business judgment. “Commercially Reasonable Efforts” will not require a Party (a) to make payments to unaffiliated third parties, incur non-de minimis liabilities to unaffiliated third parties or grant any non-de minimis concessions or accommodations, in each case, in order to obtain a consent from such unaffiliated third party or in connection with the replacement of any Seller Guarantees issued to such unaffiliated third parties in accordance with Section 5.16 unless the other Party agrees to reimburse and make whole such Party to its reasonable satisfaction for such payments, liabilities, concessions or accommodations requested to be made by the other Party (such reimbursement and make whole to be made promptly after the determination thereof following the Closing or, with respect to items incurred after the Closing, promptly thereafter), (b) to violate any Law, or (c) to initiate any Legal Proceeding.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” means any Employee Benefit Plan that is, or as of the Closing will be, sponsored or maintained by a member of the Company Group.

“Company Books and Records” means (a) all corporate or limited liability company minute books and related stock records of the Company Group members and (b) all other books, records, files and papers, whether in hard copy or computer format, including invoices, ledgers, correspondence, plats, drawings, photographs, product literature, sales and promotional literature, equipment test records, studies, reports, manufacturing and quality control records and procedures, research and development files, manuals and data, sales and purchase correspondence, distribution lists, customer lists, lists of suppliers, personnel and employment records and accounting and business books, records, files, documentation and materials, in each case, to the extent Related to the Business.

“Company Data” means all Data of Seller and its Affiliates and the Company Group, in each case, to the extent Related to the Business.

“Company Employee” means any employee, who, as of immediately prior to the Closing Date, is employed by the Company Group (including any employees who are furloughed, out on disability, absent from work on leave of absence or otherwise).

“Company Group” means, collectively, the Company and each of its direct and indirect Subsidiaries, excluding WGN.

“Company Group Tax Claim” has the meaning set forth in Section 7.02(a).

“Company Intellectual Property Rights” means, collectively, all Intellectual Property Rights owned by Company Group members and all Intellectual Property Rights owned by Seller or its Affiliates (other than Company Group members) and used primarily by any Company Group member in the conduct of the Business.

“Confidential Information” means (a) with respect to Buyer, the terms of this Agreement and the other Transaction Documents and all confidential and/or proprietary information regarding Buyer and its Affiliates (including, from and after the Closing, the Company Group) and (b) with respect to Seller, the terms of this Agreement and the other Transaction Documents and all confidential and/or proprietary information regarding Seller and its Affiliates (excluding, from and after the Closing, the Company Group). Notwithstanding the foregoing, in no event shall “Confidential Information” include (y) any information that is, or thereafter becomes, available to and known by the public other than through a violation of the Mutual Confidentiality Agreement or the receiving Party’s obligations in Section 5.08(b) or (z) any information that is, or thereafter becomes, available to a Party or its Representatives on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information to such Party or its Representatives by a legal, fiduciary, or contractual obligation.

“Continuation Period” has the meaning set forth in Section 6.01.

“Contract” means any legally binding executory contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other legally binding commitment or undertaking, whether written or oral.

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or any other member of the Company Group or (ii) which together with the Company or any other member of the Company Group is treated as a single employer under Section 414(t) of the Code.

“Covered Person” has the meaning set forth in Section 3.09(c)(vii).

“COVID Action” means any commercially reasonable actions that Seller or the Company reasonably determines are necessary or prudent for any Company Group member to take in connection with (a) the public health emergency, epidemic, pandemic, or disease outbreak caused by the COVID-19 virus or any variant or strain thereof, (b) reinitiating operation of all or a portion of the respective businesses of the Company Group members to the extent shut down or slowed down in response to the events referenced in clause (a) of this definition, (c) mitigating the adverse effects on the respective businesses of the Company Group members of the events referenced in clause (a) of this definition, (d) any customer request or any slow down or shut down in a customer’s business in response to the events referenced in clause (a) of this definition, and (e) protecting the health and safety of customers, employees and other business relationships and to ensure compliance with any Applicable Law, pronouncement or guideline issued by a Governmental Authority or order of any state Governor in which any Company Group member operates or where the Company Employees reside providing for business closures, “sheltering-in-place” in each case in response to the events referenced in clause (a) of this definition.

“Current Representation” has the meaning set forth in Section 11.09(a).

“Damages” means any damage, loss, liability, Tax and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Legal Proceeding whether involving a Third Party Claim or a claim solely between the Parties); provided that, notwithstanding the foregoing, “Damages” (a) shall not include any punitive or exemplary damages, except in each case, to the extent actually required to be paid pursuant to a Third Party Claim that has been Finally Determined and (b) for purposes of claims for indemnification pursuant to Section 9.02(a)(ii) (other than for Willful Breach), Sections 9.02(a)(iii) through (a)(v), Section 9.02(b)(ii) (other than for Willful Breach), and Section 9.02(b)(iii), shall not include any incidental, indirect, consequential or other speculative forms of damages, or damages based on diminution in value or multiples.

“Data” means all data and collections of data, whether machine readable or otherwise, including to the extent applicable the following: financial and business information, including rates and pricing data and information, earnings reports and forecasts, macro-economic reports and forecasts, marketing plans, business and strategic plans, general market evaluations and surveys, budgets, accounting, financing and credit-related information, quality assurance policies, procedures and specifications, customer information and lists, and business and other processes, procedures and policies (including, for example, handbooks and manuals, control procedures, and process descriptions), including any blueprints, diagrams, flow charts, or other charts, user manuals, training manuals, training materials, command media, and documentation, and other financial or business information.

“Debt Commitment Letter” means that certain executed commitment letter, dated as of the date of this Agreement (together with each exhibit, annex, schedule or other attachment thereto, as amended, supplemented, replaced, extended or otherwise modified in accordance with Section 5.12 from time to time after the date of this Agreement) from the lenders party thereto (including any lenders that become party thereto by joinder in accordance with the terms thereof) (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein (such debt financing and any Alternative Financing, the “Debt Financing”) in the form provided to Seller via email from Chris Folmsbee at Sidley Austin LLP on June 5, 2021.

“Debt Financing Related Parties” means any former, current or future general or limited partners, stockholders, managers, members, agents, Representatives, Affiliates, successors or assigns of the Debt Financing Sources.

“Debt Financing” has the meaning set forth in the definition of Debt Commitment Letter.

“Debt Financing Source” means each Person (including each agent and arranger) that has committed to provide or to cause to provide the Debt Financing pursuant to the Debt Commitment Letter, together with their respective Affiliates and Representatives involved in the Debt Financing and their permitted successors and assigns.

“Deductible” has the meaning set forth in Section 9.03(a).

“Deficit Amount” has the meaning set forth in Section 2.06(e).

“Determination Date” has the meaning set forth in Section 2.06(c).

“Dispute” has the meaning set forth in Section 11.11(a).

“Disputed Items” has the meaning set forth in Section 2.06(c).

“Employee Benefit Plan” means any written or unwritten (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) or (b) employee benefit or compensation plan, program, practice, policy, agreement or arrangement, including any employment, consulting or severance arrangement, salary continuation, bonus, incentive, equity or equity-based compensation, retirement, pension, profit sharing, deferred compensation, retention, change-in-control, health, dental, vision, post-employment or post-retirement, welfare, employee loan, life insurance, disability, fringe benefit, tuition, vacation or paid time off plan, agreement, Contract, fund or arrangement, in each case that is maintained or contributed to by Seller or any of its Subsidiaries for the benefit of any current or former Company Employees.

“End Date” has the meaning set forth in Section 10.01(a)(ii).

“Enforceability Exception” has the meaning set forth in Section 3.02(b).

“Environmental Laws” means any and all Applicable Laws that have as their principal purpose the protection, preservation, investigation, remediation, or restoration of, or prevention of harm or damage to, natural resources or the environment, or (to the extent addressing human exposure to Hazardous Substances) occupational or human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Hazardous Materials Transportation Act; the Federal Insecticide, Fungicide, and Rodenticide Act; the Toxic Substances Control Act; the Clean Water Act; the Clean Air Act; and the Oil Pollution Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Cash” has the meaning set forth in Section 2.04.

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.04.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.04.

“Estimated Closing Purchase Price” means, without duplication, $640,000,000 in cash, plus (a) the Estimated Net Working Capital Adjustment Amount, minus (b) Estimated Closing Indebtedness, minus (c) Estimated Closing Transaction Expenses, plus (d) Estimated Closing Cash.

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.04.

“Estimated Net Working Capital Adjustment Amount” means an amount, which may be positive, negative or zero, equal to (a) if Estimated Closing Net Working Capital is greater than Target Net Working Capital plus $1,413,000, or if Estimated Closing Net Working Capital is less than Target Net Working Capital minus $1,413,000 then Estimated Closing Net Working Capital minus Target Net Working Capital, or (b) if Estimated Closing Net Working Capital is within the range of Target Net Working Capital plus $1,413,000 and Target Net Working Capital minus $1,413,000, then zero.

“Existing Asbestos Litigation” has the meaning set forth in Section 5.21.

“Existing Shared Permits” has the meaning set forth in Section 5.27.

“FCC” has the meaning set forth in Section 5.17.

“FCC Licenses” has the meaning set forth in Section 5.17.

“Fee Letter” has the meaning set forth in Section 4.05(b).

“Final Allocation Schedule” has the meaning set forth in Section 2.02(b).

“Final Closing Statement” has the meaning set forth in Section 2.06(a).

“Finally Determined” means, (a) in respect of any Third Party Claim, that such claim has been resolved by (i) a written settlement entered into in accordance with this Agreement or (ii) an Order of a Governmental Authority with competent jurisdiction (in each case without possibility of appeal or where the time for appeal has expired) and (b) in respect of any other claim, that such claim has been resolved by (i) a written agreement between the Indemnifying Party and the Indemnified Party or (ii) an Order of a Governmental Authority with competent jurisdiction (in each case without possibility of appeal or where the time for appeal has expired).

“Financial Statements” has the meaning set forth in Section 3.07.

“Financing Failure Termination” has the meaning set forth in Section 10.02(c).

“Financing Termination Fee” has the meaning set forth in Section 10.02(c).

“Fraud” means actual and intentional common law fraud committed by a Party with respect to the making of the representations and warranties included herein.

“FSA” has the meaning set forth in Section 6.05.

“FSA Amount” has the meaning set forth in Section 6.05.

“Fundamental Warranties” shall mean, collectively, the Buyer Fundamental Warranties and the Seller Fundamental Warranties.

“GAAP” means generally accepted accounting principles in the United States.

“Gary Locomotive Shop” has the meaning set forth in Section 5.20(b).

“Gary Works” means Seller’s steel making and finishing plant located in Gary, Indiana with an annual steel production capacity of 7.5 million tons.

“Governmental Authority” means any domestic federal, state, municipal or local government (including any subdivision, court, administrative agency, regulatory body or commission or other authority thereof, any state Governor or the President of the United States), or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority.

“GRW” means Gary Railway Company, a Delaware corporation.

“Hazardous Substances” means any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance, waste or material, including petroleum, as such terms are defined in, identified pursuant to, or give rise to liability under any Environmental Law.

“Historical Financial Statements” has the meaning set forth in Section 3.07.

“ICCTA” means the ICC Termination Act of 1995, as amended.

“Inactive Company Employee” means any employee of Seller or its Affiliates who primarily provides services for the benefit of the Company Group and who, as of immediately prior to the Closing, is not actively providing services (e.g., an employee on a short or long term disability, military leave or another leave of absence, but not an employee who is on a vacation).

“Increase Amount” has the meaning set forth in Section 2.06(e).

“Indebtedness” means all payment obligations (including in respect of principal, interest, premiums (including make-whole premiums), prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of such amount owed and payments or premiums attributable to, or which arise as a result of, the transactions contemplated hereby) of the Company Group, without duplication, in respect of: (a) borrowed money, (b) obligations evidenced by bonds, notes, debentures or other similar instruments, (c) lease obligations that are required to be capitalized in accordance with GAAP, (d) extensions of credit to or for the account of that Person (including reimbursement or payment obligations of such Person relating to drawn letters of credit, bankers’ acceptances, surety or other bonds or similar instruments) or for the deferred purchase price of property or other assets or services or arising under conditional sale or other title retention agreements, in each case other than trade payables arising in the ordinary course of business, (e) any indebtedness or other obligations of any other Person of the type described in the preceding clauses (a) through (d) to the extent guaranteed by any Company Group member, (f) any indebtedness or other obligations of any other Person described in the preceding clauses (a) through (e) to the extent secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by any Company Group member, (g) any payroll Taxes the payment or deposit of which are being deferred pursuant to Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act, as amended, (h) any accrued Federal Employers Liability Act liabilities that remain unpaid as of the end of the day on the Closing Date, (i) any accrued asset retirement obligations that remain unpaid as of the end of the day on the Closing Date, (j) any outstanding remediation costs related to the May 2019 fuel leak at the Gary Works, and (k) any accrued restructuring and severance costs, including restructuring costs and any remaining severance costs in connection with the prior employee arbitration settlement first paid in November of 2020, in each case, that remain unpaid as of the end of the day on the Closing Date; provided that notwithstanding anything to the contrary in the foregoing, Indebtedness shall not include any Closing Transaction Expenses or any Liability under operating leases.

“Indemnified Party” has the meaning set forth in Section 9.03.

“Indemnifying Party” has the meaning set forth in Section 9.03.

“Indemnified Taxes” means, without duplication, any (a) income Taxes of any Company Group member for any Pre-Closing Tax Period and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, (b) Taxes of an affiliated, consolidated, combined, unitary or similar group of which any Company Group member (or any direct or indirect predecessor of any Company Group member) is or was a member on or prior to the Closing Date (including pursuant to Treasury Regulation Section 1.1502-6 or similar provisions of state, local or foreign Tax Law), (c) any Taxes of any Person (other than a Company Group member) imposed on any Company Group member as a transferee or successor, by Contract or pursuant to any Applicable Law (other than pursuant to commercial Contracts that do not primarily relate to Taxes), which Taxes relate to an event or transaction occurring before the Closing, (d) Taxes arising as a result of the transactions contemplated by Section 5.15 (Redemption of USS Portfolio Shares), or Section 5.24 (Pre-Closing Restructuring), (e) Transfer Taxes arising as a result of the transfer of real and personal property pursuant to Section 5.20 (Real Estate Matters) and (f) Taxes arising from the matters set forth in clauses (a), (b) and (c) in Section 3.20(a)(v)(1) of the Seller Disclosure Schedule; provided, however, that no such Tax shall constitute an Indemnified Tax to the extent such Tax (x) was taken into account in computing Closing Indebtedness, Closing Transaction Expenses or Net Working Capital (for the avoidance of doubt, it being understood that the inclusion of such Tax in the computation of Closing Indebtedness, Closing Transaction Expenses or Net Working Capital resulted in a reduction to the Purchase Price), (y) is attributable to any action or event occurring on the Closing Date after the Closing that is outside the ordinary course of business and not expressly contemplated by this Agreement or (z) is attributable to a breach of covenant or agreement made or to be performed by Buyer or any of its Affiliates pursuant to Article 7.

“Intellectual Property Rights” means any trademark, service mark, trade name, rights in logos, trade dress, domain name, mask work, invention, patent, trade secret, copyright, moral rights, database rights, rights in designs, rights in confidential information, or know-how (in each case whether registered or unregistered, and including any registrations or applications for registration of any of the foregoing), in each case anywhere in the world.

“Interests” has the meaning set forth in the Recitals.

“Interim Financial Statements” has the meaning set forth in Section 3.07.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge, as of the date the underlying representation or warranty is being made, of those individuals set forth in Section 1.01(c) of the Seller Disclosure Schedule which shall be deemed to include the knowledge any such individual should have had as of the date of the representation after reasonable consultation with all of such individual’s direct reports who would reasonably be expected to have knowledge of the applicable matters.

“Law” means any law, statute, code, ordinance, rule, regulation, treaty, decree, directive, convention or Order of any Governmental Authority.

“Leased Personal Property” has the meaning set forth in Section 3.15(b).

“Leased Real Property” means the real property subject to the Real Property Leases.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, claim, investigation or proceeding (public or private) by or before a Governmental Authority or arbitrator.

“Lenders” has the meaning set forth in the definition of Debt Commitment Letter.

“License Agreements” has the meaning set forth in Section 5.18(c).

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, deed to secure debt, charge, pledge, lien, assignment, hypothecation, easement, encumbrance, security interest, title retention or any other security agreement or arrangement in respect of such property or asset.

“Limited Guaranty” has the meaning set forth in Section 4.05(a).

“Marketing Material” has the meaning set forth in Section 5.12(d).

“Marketing Period” means the period commencing with the date of this Agreement and ending on the date that is 45-days after the date of this Agreement.

“Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of the Company Group, taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes in GAAP or changes in accounting requirements applicable to any industry in which the Company Group operates, (b) changes in the financial, securities, commodities currency, capital or credit markets or in general economic, political or regulatory conditions in any jurisdiction in which the Company operates, (c) conditions generally affecting any industry in which the Company Group operates, (d) acts of war, sabotage or terrorism, natural disasters (including hurricanes, tornadoes, floods, earthquakes and weather-related events), (e) any public health emergencies, pandemics, epidemics or disease outbreak or the worsening of any of the foregoing conditions (including the COVID-19 virus or any variant or strain thereof) which are existing on the date of this Agreement, (f) trade disputes or the imposition or removal of tariffs, (g) changes in Applicable Laws, pronouncements or guidelines (or revised guidelines) issued by a Governmental Authority providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, health conditions (including any public health emergency, pandemic, epidemic or disease outbreak (including the COVID-19 virus or any variant or strain thereof)), (h) except as provided in clause (y) in the exceptions below, any temporary shutdown, outage, closure, idling, suspension of operations or other similar disruption to any facility owned or operated by Seller or its Affiliates and served by the Business, in each case, resulting or arising from or relating to any of the matters set forth in the foregoing clauses (a) through (g), (i) the negotiation, execution or performance of this Agreement, the announcement, pendency or consummation of the transactions contemplated hereby, the identity of Buyer or any facts or circumstances relating to Buyer or the announcement or other disclosure of Buyer’s plans or intentions with respect to the Company after the Closing, including the effect of any of the foregoing on the relationships, contractual or otherwise, of the Company with clients, customers, employees, suppliers, vendors, service providers or Governmental Authorities, (j) changes in the composition, number or identity of the Company Employees, (k) any failure to meet any internal or analysts’ projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (l) any action taken (or omitted to be taken) at the request of or with the consent of Buyer, (m) any action taken by Seller or the Company that is required or contemplated pursuant to this Agreement or (n) any strike, shutdown, other labor dispute, lockout, or local, national or international political, labor or social conditions, except (x) in the case of clauses (a) through (h), to the extent the Business, taken as a whole, is materially and disproportionately affected thereby relative to other participants in the industry or industries in which the Business operates (in which case only the incremental material and disproportionate effect or effects may be taken into account in determining whether there has been a Material Adverse Effect) and (y) any Specified Facility Event shall be deemed to be a Material Adverse Effect. For the avoidance of doubt, a “Material Adverse Effect” shall be measured only against past performance of the Company Group, and not against any forward-looking statements, projections or forecasts of the Company Group or any other Person.

“Material Customer” has the meaning set forth in Section 3.21(a).

“Material Supplier” has the meaning set forth in Section 3.21(b).

“Material Contracts” has the meaning set forth in Section 3.11(a).

“Material Regulatory Concession” has the meaning set forth in Section 5.03(b)(i).

“Mon Valley Works” means Seller’s integrated steelmaking operation with an annual steel production capacity of 2.9 million tons that is composed of Seller’s Clairton Plant located in Clairton, Pennsylvania, Edgar Thomson Plant located in Braddock, Pennsylvania, and Irvin Plant located in West Mifflin, Pennsylvania.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Mutual Confidentiality Agreement” means the Mutual Confidentiality Agreement between Fortress Worldwide Transportation and Infrastructure General Partnership and Seller, dated as of September 17, 2020.

“Net Working Capital” means, as of any date, (i) the aggregate value of the current assets of the Company Group as of such date minus (ii) the aggregate value of the current liabilities of the Company (including accrued non-income Taxes not yet due and payable) as of such date, in each case, to the extent specifically listed, and strictly limited to the line items on the illustrative calculation of Net Working Capital set forth in Exhibit A and calculated in accordance with GAAP; provided that Net Working Capital shall exclude deferred Tax assets, deferred Tax liabilities, Taxes of any Seller Group member to be borne by Seller or any of its Affiliates (for the avoidance of doubt, excluding any Company Group member after the Closing), all Closing Cash (without regard to the $10,000,000 cap), Closing Indebtedness and Closing Transaction Expenses.

“New Permits” has the meaning set forth in Section 5.27.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority of competent jurisdiction.

“ordinary course of business” means, unless specifically indicated otherwise, any actions taken by the Company Group members (individually or collectively, as applicable), which are (a) consistent with the past usual customs and practices of the applicable Company Group members or Seller or (b) a COVID Action.

“Organizational Documents” means (a) the articles or certificates of incorporation and the by-laws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and the certificate of formation of a limited liability company, (e) any charter, joint venture agreement, stockholders’ agreement, voting agreement, registration rights agreement or similar document adopted, entered into, or filed in connection with the creation, formation or organization of a Person or otherwise, and (f) any amendment to or equivalent of any of the foregoing.

“Owned Real Property” means all real property currently owned by any Company Group member, including all real property owned in fee simple.

“Party” has the meaning set forth in the Preamble.

“Permits” has the meaning set forth in Section 3.13(b).

“Permitted Liens” means (a) mechanics, materialmen’s and similar Liens with respect to any amounts not yet delinquent or which are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (b) Liens for Taxes, assessments and other governmental levies, fees or charges not yet delinquent or which are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease agreements, (d) imperfections, defects or irregularities in title on real property (including easements, covenants, conditions, rights of way and similar restrictions of record) that were not incurred in connection with any Indebtedness and do not materially interfere with the use of such real property in the Business by any member of the Company Group, (e) Liens on real property that are matters of public record or would be disclosed by a current, accurate survey or physical inspection of such real property; provided, however, that any such matters do not materially interfere with the use of such real property in the Business by any member of the Company Group, (f) zoning, building codes and other applicable land use Laws regulating the uses or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property and that are not materially violated by the current use or occupancy of such real property or the applicable Company Group member’s operations, (g) to the extent terminated on or before Closing, Liens securing payment, or any other obligations, of the Company Group with respect to Indebtedness, (h) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property, (i) any right, interest, Lien or title of a fee owner, grantor, lessor, sublessor or licensor under an easement, right of way or access agreement, lease, sublease, license or other occupancy or use agreement or in the property being leased or so conveyed or licensed not granted by any member of the Company Group, (j) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar Laws, and (k) Liens described in Section 1.01(d) of the Seller Disclosure Schedule.

“Person” means an individual, firm, body corporate (wherever incorporated), partnership, limited liability company, association, joint venture, trust, works council or employee representative body (whether or not having separate legal personality) or other entity or organization, including a government, state or agency of a state or a Governmental Authority.

“Personal Property Leases” has the meaning set forth in Section 3.15(b).

“Potential Contributor” has the meaning set forth in Section 9.07.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Preliminary Closing Statement” has the meaning set forth in Section 2.04.

“Proposed Allocation Schedule” has the meaning set forth in Section 2.02(b).

“Purchase Price” has the meaning set forth in Section 2.02(a).

“R&W Insurance Binder” means the conditional binders for the R&W Insurance Policy attached hereto as Exhibit D.

“R&W Insurance Policy” means the buy-side representation and warranty insurance policies issued by the R&W Insurer to Buyer with respect to this Agreement in substantially the form attached hereto as Exhibit D.

“R&W Insurer” means collectively, (a) Euclid Transactional LLC (on its own behalf and on behalf of North American Capacity Insurance Company, Aspen Specialty Insurance Company, General Security Indemnity Company of Arizona, Steadfast Insurance Company), (b) Illinois Union Insurance Company and (c) AIG Specialty Insurance Company.

“Railway Services Agreement” means the railway services agreement, dated as of the Closing Date, to be entered into by Seller (or its designee) and the Company (or its designee on behalf of the Company Group), substantially in the form of Exhibit B.

“Railroad Assets” means rail track, rail ties, rail bed, ballast, bridges, culverts, tunnels, locomotives, rail cars, maintenance of way equipment, and the buildings, plants and structures used for railroad operation of maintenance.

“Real Property Leases” means the leases, licenses, subleases, sublicenses, track leases, trackage rights and other rights of use pursuant to which any Company Group member has a leasehold interest or rights to use any real property.

“Reference Time” means 12:01 am (Eastern time) on the Closing Date.

“Regulatory Failure Termination” has the meaning set forth in Section 10.02(b).

“Regulatory Restraint” has the meaning set forth in Section 10.02(b).

“Regulatory Termination Fee” has the meaning set forth in Section 10.02(b).

“Related Party Agreement” means any Contract between the Company or any Subsidiary of the Company, on the one hand, and Seller or any Affiliate of Seller (other than any Company Group Member), on the other.

“Related to the Business” means (other than with respect to Company Intellectual Property Rights) used in or arising, directly or indirectly, out of or related to the operation or conduct of the Business.

“Release Agreement” means the release agreement, dated as of the Closing Date, to be entered into by Seller, Buyer and the Company, substantially in the form of Exhibit C.

“Representatives” means, with respect to any Person, any officer, director, principal, partner, manager, attorney, accountant, agent, employee, consultant, financial or other advisor or other authorized representative of such Person.

“Section 338(h)(10) Election” has the meaning set forth in Section 7.07.

“Section 338(h)(10) Election Notice” has the meaning set forth in Section 7.07.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the Preamble.

“Seller Benefit Plan” means any employee benefit or compensation plan or arrangement, including each Employee Benefit Plan, that is, or as of the Closing will be, sponsored, maintained or contributed to by Seller or any of its Subsidiaries or to which Seller or any of its Subsidiaries is a party or has any liability, other than any Company Benefit Plan.

“Seller Cure Period” has the meaning set forth in Section 10.01(a)(iv).

“Seller DB Plan” has the meaning set forth in Section 6.09.

“Seller Disclosure Schedule” means the disclosure schedule with respect to this Agreement delivered by Seller to Buyer on the date hereof.

“Seller Entities” has the meaning set forth in Section 11.09(a).

“Seller Fundamental Warranties” means the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04(a), Section 3.04(b), Section 3.05, Section 3.06, Section 3.08 and Section 3.23.

“Seller Group” means any affiliated, consolidated, combined, unitary or other similar group for income or other applicable Tax purposes of which Seller or any of its Affiliates is a member, including the affiliated group (within the meaning of Section 1504(a) of the Code) of which Seller is the common parent.

“Seller Group Tax Return” means the consolidated U.S. federal income tax return of the affiliated group (within the meaning of Section 1504(a) of the Code) of which Seller is the common parent and any other Tax Return of any other Seller Group for state or local income or other applicable tax purposes.

“Seller Guarantees” means all obligations of Seller or any of its Affiliates (other than the Company Group members) under any guarantee, letter of credit, bond or other similar commitment, obligation or arrangement in existence as of the Closing Date relating to the Company Group for which Seller or any of its Affiliates (other than the Company Group members) is or may be liable, as guarantor, indemnitor, original tenant, primary obligor, Person required to provide financial support or collateral in any form whatsoever, or otherwise (including by reason of performance guarantees), in each case, set forth in Section 1.01(e) of the Seller Disclosure Schedule.

“Seller Marks” has the meaning set forth in Section 5.07(b).

“Seller Welfare Plan” has the meaning set forth in Section 6.05.

“Seller’s Bank Account” means an account or accounts designated by Seller, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date.

“Shared Contract” means any Contract, sales order, purchase order, instrument or other commitment, obligation or arrangement entered into prior to the Closing that is between Seller or any of its Subsidiaries (including the Company Group members), on the one hand, and one or more third parties, on the other hand, that inures to the benefit or burden of both the Business and the remainder of Seller’s business (other than the Business), including as set forth on Section 1.01(f) of the Seller Disclosure Schedule, other than any Employee Benefit Plan and collective bargaining agreements.

“Shared Contractual Liability” means Liabilities in respect of Shared Contracts.

“Specified Facility Event” means, (a) that all railcar volumes at Gary Works or Mon Valley Works in the period beginning after the date hereof and ending on the Closing Date are reduced to an average of (i) 400 or fewer railcars at Gary Works or (ii) 500 or fewer railcars at Mon Valley Works, in each case, during any continuous period of three consecutive months or (b) Seller publicly announces its intention to permanently cease material steel production at Gary Works or Mon Valley Works (as applicable); provided, however, that the foregoing shall exclude shutdowns or idling (i) required for scheduled and unscheduled maintenance of such facility, (ii) required by a Governmental Authority (including pronouncements or guidelines issued by a Governmental Authority or order of any state Governor in connection with the COVID-19 or any variant or strain thereof), (iii) resulting from strike, work stoppage, lockout or other labor dispute, or (iv) fires, acts of war, sabotage or terrorism or natural disasters (including hurricanes, tornadoes, floods, earthquakes and weather-related events).

“Sponsor” has the meaning set forth in Section 4.05(a).

“STB” means the U.S. Surface Transportation Board or any predecessor or successor Governmental Authority.

“STB Approval” has the meaning set forth in Section 5.03(f).

“Straddle Period” means a Tax period that begins on or before, but ends after, the Closing Date.

“Subsidiary” means, with respect to a Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such first Person; provided, however, that for purposes of this Agreement, WGN shall not be deemed a Subsidiary of any Company Group member. For the avoidance of doubt, (a) the Company is a Subsidiary of Seller prior to Closing, and (b) the Company is a Subsidiary of Buyer after Closing.

“Target Net Working Capital” means negative $14,130,000.

“Tax” means any U.S. federal, state or local, or non-U.S. income, gross receipts, license, payroll, railroad retirement, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding on amounts paid to or by any Person, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, ad valorem, alternative or add-on minimum, estimated, or other tax or governmental fee or other like assessment in the nature of a tax of any kind whatsoever, including any interest, penalty, or addition, whether disputed or not.

“Tax Return” means any return, statement, report, election, declaration or form for Taxes (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority.

“Tax Sharing Arrangement” means any written agreement or arrangement between any Company Group member, on the one hand, and any member of any Seller Group (other than any Company Group member), on the other hand, providing for the allocation or payment of Tax liabilities or of Tax benefits, other than pursuant to commercial Contracts that do not primarily relate to Taxes.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Terminating Buyer Breach” has the meaning set forth in Section 10.01(a)(v).

“Terminating Seller Breach” has the meaning set forth in Section 10.01(a)(iv).

“Third Party Claim” has the meaning set forth in Section 9.04(a).

“Transaction Agreements” means this Agreement, the Assignment Agreement, the Railway Services Agreement, the Transition Services Agreement, the Access Agreements, the License Agreements and the Release Agreement.

“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added or other similar non-income Tax.

“Transition Services Agreement” means the transition services agreement, dated as of the Closing Date, to be entered into by Seller (or its designee) and Buyer (or its designee), substantially in the form of Exhibit E.

“Transtar 401(k) Plan” has the meaning set forth in Section 6.08.

“TSA Consent” means a Third Party Consent (as defined in the Transitions Services Agreement)

“USS Portfolio” means USS Portfolio Delaware, Inc., a Delaware corporation.

“US Smelter Acceptance Correspondence” means the correspondence from Esther Klisura of Seller to Richard Verkler of Canadian National dated June 23, 2020.

“US Smelter Existing Claims” means the requests set forth in the US Smelter Notice and the acceptance of tender and defense of such requests set forth in the US Smelter Acceptance Correspondence.

“US Smelter Notice” means the correspondence from Richard Verkler of Canadian National to the Company, Seller and Esther Klisura dated June 10, 2020.

“Waiving Parties” has the meaning set forth in Section 11.09(a).

“WARN” has the meaning set forth in Section 3.17(d).

“WATCO Purchase Agreement” means the Agreement for Sale of Certain Assets and Rights and Assumption of Certain Obligations of Birmingham Southern and WGN to Birmingham Terminal Railway, L.L.C., dated December 1, 2011.

“WGN” means Warrior & Gulf Navigation LLC, an Alabama limited liability company.

“WGN Equity” has the meaning set forth in Section 5.24.

“Willful Breach” has the meaning set forth in Section 10.02(a).

“Working Hours” means 9:00 a.m. to 5:30 p.m. on a Business Day in the relevant location.

“Zug Island Bridges” has the meaning set forth in Section 5.20(a).

Section 1.02 Other Definitional and Interpretative Provisions.

(a)               The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)               The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(c)               References to Articles, Sections, Schedules and Exhibits are to Articles, Sections, Schedules and Exhibits of this Agreement unless otherwise specified.

(d)               All Schedules (including the Seller Disclosure Schedule) and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(e)               Any capitalized terms used in any Schedule (including the Seller Disclosure Schedule) or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.

(f)                Where there is any inconsistency between the definitions set out in Section 1.01 and the definitions set out in any other Section or any Schedule (including the Seller Disclosure Schedule) or Exhibit, then, for the purposes of construing such Section, Schedule or Exhibit, the definitions set out in such Section, Schedule or Exhibit shall prevail.

(g)               The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”.

(h)               The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(i)                 Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(j)                 References to one gender shall include all genders.

(k)               Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “, but not limited to,”, whether or not they are in fact followed by those words or words of like import.

(l)                 “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(m)             References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.

(n)               References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms thereof.

(o)               References to any Person include the successors and permitted assigns of that Person.

(p)               References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(q)               References to “$” are to United States dollars.

(r)                When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(s)                The word “or” is not exclusive, unless the context otherwise requires.

(t)                 For the purposes of this Agreement, any document that is described as being “delivered,” “furnished” or “made available” shall be treated as such if a copy of such document has been put in the virtual dataroom prepared by Seller and hosted by Datasite® or otherwise provided to Buyer or any of its Representatives in electronic or hard-copy format at least one Business Day prior to the date hereof.

(u)               Unless otherwise specified herein, undefined terms shall be given the meaning customarily applied to such terms in the railroad industry in the United States.

Article 2
Purchase and Sale

Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, free and clear of all Liens (other than Liens imposed by state and federal securities laws), all of Seller’s right and title to, and interest in, the Interests.

Section 2.02 Purchase Price.

(a)               The purchase price for the Interests (the “Purchase Price”) shall equal the sum of (i) the Estimated Closing Purchase Price, plus (ii) the Adjustment Amount (if applicable). The Purchase Price shall be paid in accordance with Section 2.05 and shall be subject to adjustment as provided in Section 2.06 and Section 7.08.

(b)               Within 90 days after the Determination Date, Buyer will submit to Seller a schedule setting forth a proposed allocation of the Purchase Price (and any other relevant amounts for U.S. federal income tax purposes) (i) among the assets of the Company and any Subsidiary of the Company that is disregarded as separate from Seller for U.S. federal income tax purposes and (ii) if Buyer timely provides the Section 338(h)(10) Election Notice pursuant to Section 7.07, among the assets of each Company Group member for which a Section 338(h)(10) Election will be made, which allocation shall be prepared in accordance with Sections 338 and 1060 of the Code and the Treasury Regulations issued thereunder (the “Proposed Allocation Schedule”). If, within 30 days following delivery of the Proposed Allocation Schedule, Seller does not notify Buyer in writing of its disagreement with the Proposed Allocation Schedule, the Proposed Allocation Schedule shall be final and binding. If Seller submits to Buyer a written notice of objection to any portion of the Proposed Allocation Schedule within 30 days of Seller’s receipt of the Proposed Allocation Schedule, then the Parties shall work in good faith for a period of 30 days (or such longer period as they may mutually agree) of Buyer’s receipt of such objection to resolve any and all disagreements with respect to the Proposed Allocation Schedule and if they are able to do so shall make such revisions to the Proposed Allocation Schedule to reflect such resolution, which shall be final and binding. If, within 30 days following Buyer’s receipt of such objection, Seller and Buyer are unable to resolve such disagreement, the Parties shall request an independent accounting firm to be mutually selected to make a final determination of any disputed items within 30 days and any such determination by the independent accounting firm shall be final and binding. The costs of the independent accounting firm shall be borne equally by Seller and Buyer. In the event the Parties agree on the Proposed Allocation Schedule or revisions of such are deemed accepted and rendered final or resolved by the independent accounting firm (in each case, the “Final Allocation Schedule”), each Party will not (and will cause its Affiliates to not) take any position inconsistent with the Final Allocation Schedule on any Tax Return (including IRS Form 8594 and, if applicable, IRS Form 8883) or in any audit, examination or other proceeding relating to Taxes that is inconsistent with the Final Allocation Schedule, except to the extent otherwise required by Applicable Law.

Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the transactions contemplated by Section 2.01 shall take place at the offices of Jones Day, 500 Grant Street, Suite 4500, Pittsburgh, Pennsylvania 15219 at 10:00 a.m., local time, or remotely by the exchange of signature pages for executed documents, as promptly as practicable (but no later than two Business Days) after the date on which all conditions set forth in Article 8 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time or place as Buyer and Seller may agree in writing; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 8, the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Buyer on no less than three Business Days’ notice to the Seller and (b) the third Business Day following the end of the Marketing Period (subject in each case to the satisfaction or waiver of all the conditions set forth in Article 8 for the Closing as of the date determined pursuant to this proviso). The Closing shall be effective as of the Reference Time.

Section 2.04 Estimated Closing Calculations. Not less than three Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement setting forth (a) Seller’s good faith estimates of (i) Closing Net Working Capital (“Estimated Closing Net Working Capital”), (ii) Closing Indebtedness (“Estimated Closing Indebtedness”), (iii) Closing Transaction Expenses (“Estimated Closing Transaction Expenses”) and (iv) Closing Cash (“Estimated Closing Cash”), (b) Seller’s calculation of the Estimated Net Working Capital Adjustment Amount, and (c) on the basis of the foregoing, a calculation of the Estimated Closing Purchase Price (together with the calculations referred to in the foregoing clauses above, the “Preliminary Closing Statement”).

Section 2.05 Closing Deliverables.

(a)               At or prior to Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)                 letters of resignation from the directors and officers of each member of the Company Group set forth on Section 2.05(a)(i) of the Seller Disclosure Schedule, effective as of the Closing;

(ii)              copies of the Transaction Agreements, duly executed by Seller and the Company, as applicable;

(iii)            a certification from Seller that Seller is not a “foreign person” within the meaning of Section 1445 of the Code (it being understood that an IRS Form W-9 shall be acceptable); and

(iv)             the certificate referred to in Section 8.02(c).

(b)               At or before Closing, Buyer shall deliver or cause to be delivered to Seller:

(i)                 copies of the Transaction Agreements, duly executed by Buyer;

(ii)              a copy of the resolutions of the board of directors (or other similar governing body) of each Company Group member party to the Rail Services Agreement approving or ratifying the execution, delivery and performance of the Rail Services Agreement by such Company Group member; and

(iii)            the certificate referred to in Section 8.03(c).

(c)               At Closing, Buyer shall pay, to Seller, the Estimated Closing Purchase Price in U.S. dollars and in immediately available funds by wire transfer to Seller’s Bank Account.

Section 2.06 Adjustment Amount.

(a)               As soon as reasonably practicable following the Closing Date, and in any event within 90 calendar days thereof, Buyer shall prepare and deliver to Seller, Buyer’s calculation of (i) Closing Net Working Capital, (ii) Closing Indebtedness, (iii) Closing Transaction Expenses, (iv) Closing Cash, (v) Closing Net Working Capital Adjustment Amount, and (vi) on the basis of the foregoing, a calculation of the Closing Purchase Price (together with the calculations referred to in clauses (i) through (v) above, the “Final Closing Statement”). The Closing Net Working Capital, Closing Indebtedness and Closing Cash shall be prepared in accordance with GAAP and the defined terms used in this Section 2.06(a); provided, however, that the Final Closing Statement (and any amounts included therein) shall not give effect to any act or omission by Buyer or any of its Subsidiaries or the Company taken after the Reference Time or reflect any payments of cash in respect of the Purchase Price, or any financing transactions in connection therewith or reflect any expense or liability for which Buyer is responsible under this Agreement. For the avoidance of doubt, neither Section 2.04 nor this Section 2.06 is intended to be used to adjust the Closing Purchase Price for errors or omissions, under GAAP or otherwise, that may be found with respect to the Financial Statements or the Target Net Working Capital. No fact or event, including any market or business development, occurring after the Closing Date, and no change in GAAP or Applicable Law after the Balance Sheet Date, shall be taken into consideration in the calculations to be made pursuant to Section 2.04 or this Section 2.06. If Buyer fails to timely deliver the Final Closing Statement in accordance with the first sentence of this Section 2.06(a) within such 90-day period, then the Preliminary Closing Statement delivered by Seller to Buyer pursuant to Section 2.04 shall be deemed to be Buyer’s proposed Final Closing Statement, for all purposes hereunder, and Seller shall retain all of its rights under this Section 2.06 with respect thereto, including the right to dispute the calculations set forth therein in accordance with the provisions of this Section 2.06.

(b)               Following the Closing, Buyer shall provide Seller and its Representatives access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company Group relating to the preparation of the Final Closing Statement and shall cause the personnel of the Company Group to cooperate with Seller in connection with its review of the Final Closing Statement.

(c)               If Seller shall disagree with any of Buyer’s calculations contained in the Final Closing Statement, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within 60 days after its receipt of the Final Closing Statement. In the event that Seller does not provide such a notice of disagreement within such 60-day period, Seller shall be deemed to have agreed to the Final Closing Statement (including the determinations included therein) delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and Seller shall work in good faith for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to any calculations contained in the Final Closing Statement. If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements (such remaining disagreements, the “Disputed Items”) shall be resolved by KPMG LLP, or if KPMG LLP is unavailable for such engagement or at the time of such proposed engagement is no longer independent, such other independent accounting firm of internationally recognized standing as may be mutually selected by Buyer and Seller (such firm, the “Auditor”). Buyer and Seller shall promptly provide their assertions regarding the Disputed Items in writing to the Auditor and to each other. The Auditor shall be instructed to render its determination with respect to the Disputed Items as soon as reasonably possible (which the Parties agree should not be later than 45 days following the date on which the disagreement is referred to the Auditor). The Auditor shall base its determination solely on (i) the written submissions of the Parties and shall not conduct an independent investigation and (ii) the extent (if any) to which Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses and/or Closing Cash require adjustment (only with respect to the Disputed Items submitted to the Auditor) in order to be determined in accordance with Section 2.06(a) (including the definitions of the defined terms used in Section 2.06(a)). The Auditor shall not assign a value to any Disputed Item submitted to the Auditor greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The determination of the Auditor shall be final, conclusive and binding on the Parties. The date on which Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses, Closing Cash, Closing Net Working Capital Adjustment Amount and Closing Purchase Price are finally determined in accordance with this Section 2.06(c) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne between Buyer and Seller, based upon a fraction, the numerator of which is the portion of the aggregate amount of the Disputed Items not awarded to the applicable Party and the denominator of which is the aggregate amount of the Disputed Items. (For example, if Seller challenges items underlying the calculations of Closing Net Working Capital, Closing Indebtedness and/or Closing Cash in the net amount of $1,000,000, and the Auditor determines that Seller has a valid claim for $400,000 of the $1,000,000, Seller shall bear 60% of the fees and expenses of the Auditor and Buyer shall bear 40% of the fees and expenses of the Auditor.)

(d)               The “Adjustment Amount,” which may be positive or negative, shall mean the Closing Purchase Price (as finally determined in accordance with Section 2.06(a) or Section 2.06(c), as applicable) minus the Estimated Closing Purchase Price. The Adjustment Amount shall be paid in accordance with Section 2.06(e).

(e)               If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, promptly following the Determination Date, and in any event within three Business Days of the Determination Date, Buyer shall pay to Seller an amount equal to the Increase Amount in immediately available funds by wire transfer to Seller’s Bank Account. If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within three Business Days of the Determination Date, Seller shall pay to Buyer an amount equal to the Deficit Amount in immediately available funds by wire transfer to an account of Buyer designated by Buyer. The Parties agree that any payment made pursuant to this Section 2.06(e) shall be treated as an adjustment to the Purchase Price for U.S. federal income (and other applicable) tax purposes, except to the extent otherwise required by Applicable Law.

Section 2.07 Withholding. Notwithstanding anything to the contrary contained in the Transaction Agreements, Buyer, its Affiliates and, effective upon the Closing, each Company Group member, and any of their respective agents, shall be entitled to deduct and withhold from any amount otherwise payable pursuant to the Transaction Agreements such amounts as are required to be deducted and withheld with respect to the making of such payment under Applicable Law; provided, however, that if a Person intends to make any deduction or withholding from any such payment it shall inform the other Person at least five days in advance of the relevant payment of its intention to make such deduction or withholding (or as soon as practicable if later, in the case of (a) an obligation to deduct or withhold as a result of a change in Law within such five day period or (b) any payment due within five days of Buyer becoming aware of its obligation to make such payment), including the amount to be deducted and withheld and the basis for such deduction and withholding, and reasonably cooperates with the other Person to reduce or eliminate such deduction or withholding. In the event that any amounts are so withheld, Buyer shall (a) timely remit, or cause to be remitted, such amounts to the applicable Governmental Authority in accordance with Applicable Law and (b) cooperate with Seller as and to the extent reasonably requested in connection with filing and pursuing any claim for a refund of such Taxes. If any amount is so withheld and paid over to the applicable Governmental Authority or other appropriate Person, such withheld amounts shall be treated for all purposes of the Transaction Agreements as having been paid to the Person with respect to which such deduction or withholding was imposed. Assuming that Seller provides the closing deliverable described in Section 2.05(a)(iii), each of Buyer and Seller hereby agrees that it is not aware of any Applicable Law in effect as of the date hereof that would require Buyer or any of its Affiliates to deduct and withhold from any amounts payable to any Person pursuant to this Agreement.

Article 3

Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer as follows:

Section 3.01 Existence and Power. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all organizational powers required to carry on its business as now conducted. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all limited liability company power and authority required to own, lease or otherwise hold its respective properties and assets and to carry on the Business as now conducted, is duly qualified and licensed, as may be required, to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification and licensing is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller has made available to Buyer complete and correct copies of the Organizational Documents of the Company.

Section 3.02 Seller Authorization.

(a)         The execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby are within the corporate power of Seller and have been duly authorized and approved by all necessary corporate action on the part of Seller and no other corporate or other organizational proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Agreements to which Seller is or will be a party.

(b)        This Agreement has been, and each of the other Transaction Agreements to which Seller is or will be a party has been, or when executed and delivered by the other parties thereto will be, duly executed and delivered by Seller, and assuming due execution and delivery of this Agreement and such other Transaction Agreements by the other parties hereto and thereto, constitute, or upon execution will constitute, a valid, binding and enforceable agreement of Seller, subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exception”).

Section 3.03 Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and each of the other Transaction Agreements to which Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, requires no action by or in respect of, or filing with, any Governmental Authority, other than (a) pursuant to any applicable requirements of the ICCTA and the regulations of the STB, (b) if necessary, the filing of other applications and notices with, and receipt of approvals, licenses or consents of, any other applicable Governmental Authorities set forth on Section 3.03 of the Seller Disclosure Schedule or (c) any actions, approvals, Permits, Orders or filings, the absence of which would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Business or the absence of which would not reasonably be expected, individually or in the aggregate, to prevent, materially impair or materially delay Seller’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 3.04 Non-Contravention. The execution, delivery and performance by Seller of this Agreement and each of the other Transaction Agreements to which Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate the Organizational Documents of Seller or any Company Group member; (b) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law with respect to Seller or any Company Group member; (c) except as set forth on Section 3.04 of the Seller Disclosure Schedule require any consent by any Person under, constitute a default (with or without due notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under any Material Contract; or (d) result in the creation or imposition of any Lien on any asset of the Company Group, except for any Permitted Liens and with such exceptions, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05 Company Capitalization. Except for the Interests, there are no issued or outstanding equity interests of the Company. The Interests have been duly authorized and are validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the Organizational Documents of the Company or any Contract to which the Company is a party or otherwise bound. There are no outstanding (a) subscriptions, options, warrants or other rights to acquire from the Company, or other obligation of the Company to issue, any membership interests, voting securities or securities convertible into or exchangeable for membership interest or voting securities of the Company and (b) obligations of the Company to repurchase, redeem or otherwise acquire any of the Interests. Except for the Organizational Documents of the Company, there are no agreements to which the Company is a party, or among the holders of Interests, with respect to the voting of the Interests.

Section 3.06 Subsidiaries. Section 3.06 of the Seller Disclosure Schedule sets forth, as of immediately prior to the Closing, (a) the name and the jurisdiction of organization of each of the direct and indirect Subsidiaries of the Company, (b) the authorized and outstanding equity interests of each such Subsidiary and (c) the record owners of such outstanding equity interests. Except as set forth on Section 3.06 of the Seller Disclosure Schedule, the Company owns no equity securities in any other Person. Each Subsidiary of the Company is a corporation or limited liability company duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of incorporation or formation, as applicable. The Subsidiaries of the Company have all corporate or limited liability company powers, as applicable, required to carry on their respective businesses as now conducted, are duly qualified to do business as a foreign corporation or limited liability company, as applicable, and are in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Section 3.06 of the Seller Disclosure Schedule, there are no issued or outstanding equity interests of any of the Company’s direct and indirect Subsidiaries. The equity securities of each of the Subsidiaries of the Company have been duly authorized and are validly issued, fully paid and non-assessable and are owned by the Company, by another Subsidiary of the Company or, collectively, by the Company and another Subsidiary of the Company, in each case, free and clear of all Liens other than Liens imposed by state and federal securities Laws. There are no outstanding obligations of any of the Subsidiaries of the Company to repurchase, redeem or otherwise acquire any equity securities of a Subsidiary of the Company. Seller has made available to Buyer complete and correct copies of the Organizational Documents of each Subsidiary of the Company. Except for the Organizational Documents of the Subsidiaries of the Company, there are no agreements to which any Subsidiary of the Company is a party with respect to the voting of equity in a Subsidiary of the Company. There are no outstanding (a) subscriptions, options, warrants or other rights to acquire from any Subsidiary of the Company, or other obligation of any Subsidiary of the Company to issue, any membership interests, voting securities or securities convertible into or exchangeable for membership interest or voting securities of such Subsidiary of the Company and (b) obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of the equity interests of any Subsidiary of the Company.

Section 3.07 Financial Statements. Section 3.07 of the Seller Disclosure Schedule sets forth true, correct and complete copies of the Company Group’s consolidated, unaudited balance sheets as of December 31, 2020, December 31, 2019 and December 31, 2018 and the related statements of income and cash flows for the years then ended (collectively, the “Historical Financial Statements”) and the unaudited, consolidated balance sheet of the Company Group as of March 31, 2021 (the “Balance Sheet Date”) and the related statements of income and cash flows for the three-month period then ended (the “Interim Financial Statements” and, together with the Historical Financial Statements, collectively, the “Financial Statements”). The Financial Statements are based on the books and records of the Company Group and fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (subject to the absence of footnote disclosures or year-end audit adjustments, which adjustments would consist of only normal recurring adjustments that are not, individually or in the aggregate, material), the consolidated financial position of the Company Group as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended. The Company Group maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.08 Ownership of Interests. Seller is the record and beneficial owner of the Interests, free and clear of any Lien other than Permitted Liens, and will transfer and deliver to Buyer at the Closing good and valid title to the Interests, free and clear of any Lien other than Liens imposed by state and federal securities Laws. The Interests are not certificated.

Section 3.09 Absence of Certain Changes. Except as set forth in Section 3.09 of the Seller Disclosure Schedule:

(a)         from the Balance Sheet Date to the date of this Agreement, the Company Group has conducted the Business in the ordinary course of business in all material respects;

(b)       from the Balance Sheet Date, there has not been any event, occurrence, development or state of circumstances or facts that has had, individually or in the aggregate, a Material Adverse Effect; and

(c)        from the Balance Sheet Date to the date of this Agreement, no Company Group member (or, with respect to clause (vii) below and to the extent there is any affected Company Employee or member of the Company Group, none of Seller or any of its Subsidiaries) has done, or has entered into a binding agreement to do, any of the following:

(i)          amended (whether by merger, consolidation or otherwise) in any material respect, the Organizational Documents of any Company Group member;

(ii)         (A) split, combined or reclassified the Interests or (B) declared, set aside or paid any dividend or other distribution, other than (1) cash dividends or other cash distributions by any Company Group member to Seller or any other Company Group member, or (2) as may facilitate the settlement or elimination of intercompany accounts between a Company Group member, on the one hand, and Seller, another Company Group member and any of their respective Affiliates, on the other;

(iii)        made capital expenditures in excess of $3,000,000 in the aggregate;

(iv)        issued additional equity or debt securities of any Company Group member or sold any Interests or equity securities of any other Company Group member;

(v)         acquired or disposed of (whether by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, other than (A) pursuant to Contracts in existence on the date of this Agreement or (B) in the ordinary course of business;

(vi)        made any material loans, advances or capital contributions to, or material investments in, any other Person, other than (A) among Company Group members or (B) in Class A, Series I Preferred Stock of USS Portfolio in the ordinary course of business;

(vii)       (A) adopted, terminated, or materially amended any Employee Benefit Plan (or any arrangement that would be an Employee Benefit Plan if in effect on the date hereof), other than the negotiation and renewal of collective bargaining agreements in accordance with Section 5.01(a)(xiv) which on their terms have or will expire prior to the Closing Date; (B) materially modified the compensation of any Company Employee; (C) transferred or modified the employment or services of any employee such that he or she ceased, or commenced, providing services primarily related to the Company Group; or (D) terminated the employment of, or hired, any Company Employee whose annual compensation exceeded or is expected to exceed $150,000 (a “Covered Person”);

(viii)      to the extent such actions could reasonably be expected to materially and adversely affect any Company Group member following the Closing Date, (A) prepared or filed any material Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, (B) filed any amended Tax Return, (C) settled or compromised any claim related to Taxes, (D) entered into any closing agreement, (E) otherwise settled any dispute relating to Taxes, (F) surrendered any right to claim a Tax refund, offset or other reduction in Tax liability, or (G) requested any ruling or similar guidance with respect to Taxes, in each case, except as required by Applicable Law and, excluding, for the avoidance of doubt, any such action that is solely with respect to any Seller Group or Seller Group Tax Return;

(ix)         made any change to its methods of financial accounting, except as required by changes in GAAP or Applicable Law;

(x)          adopted a plan or agreement of complete or partial liquidation or dissolution; or

(xi)        any action that would have required the consent of Buyer pursuant to Section 5.01(a)(xi) through Section 5.01(a)(xix) if this Agreement had been in full force and effect.

Section 3.10 No Undisclosed Material Liabilities. The Company Group has no liabilities that would be required by GAAP to be reflected or reserved against on a balance sheet of the Company Group, other than (a) liabilities provided for in the Financial Statements; (b) liabilities incurred in the ordinary course of business since the Balance Sheet Date; (c) liabilities disclosed in the Seller Disclosure Schedule or incurred in connection with the transactions contemplated by this Agreement; and (d) other undisclosed liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Company Group member is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among any Company Group member, on the one hand, and any unconsolidated Affiliate of Seller, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements”, where the result, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, such Company Group member in the Financial Statements. Since the Closing Date (as defined the in the WATCO Purchase Agreement), Birmingham Southern has not engaged in any material business other than the ownership of locomotives and railcars and the leasing of such locomotive and railcars to Affiliates of Birmingham Southern.

Section 3.11 Material Contracts.

(a)        Section 3.11(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of Contracts (excluding Employee Benefit Plans, purchaser orders or statements of work issued in the ordinary course of business (except as specifically described below), Real Property Leases, Personal Property Leases and Shared Contracts) to which any Company Group member is a party that fall within the following categories and that are existing as of the date hereof (collectively, together with the Real Property Leases and the Personal Property Leases, the “Material Contracts”):

(i)          any Contract, purchase order or statement of work for the purchase of services, equipment or other assets providing for either (A) annual payments by the Company Group of $5,000,000 or more; or (B) anticipated receipts of more than $5,000,000 in any calendar year, in each case that cannot be terminated on less than 31 days’ notice without payment by the applicable Company Group member of any material penalty;

(ii)         any Contract, purchase order or statement of work with outstanding obligations for the Company or any Subsidiary of the Company to make any capital commitment or capital expenditure in excess of $3,000,000;

(iii)        any partnership, joint venture or other similar Contract;

(iv)        any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which a Company Group member has material outstanding obligations following the date of this Agreement;

(v)         any Contract as obligor or guarantor relating to Indebtedness in an amount in excess of $3,000,000;

(vi)        any Contract containing covenants expressly precluding the Company Group from competing in any material respect with any Person in a line of business or operating in any jurisdiction or to solicit customers or suppliers anywhere in the world;

(vii)       any material Contract relating to any swap, forward, futures, warrant, option or other derivative transaction;

(viii)      except for the Organizational Documents of the Subsidiaries of the Company, any Related Party Agreement;

(ix)        any Contract to sell or otherwise dispose of any assets having a fair market value in excess of $5,000,000 other than in the ordinary course of business;

(x)          any guarantees of the obligations of officers, directors, employees, Affiliates or others entered into other than in the ordinary course of business;

(xi)         any Contract that contains “paper barriers” as such term is generally understood in the railroad industry;

(xii)        any material Contract granting demurrage relief to a shipper other than those entered into in the ordinary course of business;

(xiii)       any material Contract imposing car or other equipment supply obligations entered into other than in the ordinary course of business;

(xiv)      each haulage, interchange or similar Contract with any other railroad;

(xv)       any Contract that requires the Company or any Subsidiary of the Company to exclusively use a vendor or supplier or that contains a material most favored nation, most favored pricing or similar provision; or

(xvi)      any Contract with a Governmental Authority.

(b)       (i) Seller has made available to Buyer a true, correct and complete copy of each Material Contract listed on Section 3.11(a) of the Seller Disclosure Schedule; (ii) each Material Contract, Real Property Lease, Personal Property Lease and Shared Contract is a valid and binding agreement of the applicable Company Group member, subject to the Enforceability Exception, and is in full force and effect; (iii) neither the applicable Company Group member nor, to Seller’s Knowledge, any other party, is in, and no event or condition exists which constitutes, or after notice or lapse of time or both would constitute a, material default or breach under the terms of any such Material Contract, Real Property Lease, Personal Property Lease or Shared Contract; and (iv) none of Seller, the Company or any Subsidiary of the Company has received written notice from any other party to a Material Contract, Real Property Lease, Personal Property Lease or Shared Contract that such other party intends to terminate, not renew, or renegotiate in any material respect the terms of, any such Material Contract, Real Property Lease, Personal Property Lease or Shared Contract, as applicable, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)        Except for the Shared Contracts and the services to be provided by Seller and its Affiliates pursuant to the Transition Services Agreement, the Contracts to which the Company Group members are a party, including the Real Property Leases and Personal Property Leases, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

(d)        Except as set forth in Section 3.11(d) of the Seller Disclosure Schedule, neither Seller nor any of its Affiliates is party to any Contract with a Governmental Authority or subject to any Order, in each case, the performance of which or compliance by Seller or any of its Affiliates would reasonably be expected to result in a material reduction in the production of steel, iron, coke and related products or other operations, measured in the aggregate, from either the Gary Works or the Mon Valley Works.

Section 3.12 Litigation.

(a)        Neither Seller nor any Company Group member is a claimant or defendant in, or otherwise a party to, any Legal Proceeding that is in progress or, to Seller’s Knowledge, threatened against Seller or any Company Group member that would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair Seller’s or the Company Group’s ability to consummate the transactions contemplated by this Agreement.

(b)        Except as set forth in Section 3.12(b) of the Seller Disclosure Schedule, no Company Group Member is party or subject to any material Order, and no Company Group member is in default under or in breach of any material Order applicable to such Company Group member.

Section 3.13 Compliance with Laws; Permits; Critical Technologies.

(a)        The Company and each other Company Group member is, and at all times during the past three years has been, in compliance with all Applicable Laws (including with respect to escheat and abandoned or unclaimed property), except where the failure to be in compliance with such Applicable Laws would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)        The Company and each other Company Group member holds all permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Authorities (collectively, “Permits”) necessary for the Company Group member to own, lease and operate their assets and properties and lawfully conduct the Business, except where the absence of any such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, (i) there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened that would reasonably be expected to result in the revocation or termination of any such Permit, except for any such revocation or termination that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) to Seller’s Knowledge, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any Permit or, after notice or lapse of time or both, would permit revocation or termination of any Permit, or which might materially and adversely affect the rights of the Company or any Subsidiary of the Company under any such Permit, except for any such breach, default, revocation or termination that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) each material Permit held by the Company Group is valid, subsisting and in full force and effect.

(c)        The Company and each Subsidiary of the Company do not produce, design, test, manufacture, fabricate or develop any “critical technologies”, as such term is defined at 31 C.F.R. Part 800.215.

Section 3.14 Real Property.

(a)        The Company Group members, collectively, own or have a valid leasehold interest in or other rights to use all real property used or necessary in the operation of the Business (the “Real Property”).

(b)       With respect to the Owned Real Property, (i) one or more of the Company Group members holds good and valid title to the Owned Real Property, free and clear of any Liens, other than Permitted Liens, (ii) no Company Group member has leased, subleased or licensed the right to occupy any such Owned Real Property or any material portion thereof where such lease, sublease, or license would prevent or materially interfere with the Company Group’s ability to conduct the Business in the ordinary course of business and (iii) neither Seller nor any Company Group member has received written notice of any pending condemnation, expropriation, eminent domain or similar proceedings affecting all or any material portion of such Owned Real Property.

(c)        With respect to the Leased Real Property, no Company Group member has subleased, licensed or otherwise granted to any Person the right to occupy the Leased Real Property or any material portion thereof where such lease, sublease, license, track lease, trackage right and other right of use would materially prevent or materially interfere with the Company Group’s ability to conduct the Business in the ordinary course of business.

(d)       As of the date of this Agreement, no Company Group member has received any written notice from any Governmental Authority that the Real Property is currently in violation of any Applicable Law that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.15 Personal Property; Condition; Sufficiency.

(a)        Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company Group members collectively have good title to, or other legal rights to possess and use, all of the tangible personal property used or necessary in the operation of the Business free and clear of all Liens other than Permitted Liens, except as set forth on Section 3.15(a) of the Seller Disclosure Schedule.

(b)       Section 3.15(b) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all material leases, licenses, subleases or sublicenses pursuant to which any Company Group member has a leasehold interest or rights to use any locomotives, rail cars or other tangible personal property (the “Personal Property Leases” and the personal property subject to such Personal Property Leases, the “Leased Personal Property”). With respect to the Leased Personal Property leased or licensed pursuant to a Personal Property Lease set forth on Section 3.15(b) of the Seller Disclosure Schedule, (i) the applicable Company Group member has a valid and subsisting leasehold estate in, or a valid lease of, the Leased Personal Property, free and clear of any Liens, other than Permitted Liens, and (ii) no Company Group member has subleased, licensed or otherwise granted to any Person the right to use or occupy any of the Leased Personal Property or any material portion thereof where such lease, sublease, or license would prevent or materially interfere with the Company Group’s ability to conduct the Business the ordinary course of business, except in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)        Except as set forth in Section 3.15(c) of the Seller Disclosure Schedule, the Railroad Assets, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property owned, leased or otherwise used by the Company Group are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted), are in compliance with all Applicable Laws, and are adequate for the uses to which they are being put. None of such Railroad Assets, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Railroad Assets, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property owned or leased by the Company Group, together with all other properties and assets owned or leased of the Company Group, including the Real Property, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business.

Section 3.16 Intellectual Property.

(a)        Section 3.16 of the Seller Disclosure Schedule contains a list of all material registrations and applications for registration of the Intellectual Property Rights included in the Company Intellectual Property Rights, in each case as of the date hereof. To Seller’s Knowledge, no Company Intellectual Property Right is subject to any outstanding Order restricting the use thereof by the Company Group or restricting the licensing thereof by the Company Group to any Person, except for any Order that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To Seller’s Knowledge, no member of the Company Group is currently infringing or misappropriating any valid and enforceable Intellectual Property Right owned by any third party, except for any infringement that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither Seller nor any Company Group member has received any written claims from a third party since January 1, 2018 that any Company Group member has infringed or misappropriated the Intellectual Property Right of another Person.

(b)        Section 3.16(b) of the Seller Disclosure Schedule sets forth a true and complete list of all material software licenses used in the Business but not held by the Company or any other Company Group member, excluding any commercially available off-the-shelf, open source or shrink-wrap software.

(c)        To the Knowledge of the Company, there have been no material unauthorized intrusions, incidents of exceeded authority, or breaches of the security of information technology systems with respect to the Company or any Subsidiary of the Company. To the Knowledge of the Company, there have been no material unauthorized intrusions, incidents of exceeded authority, or breaches of the security of information technology systems at any information technology vendor, data center, or other hosting provider facility at which any software or data of the Company or any Subsidiary of the Company has been hosted or stored.

Section 3.17 Labor Relations.

(a)       The Company Group members are in compliance with all Applicable Laws relating to labor and employment, including those relating to labor-management relations, collective bargaining, wages, hours, overtime, employee classification (both as exempt vs. non-exempt and as contractor vs. employee), discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, retaliation, and safety and health, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are, and since January 1, 2018, there have been, no Legal Proceedings pending or, threatened in writing, against any Company Group member with respect to any such Applicable Law or issue, except for any such Legal Proceedings that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)        Section 3.17(b) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all collective bargaining agreements with any labor union or organization to which any Company Group member is subject. As of the date of this Agreement, (i) there has been no labor strike, concerted slowdown, other concerted work stoppage, picketing, or material interruption of work, or lockout and, to Seller’s Knowledge, no such action has been threatened against any Company Group member, and (ii) there have been no unfair labor practice charges or complaints pending or, to Seller’s Knowledge, threatened against the Company Group before any Governmental Authority, except for such unfair labor practice charges or complaints that have not had and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

(c)        Seller has provided to Buyer a true, accurate and complete list of each Company Employee as of the date hereof, including such employee’s title, hire date, work location, employing entity, exemption status, hourly wage rate or annual salary, most recent annual bonus received and current target bonus opportunity, leave status (if any) including the type of leave and anticipated return date (if known), and visa status as applicable. Notwithstanding the foregoing, Seller may anonymize foregoing data to the extent that Seller reasonably determines necessary to comply with any Applicable Law relating to data privacy.

(d)        Since January 1, 2018, no Company Group member has engaged in any “plant closing” or “mass layoff” (as those terms are defined in the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., or any similar Applicable Law) that has resulted in any outstanding Liabilities to the Company Group member.

(e)        To Seller’s Knowledge, there has been no allegation brought (internally or otherwise) by any current or former employee of, or any current or former independent contractor or consultant to, any Company Group member, or by any applicant for employment with any Company Group member, that an officer, director, or senior management employee of the Company Group has engaged in sexual harassment or other misconduct with respect to any employee, contractor, consultant, or applicant. To Seller’s Knowledge, no Company Group member has entered into any settlement agreement related to allegations of sexual harassment or other misconduct by any officer, director, or senior management employee of the Company.

(f)         To Seller’s Knowledge, all Company Employees employed in the United States are: (i) United States citizens or lawful permanent residents of the United States; (ii) aliens whose right to work in the United States is unrestricted; or (iii) aliens who have valid, unexpired work authorizations issued by the United States government. No Company Group member has been the subject of an immigration compliance or employment visit from, been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor, the United States Department of Justice, the United States Department of Homeland Security, or any other similar Governmental Authority.

(g)        Except as set forth on Section 3.17(g) of the Seller Disclosure Schedule, each Company Employee provides services primarily related to the Company Group, and no employee of the Seller or any of its Subsidiaries who is not a Company Employee provides services primarily related to the Company Group.

Section 3.18 Employee Benefit Plans.

(a)        Section 3.18(a) of the Seller Disclosure Schedule sets forth a complete list as of the date hereof of each material Employee Benefit Plan and separately identifies each Company Benefit Plan. For each material Employee Benefit Plan, Seller has made available to Buyer, as applicable (i) the current plan document, adoption agreement, trust agreement, insurance Contracts and all amendments thereto (and, in the case of an unwritten plan, a summary of the material terms thereof), (ii) the most recent determination or opinion letter from the IRS, (iii) the current summary plan description and summaries of material modifications, (iv) the three most recently filed annual reports, and (v) actuarial valuation reports for the three most recent plan years.

(b)        Except as set forth on Section 3.18(b) of the Seller Disclosure Schedule, (i) no Employee Benefit Plan is, and neither the Company nor any member of the Controlled Group currently has any liability with respect to, or any obligation to contribute to, (A) a “defined benefit plan” as defined in Section 3(35) of ERISA, (B) a pension plan subject to Title IV of ERISA or the funding standards of Section 302 of ERISA or Section 412 of the Code or (C) a Multiemployer Plan; and (ii) no Company Benefit Plan provides benefits to any Person who is not a current or former employee of a member of the Company Group or the beneficiary thereof.

(c)        Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a currently effective favorable determination or opinion letter from the IRS and, to Seller’s Knowledge, nothing has occurred that would reasonably be expected to result in loss of such qualification.

(d)        Each Employee Benefit Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all Applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Benefit Plans that would reasonably be expected to result in any material liability or excise tax under ERISA or the Code being imposed on any member of the Company Group. No member of the Company Group has any liability (including on account of a member of the Controlled Group) for any Tax under Chapter 43 of the Code or Part 6 of Subtitle B of Title I of ERISA.

(e)        Except as set forth on Section 3.18(e) of the Seller Disclosure Schedule, there is no pending nor, to the Knowledge of Seller, threatened, assessment, complaint or Legal Proceeding with respect to any Company Benefit Plan or, to the extent involving any Company Employee, any Employee Benefit Plan (other than routine claims for benefits in the ordinary course of business).

(f)         No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or other service provider of the Company who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement or other compensation arrangement of the Seller, the Company or any Employee Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(g)       Except as set forth on Section 3.18(g) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein (either alone or upon the occurrence of any additional or subsequent event), will cause any (i) payments to become due or payable to any Company Employee or other Company service provider, or (ii) payment, acceleration, vesting or increase in benefits to any Company Employee or other Company service provider.

(h)        Except as set forth on Section 3.18(h)(i) of the Seller Disclosure Schedule, no Company Benefit Plan provides medical or other health or life insurance benefits to any Company Employee following such individual’s retirement or other termination of employment or service, except as required by Section 4980B of the Code or other Applicable Law. Except as set forth on Section 3.18(h)(ii) of the Seller Disclosure Schedule, no Employee Benefit Plan provides medical or other health or life insurance benefits to any individual following such individual’s retirement or other termination of employment or service, except as required by Section 4980B of the Code or other Applicable Law.

(i)         With respect to Company Employees, each Employee Benefit Plan that is subject to Section 409A of the Code complies, by its terms and in operation, in all material respects with Section 409A of the Code. None of Seller or any of its Subsidiaries (including the Company Group), has any obligation to gross-up or otherwise reimburse any Person for any Tax incurred by such Person, including, but not limited to, pursuant to Section 409A or Section 4999 of the Code.

Section 3.19 Environmental Matters. Except as set forth on Section 3.19 of the Seller Disclosure Schedule:

(a)        Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)          the Company Group members are, and have since January 1, 2018 been, in compliance with all applicable Environmental Laws; and

(ii)         the Company Group members possess and are in compliance with, and have since January 1, 2018 possessed, been in compliance with, and filed timely renewal applications for, all Permits required by all applicable Environmental Laws (the “Environmental Permits”).

(b)        No Company Group member has (i) released Hazardous Substances on, at, under or from any currently or formerly owned, operated or otherwise used real property or (ii) had Hazardous Substances generated by it come to be located at a facility, which in the case of the foregoing clauses (i) and (ii) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)        (i) No written notice, order, request for information, complaint, claim, demand or penalty has been received by any Company Group member from a Governmental Authority or other Person, and (ii) there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against any member of the Company Group, in the case of each of clauses (i) and (ii), that alleges a material violation of any Environmental Law by any Company Group member, seeks to impose a material liability on any Company Group member under an Environmental Law, or seeks the revocation, modification or termination of an Environmental Permit held by any Company Group member, that has not been settled, dismissed, paid or otherwise resolved.

(d)       Seller has made available to Buyer all material audits, reports or assessments pertaining to unresolved material noncompliances by any Company Group member with, or unresolved material liability of any Company Group member under, Environmental Law in its possession or the possession of Seller or any Company Group member. To the Knowledge of Seller, no facts or circumstances exist that would reasonably be expected to result in liability of any Company Group member under an Environmental Law that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)        The representations and warranties in this Section 3.19 and Section 3.03, Section 3.07 and Section 3.10 are the exclusive representations or warranties made by Seller with respect to Environmental Laws or Hazardous Substances.

Section 3.20 Taxes.

(a)         Except as set forth on Section 3.20 of the Seller Disclosure Schedule and as to matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)          (A) all Tax Returns that are required to be filed by (or that include) any Company Group member have been timely filed; (B) all Taxes of a Company Group member (whether or not shown on such Tax Returns) which are required to be paid have been timely paid; and (C) such Tax Returns are in all material respects true, correct and complete;

(ii)         no Company Group member has entered into an agreement waiving or extending any statute of limitations in respect of Taxes, and no written request for such a waiver or extension is outstanding;

(iii)         any powers of attorney granted by any Company Group member prior to the Closing relating to Taxes will terminate and be of no effect following the Closing;

(iv)        no Taxing Authority has proposed or, to Seller’s Knowledge, is threatening to propose any adjustment or deficiency to any Tax Return of (or that includes) any Company Group member;

(v)         no Legal Proceeding, audit or examination is now pending or proposed or threatened in writing with respect to Taxes for which any Company Group member may be liable;

(vi)        there are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which any Company Group member may be liable that could affect any Company Group member’s liability for Taxes for any taxable period ending after the Closing Date;

(vii)       no Taxing Authority (whether within or without the United States) in which any Company Group member has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that such Company Group member is required to file such Tax Return or pay such type of Tax in such taxing jurisdiction;

(viii)       there are no Liens for Taxes upon the assets of any Company Group member except for Permitted Liens;

(ix)        all Taxes which any Company Group member is required by Law to withhold or to collect for payment have been duly withheld and collected and have been timely paid to the appropriate Taxing Authority;

(x)          no Company Group member will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other Tax benefit, in each case in any taxable period (or portion thereof) ending after the Closing Date, as a result of any change in method of accounting made or requested prior to Closing, any closing agreement entered into prior to Closing, intercompany transaction entered into prior to Closing, installment sale entered into prior to Closing or the receipt prior to Closing of any prepaid amount;

(xi)        no Company Group member has (A) been a member of an affiliated group filing a consolidated federal income Tax Return (other than any Seller Group of which it is presently a member) other than with respect to a Tax Return for which the statute of limitations has expired, or (B) had any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. income Tax Law), under any Tax Sharing Arrangement or as a transferee or successor;

(xii)        no Company Group member has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) and, with respect to each transaction in which a Company Group member has participated that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other Law;

(xiii)      during the last two years, no Company Group member was a distributing corporation or a controlled corporation in a transaction intended to be governed in whole or in part by Section 355 of the Code (or any similar provision of state, local or foreign Law);

(xiv)       no election under Section 336(e) of the Code or the Treasury Regulations thereunder will affect any item of income, gain, loss or deduction of any Company Group member after the Closing;

(xv)        there are no Tax credits, grants or similar amounts that are or could be subject to clawback or recapture as a result of (A) the transactions contemplated by the Transaction Agreements or (B) a failure by any Company Group member prior to the Closing to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned;

(xvi)      neither Seller nor any of its Affiliates (including any Company Group member) has sold, assigned or otherwise transferred any Tax credit under Section 45G of the Code that is attributable to a Company Group member;

(xvii)     no Company Group member has or has ever had a permanent establishment in any country other than the United States; and

(xviii)    Section 3.20(a)(xviii) of the Seller Disclosure Schedule sets forth each Company Group member and its classification for U.S. federal income tax purposes as of the date hereof.

(xix)       Except for the Interests, there are no issued or outstanding equity interests of the Company, and Section 3.20(a)(xix) of the Seller Disclosure Schedule sets forth, as of immediately prior to the Closing, the authorized and outstanding equity interests of each such Subsidiary and the record owners of such outstanding equity interests.

(b)        Notwithstanding anything to the contrary contained in this Agreement (including any other representations and warranties contained in this Agreement), (i) the representations and warranties contained in this Section 3.20, Section 3.09(c)(viii) and, solely to the extent relating to Taxes, Section 3.18 are the sole and exclusive representations and warranties made by Seller with respect to Tax matters under this Agreement and (ii) the representations and warranties contained in this Section 3.20 (other than Section 3.20(a)(iii), (vi), (x), (xiii), (xiv), (xvi), and (xviii)) refer only to past activities, are not intended to serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax period (or the portion of any Straddle Period) beginning after the Closing Date.

Section 3.21 Material Customers and Vendors.

(a)        Section 3.21(a) of the Seller Disclosure Schedule sets forth the 10 largest customers (excluding any Company Group member or their respective Affiliates) of the Business, on a consolidated basis (based on the U.S. dollar amount of sales or services provided to such customers) for the fiscal year ended December 31, 2020 (the “Material Customers”). With respect to the Material Customers: (i) all Material Customers continue to be customers of the Company Group and no Material Customer has reduced its business with any Company Group member from the levels achieved during the fiscal year ended December 31, 2020, and, to Seller’s Knowledge, no such Material Customer has threatened or indicated its intention to do so, except in each case, for any reduction or threatened reduction that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) no Material Customer has terminated its relationship with any Company Group member or provided written notice to any Company Group member that it intends to terminate, not renew, or renegotiate in any material respect the terms of its respective Contract.

(b)        Section 3.21(b) of the Seller Disclosure Schedule sets forth the 10 largest suppliers (excluding any Company Group member or their respective Affiliates) of the Business, on a consolidated basis for the fiscal year ended December 31, 2020 (“Material Suppliers”). With respect to the Material Suppliers: (i) all Material Suppliers continue to be suppliers of the Company Group and none of such Material Suppliers has reduced its business with the Company Group from the levels achieved during the fiscal year ended December 31, 2020, and, to Seller’s Knowledge, no such Material Supplier has threatened or indicated its intention to do so, except in each case, for any reduction or threatened reduction would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) no Material Supplier has terminated its relationship with any Company Group member or provided written notice to any Company Group member that it intends to terminate, not renew, or renegotiate in any material respect the terms of its respective Contract.

Section 3.22 Related Party Agreements.

(a)        Except as set forth in Section 3.22(a) of the Seller Disclosure Schedule and any Related Party Agreement set forth in Section 3.11(a) of the Seller Disclosure Schedule, none of the Company or any Subsidiary of the Company is party to any Contract, arrangement or other commitment with Seller or any Affiliate of Seller or any director or officer of the Company or any Subsidiary of the Company, other than (i) outstanding employment Contracts between the Company or any Subsidiary of the Company and any of their respective directors and officers and any Employee Benefit Plans of the Company and any Subsidiary of the Company, (ii) Contracts entered into between the Company, on the one hand, and any Subsidiary of the Company, on the other hand, or among the Subsidiaries of the Company, (iii) Shared Contracts or (iv) Real Property Leases or Personal Property Leases with respect to property or rights owned or held by Seller or its Affiliates (other than Company Group members) to which the Company Group will take ownership or other rights in, to and under pursuant to the transactions contemplated by Section 5.20.

(b)       There are no loans for borrowed money (whether or not evidenced by promissory note) between the Company or any Subsidiary of the Company, on the one hand, and Seller or any of its Affiliates (other than the Company any Subsidiary of the Company), on the other hand.

Section 3.23 Finders’ Fees. Except for Citigroup Global Markets Inc. (the fees and expenses of which will be paid in their entirety by Seller or one of its Affiliates), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or the Company who might be entitled to any fee or commission from any Company Group member in connection with the transactions contemplated by this Agreement.

Section 3.24 No Additional Representations or Warranties. Except as expressly and specifically set forth in this Article 3, none of Seller, the Company Group members or any of their respective Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty, whether express or implied, whatsoever to Buyer or any of its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information (including any projections on the future performance of the Company Group) provided to Buyer or any of its Affiliates, or any of their respective Representatives.

Article 4

Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

Section 4.01 Existence and Power. Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted.

Section 4.02 Authorization.

(a)         The execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby are within the limited liability power of Buyer and have been duly authorized and approved by all necessary company action on the part of Buyer and no other company or other organizational proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Agreements to which Buyer is or will be a party.

(b)        This Agreement has been, and each of the other Transaction Agreements to which Buyer is or will be a party has been, or when executed and delivered by the parties thereto will be, duly executed and delivered by Buyer, and assuming due execution and delivery of this Agreement and such other Transaction Agreements by the other parties hereto and thereto, constitute, or upon execution will constitute, a valid, binding and enforceable agreement of Buyer, subject, in the case of enforceability, to the Enforceability Exception.

Section 4.03 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and any other agreements and instruments to be delivered hereunder, and the consummation of the transactions contemplated hereby, requires no action by or in respect of, or filing with, any Governmental Authority other than (a) pursuant to any applicable requirements of the ICCTA and the regulations of the STB; (b) if necessary, the filing of other applications and notices with, and receipt of approvals, licenses, or consents of, any other applicable Governmental Authorities set forth on Section 4.03 of the Buyer Disclosure Schedule; or (c) any actions or filings the absence of which would not reasonably be expected, individually or in the aggregate, materially impair or materially delay Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.04 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and any other agreements and instruments to be delivered hereunder, and the consummation of the transactions contemplated hereby do not and will not (a) violate the Organizational Documents of Buyer; (b) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law; (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer; or (d) result in the creation or imposition of any Lien on any asset of Buyer, except for any Permitted Liens and with such exceptions, in the case of each of clause (b), (c) and (d), as would not reasonably be expected, individually or in the aggregate, to materially impair or delay Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.05 Financial Capacity.

(a)       Buyer has delivered to Seller an executed capital call agreement, dated on or prior to the date hereof, from Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company (the “Sponsor”), in favor of Seller (the “Limited Guaranty”), pursuant to which the Sponsor is guaranteeing the obligation of Buyer to pay the Regulatory Termination Fee pursuant to Section 10.02(b) or the Financing Termination Fee pursuant to Section 10.02(c).

(b)       Buyer has delivered to Seller a Debt Commitment Letter, pursuant to which the Debt Financing Sources have committed to provide debt financing for the transactions contemplated by this Agreement in the aggregate amount set forth therein. Buyer has also delivered to Seller a true, correct and complete (other than the redaction noted below) copy of the fee letter (as amended, supplemented, replaced, extended or otherwise modified in accordance with Section 5.12 from time to time after the date of this Agreement, the “Fee Letter”) which sets forth certain terms of the Debt Financing (provided, that provisions in such Fee Letter may be redacted in a customary manner (i.e., redacted as to pricing, economic market flex and other provisions; provided, however, that the redacted pricing, market flex and other economic provisions set forth therein will not affect availability or conditionality of the Debt Financing at Closing)).

(c)        The Debt Commitment Letter, the Limited Guaranty and the Fee Letter, in the forms delivered by Buyer to Seller, (i) are in full force and effect, (ii) have not been withdrawn or terminated or otherwise amended or modified in any respect, and no such amendment or modification is contemplated by any party thereto and (iii) are legal, valid, and binding obligations of Buyer and, to the knowledge of Buyer, the other parties thereto, subject, in the case of enforceability, to the Enforceability Exception. As of the date hereof, there are no side letters, other agreements or understandings or arrangements, including conditions precedent or other contingencies relating to the funding of the full amount of the Debt Financing and the only conditions precedent to the obligations of the parties to the Debt Commitment Letter to fund the full amount of the Debt Financing thereunder are those expressly set forth in the Debt Commitment Letter. As of the date hereof, there has been no event which has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Buyer or, to the knowledge of the Buyer, any other party to the Debt Commitment Letter, the Limited Guaranty or the Fee Letter. Buyer has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter, the Limited Guaranty and the Fee Letter to be paid by it on or prior to the date of this Agreement in connection with the Debt Financing and the Limited Guaranty. As of the date hereof, Buyer represents that all fees, expenses and other amounts that would become due and payable in connection with the Debt Commitment Letter are not required to be paid earlier than the Closing Date. As of the date hereof, Buyer is not aware of any change, circumstance, fact, occurrence or event that, with or without notice, lapse of time or both, would reasonably be expected to (i) make any of the assumptions or any of the statements set forth in the Debt Commitment Letter or the Fee Letter inaccurate, (ii) result in any of the terms or conditions in any of the Debt Commitment Letter or the Fee Letter not being satisfied, (iii) cause the Fee Letter or the Debt Commitment Letter to be ineffective or (iv) otherwise result in the Debt Financing not being available on a timely basis in order to consummate the transactions contemplated by this Agreement.

(d)        The Debt Financing, when funded in accordance with the Debt Commitment Letter, is sufficient to enable Buyer to pay the amounts required by Article 2 to be paid by Buyer on the Closing Date.

(e)         Buyer’s obligations under this Agreement are not conditioned in any manner whatsoever upon Buyer obtaining any financing.

Section 4.06 Purchase for Investment. Buyer is purchasing the Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer acknowledges and agrees that the Interests have not been registered under the Securities Act or any state or foreign securities Laws and that the Interests may not be sold, offered for sale, assigned, transferred, pledged, hypothecated or otherwise disposed of unless such sale, assignment, transfer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and such Interests are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Interests and is capable of bearing the economic risks of such investment.

Section 4.07 Litigation. Buyer is not a claimant or defendant in or otherwise a party to any Legal Proceeding concerning its business, which is in progress or, to Buyer’s knowledge, threatened against Buyer that would have or would reasonably be expected to prevent or materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 4.08 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from any Person in connection with the transactions contemplated by this Agreement.

Section 4.09 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, Buyer will be able to pay its debts as they become due and will own property having a fair saleable value greater than the amounts required to pay debts (including a reasonable estimate of the amount of all contingent liabilities). No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer.

Section 4.10 Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of businesses such as its acquisition of the Interests as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that Seller has given Buyer complete and open access to the employees and facilities of the Company Group and acknowledges that it has been provided to access to the documents contained in the virtual dataroom prepared by Seller and hosted by Datasite®. Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. Buyer agrees to accept the Interests and the Company Group members in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by Seller or any Company Group members or any of their respective Representatives, except for those specifically and expressly set forth in Article 3. Buyer specifically acknowledges and agrees to Seller’s and the Company Group members’ express disavowal and disclaimer of any other representations or warranties, whether made by Seller, the Company Group members or any of their respective Affiliates or Representatives, and of all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer, its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer, its Affiliates or Representatives by any Representative or Affiliate of Seller). Accordingly, Buyer acknowledges and agrees that, without limiting the generality of this Section 4.10, neither Seller nor the Company Group members has made any representation or warranty with respect to any projections or other forecasts and plans. Buyer specifically acknowledges and agrees that except for the representations and warranties contained in Article 3 (as modified by the Seller Disclosure Schedule), none of Seller, the Company Group members or any other Person makes, or has made, any other express or implied representation or warranty with respect to the Company Group members or the transactions contemplated by this Agreement.

Article 5
Covenants

Section 5.01 Pre-Closing Obligations.

(a)               From the date of this Agreement until the Closing Date, except as otherwise expressly contemplated by this Agreement, required by Applicable Law, Permit, Contract in existence as of the date of this Agreement, or any Governmental Authority, as set forth in Section 5.01 of the Seller Disclosure Schedule or with the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Company Group to, use Commercially Reasonable Efforts to conduct the Business in the ordinary course of business in all material respects, including use Commercially Reasonable Efforts to (w) keep available the services of all Company Employees, (x) maintain and operate its assets and properties in a good and workmanlike manner (and consistent with good industry practice and past practices), (y) maintain all Company Intellectual Property Rights to be in full force and effect, and (z) keep all Material Contracts in full force and effect (and, where such Contracts are due to expire prior to Closing, use Commercially Reasonable Efforts to secure a renewal or extension of such Contracts on terms substantially similar to their existing terms) and comply with all of the material terms, covenants and obligations contained in all Material Contracts. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as otherwise contemplated by this Agreement, required by Applicable Law, Permit, Contract in existence as of the date of this Agreement, or any Governmental Authority, as set forth in Section 5.01 of the Seller Disclosure Schedule or with the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not permit any Company Group member to (and, with respect to clause (vii) below, Seller shall not and shall not permit any of its Subsidiaries to):

(i)             amend (whether by merger, consolidation or otherwise) in any material respect, the Organizational Documents of any Company Group member;

(ii)            (A) split, combine or reclassify the Interests or (B) declare, set aside or pay any dividend or other distribution, other than (x) cash dividends or other cash distributions by any Company Group member to Seller, its Subsidiaries or any other Company Group member, or (y) as may facilitate the settlement or elimination of intercompany accounts between a Company Group member, on the one hand, and Seller, another Company Group member and any of their respective Affiliates, on the other;

(iii)            to the extent not already included in the Company Group’s applicable annual budget that has been made available to Buyer prior to the date of this Agreement, make capital expenditures in excess of $1,000,000 in the aggregate;

(iv)           issue additional equity or debt securities of any Company Group member or sell the Interests or the equity securities of any other Company Group member;

(v)            acquire or dispose of (whether by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, other than (A) pursuant to Contracts in existence on the date of this Agreement or (B) in the ordinary course of business;

(vi)           make any material loans, advances or capital contributions to, or material investments in, any other Person, other than (A) among Company Group members or (B) in Class A, Series I Preferred Stock of USS Portfolio in the ordinary course of the business;

(vii)         (A) adopt, terminate, or materially amend any Employee Benefit Plan (or any arrangement that would be an Employee Benefit Plan if in effect on the date hereof), other than the negotiation and renewal of collective bargaining agreements in accordance with Section 5.01(a)(xiv), which on their terms have or will expire prior to the Closing Date; (B) materially modify the compensation of any Company Employee; (C) transfer or modify the employment or services of any employee such that he or she ceases, or commences, providing services primarily related to the Company Group; or (D) terminate the employment of, or hire, any Covered Person;

(viii)        to the extent such actions could reasonably be expected to materially and adversely affect any Company Group member following the Closing Date, (A) prepare or file any material Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, (B) file any amended Tax Return, (C) settle or compromise any claim related to Taxes, (D) enter into any closing agreement relating to Taxes, (E) otherwise settle any dispute relating to Taxes, (F) surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or (G) request any ruling or similar guidance with respect to Taxes, in each case, excluding for the avoidance of doubt, any such action that is solely with respect to any Seller Group or Seller Group Tax Return;

(ix)            make any change to its methods of financial accounting, except as required by changes in GAAP or Applicable Law;

(x)             adopt a plan or agreement of complete or partial liquidation or dissolution;

(xi)            enter into any Contract that would be required to be listed in Section 3.11(a) of the Seller Disclosure Schedule if entered into prior to the date of this Agreement or modify, amend or terminate any Material Contract, other than any renewal of a Material Contract on terms and conditions that are substantially the same or better (from the Company Group’s perspective) than the terms and conditions of the pre-existing Material Contract;

(xii)           abandon or discontinue rail service over any track or facilities operated by any Company Group member;

(xiii)          grant to any Person any easement, license, trackage rights, haulage rights or other right of use or access to any track or facilities operated by any Company Group member;

(xiv)         enter into, amend or otherwise modify a collective bargaining agreement, other than the negotiation and renewal of collective bargaining agreements which, on their terms have or will expire prior to the Closing Date; provided that, prior to the entry into any renewal of a collective bargaining agreement that has or will expire prior to the Closing Date, Buyer shall be afforded a reasonable opportunity to meet with Representatives of Seller involved in the relevant negotiations to discuss such negotiations and Seller shall cause such Representatives to consider any related input Buyer may have in good faith;

(xv)          enter into any neutrality agreement or grant voluntary recognition to any labor union or labor organization as representative of any Company Employees;

(xvi)         incur any third party Indebtedness or grant any Liens (other than a Permitted Lien);

(xvii)        pay any payable owing to any Affiliate or forgive any Indebtedness due or owing from any Affiliate (other than any other Company Group member) other than (A) as contemplated by Section 5.09 and (B) in the ordinary course of business;

(xviii)       (A) accelerate receivables, (B) delay payables, or (C) change in any material respect its practices in connection with the payment of payables or the collection of receivables; or

(xix)         agree or commit to do any of the foregoing.

(b)               Notwithstanding anything in Section 5.01(a) to the contrary, Seller shall be permitted to take, and shall be permitted to cause the Company Group members to take, any COVID Actions; provided, however, that, prior to undertaking any COVID Action after the date hereof or materially expanding or modifying any previously taken COVID Action, Seller shall consult with Buyer and consider in good faith Buyer’s suggestions or other recommendations with respect to such COVID Action.

Section 5.02 Certain Filings. Seller and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such actions, consents, approvals or waivers.

Section 5.03 Efforts; Further Assurances.

(a)               Subject to the terms and conditions of this Agreement, Buyer and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (x) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (y) obtaining and maintaining all approvals, waivers, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation the STB Approval.

(b)               Notwithstanding anything herein to the contrary, this Section 5.03 shall not require any Party or its Affiliates to:

(i)                 (A) propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any material portion of the businesses, product lines or assets of Buyer, any of its Affiliates, the Company or any Subsidiary of the Company, (B) terminate or materially modify existing relationships, contractual rights or obligations of Buyer or its Affiliates (including those of the Company Group), (C) otherwise take or commit to take actions that after the Closing Date would limit Buyer’s or its Affiliates’ (including the Company Group’s) freedom of action with respect to, or its ability to retain or exercise rights of ownership or control with respect to, one or more of the businesses, product lines or assets of Buyer or its Affiliates (including the Company Group) and (D) agree to any conditions imposed by any Governmental Authority, including conditions requiring the grant of operating, haulage or competitive access rights to another rail carrier over the lines currently operated by Buyer, its Affiliates or the Company Group and/or conditions imposing interchange requirements, operational restrictions or standards of service in connection with such Governmental Authority’s approval or authorization of the transactions contemplated by this Agreement, which, in the case of each of the foregoing clauses (B), (C) and (D), would reasonably be expected to result in a Material Adverse Effect (each of the foregoing described in any clause of this Section 5.03(b)(i), a “Material Regulatory Concession”); and

(ii)              other than with respect to a Material Regulatory Concession agreed by Buyer, (A) defend any Legal Proceeding (including by appeal if necessary) that challenges any of the transactions contemplated by this Agreement or that would otherwise prohibit, materially delay or materially impair the consummation of the transactions contemplated by this Agreement and (B) seek to have lifted, vacated or reversed any Order or other restraint entered by any Governmental Authority with respect to this Agreement or the transactions contemplated hereby, in each case, following the End Date.

(c)               If requested by Buyer, Seller shall cause any applicable Company Group member to agree to any Material Regulatory Concession; provided that (i) none of Seller’s Affiliates (other than the Company Group members) shall be required to make any Material Regulatory Concession and (ii) neither Seller nor any Company Group member shall be required to agree to any Material Regulatory Concession that is not conditioned upon consummation of the transactions contemplated by this Agreement.

(d)               In furtherance and not in limitation of the foregoing Section 5.03(a) and Section 5.03(c), Buyer shall promptly, but in no event later than five Business Days after the date hereof, file with the STB the appropriate and necessary documentation for the final approval, authorization or exemption, as the case may be, of the transactions contemplated by this Agreement 49 U.S.C. § 11323 et seq. (the “STB Approval”). Buyer shall have the sole responsibility (subject to Section 5.03(e) and with Seller’s reasonable cooperation) for obtaining the STB Approval, at Buyer’s sole cost and expense, including paying all filing fees and other payments to the STB required in connection with this Section 5.03(d). Following submissions necessary for the STB Approval, Buyer and Seller shall, and shall cooperate in all respects, to the extent permitted under Applicable Law, to obtain the STB Approval.

(e)               Subject to Applicable Law relating to the sharing of information, each Party shall (i) as promptly as practicable, furnish the other Party with copies of all documents (including documents containing Confidential Information to the extent subject to a protective order from the applicable Governing Authority permitting disclosure and sharing thereof, but excluding documents for which confidential treatment against disclosure and sharing thereof has been requested or given by the applicable Governmental Authority) and correspondence (A) prepared by or on behalf of such Party for any Governmental Authority; and (B) received by or on behalf of such Party from any Governmental Authority, in each case in connection with any such consent, authorization, order or approval and, for the avoidance of doubt, excluding any interactions between Seller or the Company Group members and any Governmental Authority in the ordinary course of business; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the Business to be acquired hereunder, (y) as necessary to comply with contractual obligations, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, (ii) afford the other Party opportunity, in advance, to review, comment on and participate in any correspondence prepared by or on behalf of such Party for any Governmental Authority, and (iii) use Commercially Reasonable Efforts to consult with and keep the other Party informed as to the status of such matters. Further, no Party shall, nor shall it permit any of its Representatives to, meet or engage in material conversations with any Governmental Authority or Representative of such Governmental Authority in connection with obtaining any such consent, authorization, order and approval unless it consults with the other Party in advance and, to the extent not precluded by Applicable Law or regulation or exempted by this Agreement, offers the other Party the opportunity to participate in such meeting or conversation. Neither Seller nor Buyer shall, and each shall cause its Affiliates and Representatives not to, take, refrain from taking or cause to be taken, any action that it is aware or should reasonably be aware would have the effect of delaying, impairing or impeding the receipt of any consent, authorization, order or approval of any Governmental Authorities, including the STB Approval.

(f)                Seller and Buyer agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Company Group members, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 5.04 Access.

(a)               From the date hereof until the Closing Date, Seller shall, at the prior written request of Buyer, (i) give Buyer and its Representatives, who are bound by the Mutual Confidentiality Agreement, reasonable access during Working Hours to the offices and properties, and to copies of books and records, of the Company Group subject in all respects to any and all restrictions and protections related to the COVID-19 virus (or any variant or strain thereof) applicable to the Company Group or that Seller and the Company Group have in effect; (ii) furnish to Buyer and its Representatives, who are bound by the Mutual Confidentiality Agreement, such financial and operating data and any other information relating to the Company Group and in the possession of Seller or the Company Group members as such Persons may reasonably request; and (iii) instruct the employees, counsel and financial advisors of the Company Group to cooperate with Buyer in its investigation of the Company Group. Any investigation pursuant to this Section 5.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Company Group or to violate any policies and procedures related to the COVID-19 virus (or any variant or strain thereof) that Seller or the Company Group has in effect or as required by a Governmental Authority or state Governor. Notwithstanding the foregoing, (A) Seller shall not be required to provide or cause to be provided access to or disclose or cause to be disclosed information where such access or disclosure would jeopardize the attorney-client or other privilege, contravene any Applicable Law or Contract or contravene any confidentiality undertaking; and (B) prior to the Closing Date and unless otherwise expressly required by any Governmental Authority, Buyer shall have no right to perform or cause to be performed any invasive or subsurface investigations of the properties of the Company Group, including any sampling or testing of the air, soil, surface water, groundwater, building materials or other environmental media, unless Seller consents in writing to such investigations, which consent may be withheld in Seller’s sole discretion. All information provided or obtained pursuant to this Section 5.04 shall be kept confidential by Buyer and its Representatives in accordance with the Mutual Confidentiality Agreement.

(b)               From the date hereof until the Closing Date, without Seller’s prior written consent, Buyer shall not, and shall cause its Affiliates not to, contact any customers, vendors or suppliers of, or other third parties having business relationships with, the Company Group members, provided that if Seller provides its written consent, any such contact shall be conducted in compliance with the terms of the Mutual Confidentiality Agreement and Representatives of Seller shall be entitled to reasonable notice of, and participation in, all such meetings. Notwithstanding the foregoing, this Section 5.04(b) shall not restrict Buyer or its Affiliates from any such contact does not relate to the Company Group, this Agreement or the transactions contemplated hereby.

Section 5.05 Notices of Certain Events.

(a)               Seller shall promptly notify Buyer of each of the following events if such event occurs prior to the Closing: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (to the extent notification thereof to Buyer is permitted by such Governmental Authority).

(b)               Buyer shall promptly notify Seller of each of the following events if such event occurs prior to the Closing: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (to the extent notification thereof to Seller is permitted by such Governmental Authority).

(c)               Notwithstanding anything to the contrary herein, a Party’s good faith failure to comply with this Section 5.05 shall not provide the other Party the right not to effect the transactions contemplated by this Agreement.

Section 5.06 Non-Solicitation.

(a)               Seller agrees that, for a period commencing on the Closing Date and ending on the date that is 18 months after the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, solicit for employment or hire any Company Employee listed on Section 5.06(a) of the Seller Disclosure Schedule; provided that this Section 5.06(a) shall not prohibit Seller or any of its Subsidiaries from (i) conducting a general solicitation or advertisement that is not specifically directed at Company Employees; (ii) soliciting for employment or hiring any individuals who have not been employed or engaged by a Company Group member for a period of six months prior to the date such individuals were first solicited for employment; or (iii) soliciting for employment or hiring any individuals whose employment or engagement with the applicable Company Group member is terminated by such Company Group member.

(b)               Buyer agrees that, for a period commencing on the Closing Date and ending on the date that is 18 months after the Closing Date, Buyer shall not, and shall cause its Subsidiaries (including the Company Group members after the Closing) not to, solicit for employment or hire any employee of Seller or its Affiliates listed on Section 5.06(b) of the Seller Disclosure Schedule; provided that this Section 5.06(b) shall not prohibit Buyer or any of its Subsidiaries from (i) conducting a general solicitation or advertisement that is not specifically directed at employees of Seller and its Affiliates; (ii) soliciting for employment or hiring any individuals who have not been employed or engaged by Seller or its Affiliates for a period of six months prior to the date such individuals were first solicited for employment; or (iii) soliciting for employment or hiring any individuals whose employment or engagement with Seller or its Affiliates is terminated by Person.

(c)               The undertakings in Section 5.06(a) are given to Buyer and to each of its Affiliates and the undertakings in Section 5.06(b) are given to Seller and each of its Affiliates. Seller and Buyer each acknowledge that such undertakings are entirely independent restrictions and are no greater than is reasonably necessary to protect the interests of Buyer and its Affiliates, on the one hand, and of Seller and its Affiliates, on the other hand. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 5.06(a) or Section 5.06(b) is invalid or unenforceable, the Parties agree that such court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 5.07 Seller Marks.

(a)               Prior to the Closing, Seller shall, and shall cause its applicable Affiliates to, assign to one or more members of the Company Group all registered Company Intellectual Property Rights owned by Seller or its Affiliates (other than Company Group members).

(b)               Buyer and, on and after the Closing, the Company Group shall have no right, title or interest in or to the “United States Steel,” “U.S.S.” or “U. S. Steel” names and trademarks, any stylized variations, logos and designs used in connection with the foregoing, any variation or derivative of any of the foregoing, or any names, trademarks, logos or designs confusingly similar to any of the foregoing (collectively, the “Seller Marks”). Buyer hereby acknowledges and agrees that neither it nor any of its Affiliates (including, as of the Closing, the Company) shall acquire any goodwill, rights or benefits arising from the Seller Marks and that all such goodwill, rights and benefits shall inure solely to Seller.

(c)               Within 90 days of the Closing Date, Buyer shall cause the Company Group to (i) cease any and all use of the Seller Marks, (ii) destroy and dispose of all materials in its possession or subject to its control, bearing any Seller Marks, and (iii) cause their names to be changed to such other names that do not include the Seller Marks and make all necessary filings and use Commercially Reasonable Efforts to cause all applicable Governmental Authorities to change all applications, registrations and filings, including corporate names, seals and certificates of the Company Group members such that they will not include any Seller Marks. From and after the Closing, none of Buyer, Buyer’s Affiliates or the Company Group members shall challenge the ownership, validity or enforceability of any Seller Marks.

(d)               Notwithstanding the foregoing, the Parties acknowledge that this Agreement does not, and shall not, convey, transfer or assign any right, title or interest in any trademark, name or logo of any third party.

Section 5.08 Public Announcements; Confidentiality.

(a)               No Party shall, and no Party shall permit its Representatives to, without the prior written consent of the other Party, issue any press release or make any other public announcement relating to this Agreement or the transactions contemplated hereby, except to the extent required by Applicable Law or any regulatory or supervisory body or the rules of any securities exchange to which the disclosing Party is subject.

(b)               Upon the Closing, the Mutual Confidentiality Agreement shall automatically terminate in its entirety. From and after the Closing Date, except as otherwise consented to by the Party to which such Confidential Information belongs, each Party agrees that it will not, whether directly or indirectly through an Affiliate or otherwise, disclose any Confidential Information for any reason or purpose whatsoever or, with respect to Seller, use any Confidential Information of Buyer for any purposes other than in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, except for disclosures: (a) to Affiliates of such Party and such Party’s and its Affiliates’ Representatives (and, with respect to Buyer, Fortress Investment Group LLC, its Affiliates and their respective Representatives) and as otherwise may be proper in the course of performing such Party’s obligations, or enforcing such Party’s rights, under this Agreement or any other Transaction Agreement; provided, however, that each such Person is informed of the confidential nature of such Confidential Information, agrees to hold such Confidential Information confidential (provided, that any third party to whom Confidential Information is disclosed agrees in writing to be bound by the provisions of this Section 5.08(b) or is bound by other customary confidentiality obligations) and that such Party remains liable for any breach of this provision by such Persons and (b) required by Applicable Law or any regulatory or supervisory body or the rules of any securities exchange to which the disclosing Party is subject; provided, however, that such Party shall (to the extent permitted by Applicable Law) provide the other Party with prompt notice of any such requirement to enable such other Party to seek an appropriate protective order or confidential treatment and shall disclose only that portion of such Confidential Information so required to be disclosed.

Section 5.09 Intercompany Matters. Effective as of the Closing, except as contemplated by this Agreement and for those arrangements set forth on Section 5.09 of the Seller Disclosure Schedule, all intercompany accounts between Seller or any of its Affiliates, on the one hand, and any Company Group member, on the other hand, shall be settled and paid in full (regardless of the terms of payment of such intercompany accounts) effective as of Closing in accordance with this Section 5.09, and all agreements between Seller or any of its Affiliates, on the one hand, and the Company Group members, on the other hand (other than Transaction Agreements), shall be terminated, in each case without further liability or obligation (contingent or otherwise) of any party thereunder.

Section 5.10 Directors and Officers.

(a)               From and after the Closing until the sixth anniversary of the Closing, Buyer shall cause each of the Company Group members to maintain in effect and continue to provide to the fullest extent permitted by Applicable Law all rights to indemnification, advancement of expenses, exculpation and other limitations on liability currently existing in favor of any current or former Representative of the Company (including any predecessors thereof) under, and in no event on terms less favorable than, those contained in the Organizational Documents of each Company Group member in effect on the date of this Agreement; provided, however, that no such Representative shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Representative’s fraud, gross negligence, willful misconduct or knowing violation of Applicable Law or for any present or future breaches of any representations, warranties or covenants by such Representative contained in the Organizational Documents of any Company Group member or in any other agreement with the Company.

(b)               In the event that Buyer, the Company Group members or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then in each such case, proper provision shall be made so that the successors and assigns of Buyer or the applicable Company Group member, as the case may be, shall succeed to and be bound by the obligations set forth in this Section 5.10.

(c)       The obligations of Buyer under this Section 5.10 shall not be terminated or modified in such a manner as to materially and adversely affect any Seller Indemnitee to whom this Section 5.10 applies without the written consent of such affected Seller Indemnitee (it being expressly agreed that each Seller Indemnitee shall be a third-party beneficiary of this Section 5.10).

Section 5.11 R&W Insurance Policy.

(a)               In accordance with the terms of the R&W Insurance Binder, Buyer will pay the required deposit fee and all other payments or fees and take all necessary actions to bind Buyer’s coverage under the R&W Insurance Policy. Buyer will comply in all material respects with all of its obligations under the R&W Insurance Binder necessary to the binding of the R&W Insurance Policy. Buyer shall not agree to any amendment, modification or waiver to or of the R&W Insurance Policy after the date hereof that would adversely affect Seller’s exposure to any subrogation claims with respect to the R&W Insurance Policy. For the avoidance of doubt, Buyer acknowledges and agrees that the obtaining of the R&W Insurance Policy is not a condition to the obligation of Buyer to consummate the Closing and Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article 8 of this Agreement, to consummate the transactions contemplated by this Agreement.

(b)               Buyer shall not agree to any amendment, variation or waiver of the R&W Insurance Policy (or do anything that has a similar effect) that would adversely impact Seller without Seller’s prior written consent.

Section 5.12 Financing.

(a)               Buyer expressly acknowledges and agrees that Buyer’s obligations under this Agreement are not conditioned in any manner whatsoever upon Buyer obtaining any financing. Buyer shall use (and shall cause each of its Affiliates to use) its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or desirable to arrange and consummate the Debt Financing on the terms described in the Debt Commitment Letter (including any “market flex” provisions set forth in the Fee Letter), including using (and causing each of its Affiliates to use) its reasonable best efforts to (i) comply with its obligations under the Debt Commitment Letter and satisfy on a timely basis (or obtain a waiver of) all terms, conditions, representations and warranties applicable to Buyer and its Affiliates set forth in the Debt Commitment Letter; (ii) maintain in effect the Debt Commitment Letter on the terms and conditions contained therein (including, to the extent the same are exercised, any “market flex” provisions set forth in the Fee Letter) until the transactions contemplated by this Agreement are consummated (it being understood that the Debt Commitment Letter may be replaced or amended as provided below); (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter (including, to the extent the same are exercised, any “market flex” provisions set forth in the Fee Letter); (iv) enforce its rights under the Debt Commitment Letter in the event of a breach by the Debt Financing Sources or other parties thereto to the extent such breach results in a failure or material delay to consummate the transactions under this Agreement; (v) cause its senior management as well as appropriate Representatives of Buyer and its Affiliates, if applicable, to cooperate with the marketing and/or syndications efforts of the Debt Financing Sources, (vi) timely prepare the necessary offering circulars, private placement memoranda, or other offering documents or Marketing Materials with respect to the Debt Financing; (vii) commence the marketing and/or syndication activities contemplated by the Debt Commitment Letter as promptly as practicable; and (viii) subject to clause (iv) of this sentence, satisfy or cause to be waived on a timely basis all conditions to funding the Debt Financing that are applicable to Buyer in the Debt Commitment Letter on or prior to Closing; provided, however, that if funds in the amounts and on the terms set forth in the Debt Commitment Letter become unavailable to Buyer on the terms and conditions set forth therein, Buyer shall (x) notify Seller in writing of such event, (y) use reasonable best efforts to obtain Alternative Financing as promptly as possible in amounts and otherwise on terms and conditions in the aggregate, not materially less favorable, taken as a whole, to Buyer than as set forth in the Debt Commitment Letter (taking into account any “market flex” provisions related thereto), and (z) use reasonable best efforts to obtain a new debt commitment letter that provides for such Alternative Financing and promptly deliver a true, correct and complete copy thereof and any fee letter related thereto (provided, that provisions in such fee letter may be redacted in a customary manner (i.e., redacted as to pricing, economic market flex and other provisions; provided that the redacted pricing, market flex and other economic provisions set forth therein shall not affect availability or conditionality of the Debt Financing at Closing)) to Seller; provided further, that if Buyer proceeds with Alternative Financing, it shall be subject to the same obligations as set forth in this Section 5.12 with respect to the Debt Financing.

(b)               Buyer shall keep Seller apprised of all material developments relating to the Debt Financing. Buyer shall promptly (and in any event within two Business Days) notify Seller of (i) the expiration or termination of the Debt Commitment Letter, (ii) any refusal by the Debt Financing Sources to provide, or any stated intent by the Debt Financing Sources to refuse to provide, the full Debt Financing contemplated by the Debt Commitment Letter, (iii) any breach or default (or any change, circumstance, fact occurrence or event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by Buyer or, to the knowledge of the Buyer, any other party to the Debt Commitment Letter or definitive document that may cause Buyer to no longer be able to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms described therein (and that Buyer will not be able to obtain acceptable Alternative Financing), (iv) any change, circumstance, fact occurrence or event of which Buyer becomes aware that, with or without notice, lapse of time or both, would reasonably be expected to cause Buyer to no longer be able to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms described therein (and that Buyer will not be able to obtain acceptable Alternative Financing), or (v) receipt of any written notice or other written communication from any Person with respect to any (A) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing or (B) material dispute or disagreement between or among any parties to the Debt Commitment Letter or any definitive document that would cause Buyer to no longer be able to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms described therein (and that Buyer will not be able to obtain acceptable Alternative Financing).

(c)               Buyer shall not replace, amend or waive the Debt Commitment Letter or the Fee Letter without Seller’s prior written consent if such replacement, amendment or waiver (i) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount thereof) unless Buyer delivers to Seller evidence in form and substance reasonably acceptable to Seller that Buyer shall otherwise have available cash sufficient to consummate the Closing, (ii) imposes new or additional conditions, or otherwise expands any of the conditions, to the receipt of Debt Financing or (iii) effects any other amendment, modification or waiver that would reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement. Buyer shall provide to Seller copies of any commitment letter associated with a replacement Debt Financing or Alternative Financing as well as any amendment or waiver of any debt commitment letter (including the Debt Commitment Letter) that is permitted hereunder.

(d)               From the date hereof until the Closing Date, Seller shall, and shall cause the Company Group members (and its and their respective Representatives) to, at Buyer’s sole cost and expense, provide such cooperation reasonably requested by Buyer or any of its Affiliates or Representatives in connection with the arrangement of Debt Financing as required by the terms of the Debt Commitment Letter, including Commercially Reasonable Efforts to: (i) furnish Buyer with documentation and other information of Seller and the Company Group members as required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case, that has been reasonably requested in writing by Buyer not less than 5 Business Days prior to the Closing Date, (ii) facilitating instruments of discharge with respect to the Indebtedness of the Company Group required to be released prior to the Closing Date in order to transfer the Interests to Buyer free and clear of all Liens (other than Liens imposed by state and federal securities laws), pursuant to Section 2.01 on the Closing Date, (iii) facilitating the pledging of collateral to the extent required by the terms of the Debt Commitment Letter and reasonably requested by Buyer (in each case, subject to and only effective upon the occurrence of the Closing) and assist with the production of factual information required in connection with the preparation of any credit agreement, pledge and security documents, perfection certificates, mortgages, deeds of trust, hedging agreements, legal opinions reasonably requested (including on behalf of the Debt Financing Sources), legal opinion support certificates or other definitive financing documents or other documents related to the Debt Financing (including schedules, insurance certificates, and evidence of corporate authority) as may be reasonably requested by the Buyer, (iv) participation by senior management of the Seller and the Company Group in, and assistance with, (1) the preparation of rating agency presentations, (2) meetings with rating agencies, roadshows, due diligence sessions, drafting sessions and meetings with prospective lenders and debt investors and (3) the preparation of confidential information memoranda, investor presentations, lender presentations, roadshow presentations and similar customary documents as may be reasonably requested by Buyer or any Lender, in each case, with respect to information relating to the Seller and the Company Group in connection with customary marketing efforts of Buyer for all or any portion of the Debt Financing (collectively, the “Marketing Material”), (v) provide reasonable and customary authorization letters, confirmations and undertakings to the Debt Financing Sources authorizing the distribution of information relating to the Seller and the Company Group to prospective lenders (including with respect to the presence or absence of material non-public information and accuracy of the information contained therein) and subject to customary confidentiality provisions, (vi) cause the Company’s auditors to deliver customary consents and comfort letters (including “negative assurance” and “change period” comfort) with respect to the financial information relating to the Company and its subsidiaries as reasonably requested by the Debt Financing Sources and to attend accounting due diligence sessions and to provide consents for the use of their reports in any materials or disclosures relating to the Debt Financing, (vii) provide reasonably requested information relating to the compliance by the Seller and the Company Group with all applicable government laws and regulations, (viii) furnish Buyer with the financial statements and other information described in Section 5.14 and (ix) allow the usual and customary use of the logos of the Seller and the Company Group in connection with any debt financing (provided such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Seller’s or any Company Group member’s reputation or goodwill), subject to Seller’s prior approval of such materials; provided, however, that nothing herein shall require Seller, the Company Group members or any of their respective Representatives or Affiliates to take any action that would be effective prior to the Closing Date or to the extent it would, in Seller’s reasonable judgment, interfere unreasonably with the business or operations of Seller or its Affiliates (including the Company Group members).

(e)               Neither Seller nor any of its Affiliates (including the Company Group members) shall be required to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing that would be effective prior to the Closing Date or would be treated as a Company Transaction Expense. None of Seller, its Affiliates or their respective Representatives shall be required to (i) execute or enter into or perform any Contract contemplated by the Debt Commitment Letter that is not contingent upon the Closing Date or that would be effective prior to the Closing Date (other than as contemplated under Section 5.12(d)), (ii) adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained or take any corporate actions prior to the Closing Date to permit the consummation of the Debt Financing, (iii) provide in connection with the Debt Financing any information the disclosure of which is prohibited or restricted under Applicable Law or is legally privileged, (iv) take any action which would result in either Seller, its Affiliates or any of their respective Representatives incurring any liability with respect to the matters relating to the Debt Financing or cause any director, officer or employee of Seller, its Affiliates or their respective Representatives to incur any personal liability in connection with the Debt Financing, or (v) other than with respect to current or historical financial information required to be furnished pursuant to Section 5.12(d), provide (A) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (B) any description of all or any component of the Debt Financing (including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”), (C) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing, or (D) any solvency certificate or similar certification or representation (which items (A) through (D) shall be the sole responsibility of Buyer). None of Seller, the Company Group members, or any of their respective Representatives or Affiliates shall be required to make any representation, warranties or certifications in connection with the Debt Financing as to which, after the use of Commercially Reasonable Efforts to cause such representation, warranty or certification to be true, such Person has in its good faith determined that such representation, warranty or certification is not true. Seller shall be given a reasonable opportunity to review and comment on any financing documents and review any materials that are to be presented during any meetings conducted in connection with the Debt Financing, and Buyer shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Seller.

(f)                Buyer acknowledges and agrees that Seller will not, except as set forth in this Agreement, have any liability to any Person under or in connection with, the arrangement of the Debt Financing that Buyer may raise in connection with the transactions contemplated by this Agreement. Buyer shall promptly, upon request by Seller (including following a valid termination of this Agreement in accordance with Article 10), reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by Seller and the Company Group members in connection with the cooperation of Seller and its Affiliates contemplated by this Section 5.12 and shall indemnify and hold harmless Seller, the Company Group members, and their respective Representatives from and against any and all Damages suffered or incurred by any of them of any type in connection with the arrangement of the Debt Financing, except to the extent such Damages arise from or in connection with gross negligence or Fraud by Seller, the Company Group members of their respective Representatives.

(g)               Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 8.02(b), as it applies to Seller’s obligations under this Section 5.12, shall be deemed satisfied unless Seller willfully fails to perform its obligations under this Section 5.12 and such willful failure to perform has been the primary cause of the Debt Financing not being obtained.

Section 5.13 Return of Assets; Post-Closing Railroad Asset Transfers.

(a)               If, at any time after the Closing, it is reasonably determined by the Parties that any personal property (other than Railroad Assets) held by a Party or any of its respective Affiliates (including, in the case of Buyer, the Company Group members) should have been delivered or conveyed to the other Party’s possession at or prior to the Closing due to the fact that (i) such personal property was included in the scope of the Business, in the case of such personal property held by Seller or its Affiliates or (ii) such personal property is not included in the scope of the Business, in the case of such personal property held by Buyer or its Affiliates (including the Company Group after the Closing), then (a) such Party shall return or transfer and convey such property (without further consideration or for nominal consideration, if required by Applicable Law) to such other Party or its applicable Affiliate and (b) Seller and Buyer shall, and shall cause their applicable Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer back of such asset, in each case such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date.

(b)               Without limiting the generality of Section 5.13(a), from and after the Closing, to the extent requested in writing by Buyer, the Parties shall, and shall cause their respective Affiliates to, use their respective Commercially Reasonable Efforts to undertake such subdivisions, transfers and conveyances as are reasonably practicable in order to realign the ownership of Railroad Assets such that the applicable Company Group member will own all such Railroad Assets previously owned by Sellers and its Affiliates (other than Company Group members) sited outside of the fence line of the applicable facilities served by the applicable Company Group member (set forth on the diagrams attached to Section 1.01(a) of the Seller Disclosure Schedule); provided, that as used in this Section 5.13, “Railroad Assets” shall exclude all locomotives and rail cars. Any transfers or conveyances consummated pursuant to this Section 5.13(b) shall (x) include the assumption by the Company Group of all known and unknown historical obligations and liabilities relating to the underlying Railroad Assets, (y) include representations or warranties of the transferor solely as to title and authority to enter into the transaction contemplated thereby and (z) otherwise be on an “as-is, where-is” basis. All costs and expenses arising from the transfers and other actions contemplated by this Section 5.13(b), including any Transfer Taxes imposed in connection therewith, costs of surveys, title work and attorneys and other advisors’ fees, shall be borne by Buyer and Buyer shall reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket advisors’ fees) incurred by Seller or any of its Affiliates in connection the foregoing.

Section 5.14 Financial Statement Assistance. As soon as reasonably practicable after the end of each calendar quarter ending prior to the Closing Date (commencing with the calendar quarter ending June 30, 2021), Seller shall deliver to Buyer an unaudited consolidated balance sheet for the Company Group as of the last day of such calendar quarter and the related unaudited statements of income, equity and cash flows for the three-month period then ended and for the same period in the comparative prior year. Each of the financial statements delivered by Seller pursuant to this Section 5.14 shall be prepared in accordance with GAAP applied on a consistent basis (subject to the absence of footnote disclosures or year-end audit adjustments). In addition to the foregoing, from and after the date hereof until the first anniversary of the Closing Date, Seller shall, and shall cause its Affiliates (including, prior to Closing, the Company Group) to, provide Buyer and its Affiliates with reasonable assistance and good faith cooperation and copies of all existing financial and other records related to the Company Group to the extent reasonably requested by Buyer or any of its Affiliates to prepare (or have prepared) filings and financial statements and the notes thereto for the calendar years ended December 31, 2020 and 2019 and each calendar quarter ending after the date hereof up to and including the first calendar quarter ending immediately following the Closing Date, in each case, meeting the requirements of Regulation S-X promulgated by the Securities and Exchange Commission. For the avoidance of doubt, preparation of audited financial statements shall not be a condition to Closing.

Section 5.15 Redemption of USS Portfolio Shares. Prior to the Closing Date, but no later than the Business Day immediately prior to the Closing Date, (a) Seller shall cause USS Portfolio to redeem all shares of Class A, Series I Preferred Stock of USS Portfolio held by each Company Group member in exchange for cash and take all such other actions necessary to terminate the relationship between USS Portfolio and the Company Group, including to terminate all related investment letter agreements by and between USS Portfolio and any Company Group member and (b) immediately following such redemptions, Seller shall cause each of the Company Group members to declare and pay a special cash distribution or dividend, as applicable, to distribute excess cash-on-hand (in amounts to be determined by Seller) to Seller.

Section 5.16 Guarantees; Letters of Credit.

(a)               Without limiting Section 5.16(b) in any respect, Buyer shall use Commercially Reasonable Efforts to cause itself or the Company Group members to be substituted in all respects for Seller and any of its Affiliates and for Seller and its Affiliates to be released, effective as of the Closing, in respect of all liabilities and obligations of Seller and any of its Affiliates under or related to each of the Seller Guarantees (including by posting letters of credit or cash collateralizing such liabilities and obligations), and Seller shall reasonably cooperate with Buyer’s efforts. For any Seller Guarantee for which Buyer or any Company Group member, as applicable, is not substituted in all respects for Seller and its Affiliates (or for which Seller and its Affiliate are not released), effective as of the Closing, Buyer shall continue to use its Commercially Reasonable Efforts, and shall cause the Company Group members to use their Commercially Reasonable Efforts, to effect such substitution and release after the Closing, and Seller shall continue to reasonably cooperate in Buyer’s efforts; provided that Seller and its Affiliates shall not have any obligation to make payments or incur any costs or expenses, grant any concession or incur any other Liability in connection with such cooperation pursuant to this Section 5.16(a) except to the extent Buyer agrees to promptly reimburse Seller and its Affiliates or agrees to fully indemnify Seller and its Affiliates for any such liabilities to Seller’s satisfaction. The Parties agree that neither Seller nor any of its Affiliates after the Closing will have any obligation to renew any Seller Guarantee after the expiration thereof.

(b)               Without limiting Section 5.16(a) in any respect, from and after the Closing, Buyer and the Company Group members, jointly and severally, shall indemnify and hold harmless the Seller Indemnified Parties against any liabilities that Seller or any of its Affiliates suffer, incur or are liable for by reason of or arising out of or in consequence of (i)  Seller or any of its Affiliates issuing, making payment under, being required to pay or reimburse the issuer of or any other Person in connection with, or being a party to, any Seller Guarantee, (ii) any claim or demand for payment made on Seller or any of its Affiliates with respect to any Seller Guarantee or (iii) any claim or Legal Proceeding by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Seller Guarantee.

Section 5.17 FCC Radio Licenses. Buyer and Seller shall cooperate to obtain the consent of the United States Federal Communications Commission (“FCC”) pursuant to 47 U.S.C. § 310(d) and 47 C.F.R. § 1.948 for the transfer of control of the radio license authorizations set forth on Section 5.17 of the Seller Disclosure Schedule (“FCC Licenses”). Promptly following execution of this Agreement, but not later than five Business Days following execution of this Agreement, Seller shall initiate the electronic filing of a FCC Form 603, “FCC Application for Assignments of Authorization or Transfers of Control,” through the FCC’s Universal Licensing System, for each FCC License and shall be responsible for the filing fees associated with such applications. Buyer shall electronically approve and sign the FCC Form 603 applications through the Universal Licensing System and shall, within 30 days after the Closing Date, notify the FCC of the consummation of the transfer of control of each FCC License through the filing of FCC Form 603, Schedule D.

Section 5.18 Shared Contracts. Except as otherwise agreed by Seller and Buyer or as otherwise provided in this Agreement or any other Transaction Agreement (including with respect to any Shared Contracts that relate to services to be provided under the Transition Services Agreement), until the earlier of 12 months following the Closing Date and the expiration or termination date of the applicable Shared Contract (assuming, for these purposes, that the then-current term in effect as of immediately prior to the Closing is not renewed or extended), the Parties shall (and shall cause their respective Affiliates to) use Commercially Reasonable Efforts to, at no cost to Seller or its Affiliates, obtain or structure an arrangement for Buyer or its applicable Affiliates to receive the rights and benefits, and bear the obligations and burdens, of such portion of any such Shared Contract that relates to the Business and is allocated to the Company Group in accordance with this Section 5.18. Each such arrangement shall provide Buyer with the ability to direct Seller or its applicable Affiliate to undertake any action or not undertake any action with respect to the underlying Shared Contract solely as it relates to the Business; provided that Seller and its Affiliates shall not be required to take any action or not take any action that would constitute a breach or other contravention of the rights of any other Person, or be ineffective under or contravene Applicable Law or the applicable Shared Contract or materially and adversely affect the contractual rights of Seller or its Affiliates under such Shared Contract. Buyer shall indemnify and hold harmless Seller and its Affiliates from any and all Damages or other Liabilities arising out of each such arrangement (other than Shared Contractual Liabilities (x) allocated to Seller in accordance with this Section 5.18 or (y) arising out of Seller’s breach of this Section 5.18). Seller shall indemnify and hold harmless Buyer and its Affiliates from any and all Damages or other Liabilities arising out of (x) any breach of any Shared Contract by Seller or its Affiliates or (y) the gross negligence or willful misconduct of Seller or its Affiliates in connection with Seller’s or its Affiliates’ administration of any such arrangement or any Shared Contract. With respect to Shared Contractual Liabilities pursuant to, under or relating to any Shared Contract, such Shared Contractual Liabilities shall be allocated between Seller and Buyer as follows: (a) if a Liability is incurred solely in respect of the Business or the remainder of Seller’s business (other than the Business), such Liability shall be allocated to Buyer (in respect of the Business) or Seller (in respect of the reminder of Seller’s business (other than the Business)); and (b) if a Liability cannot be so allocated under clause (a), such Liability shall be allocated to Seller or Buyer, as the case may be, based on the relative proportion of total benefit received by the Business and the reminder of Seller’s business (other than the Business) under the relevant Shared Contract.

Section 5.19 Further Assurances. From and after the Closing, each of Buyer, Seller and the Company shall use Commercially Reasonable Efforts from time to time to execute and deliver at the reasonable request of the other Party such additional documents and instruments, and to take, or refrain from taking, such other actions, as may be reasonably required to give effect to this Agreement and the transactions contemplated hereby.

Section 5.20 Real Estate Matters.

(a)               Prior to the Closing, Seller or its applicable Affiliate and Delray Connecting Railroad Company shall execute and deliver a quitclaim bill of sale, in form and substance reasonably acceptable to Buyer and Seller, transferring all of Seller’s or its applicable Affiliate’s right, title and interest in and to the two rail bridges spanning the Rouge River to access Seller’s Zug Island, Michigan facilities and the car dumper serving as a bridge on Zug Island (the “Zug Island Bridges”) from Seller or its applicable Affiliate to Delray Connecting Railroad Company. In furtherance thereof, the foregoing parties shall execute and deliver such easements, licenses and rights of way, in form and substance reasonably acceptable to Buyer and Seller, reasonably necessary to allow for Delray Connecting Railroad Company to enter and exit the Zug Island Bridges and shall make any and all filings with, and obtain any and all approvals, Permits or Orders by, any Governmental Authority necessary to consummate the foregoing transfer.

(b)               Prior to the Closing, Seller shall execute and deliver a quitclaim deed, in form and substance reasonably acceptable to Buyer and Seller, to GRW transferring all Seller’s right, title and interest in and to the following buildings located on Seller’s Gary Works: (i) the approximately 26,520 square foot building designated by Seller as “Building 319” (commonly referred to as the Locomotive Shop), (ii) the approximately 1,846 square foot building designated by Seller as “Building 318” (commonly referred to as the Wash House) and (iii) the approximately 2,212 square foot modular building containing men’s and women’s locker rooms, a dining area, and office space, in each case, depicted on Section 5.20(b)(i) of the Seller Disclosure Schedule (collectively, the “Gary Locomotive Shop”). Simultaneously with the execution and delivery of the foregoing quitclaim deed, Seller and GRW shall amend and restate that certain Lease, dated February 1, 2013, by and between Seller and GRW, to reflect GRW’s ownership of the Gary Locomotive Shop and to incorporate customary arms-length terms for a commercial lease of similar nature (including separate metering of utilities and fair market rent), in each case in form and substance reasonably acceptable to Buyer, which amended and restated lease shall become effective upon the Closing. After the Closing, Buyer and Seller shall take, or cause one or more of their respective Affiliates (including GRW) to take, any and all actions, and execute and deliver any deeds, subdivision plats, certificates, filings, agreements or other instruments, in each case, that are reasonably necessary to convey, transfer and assign the approximately three acres of land on which the Gary Locomotive Shop is situated as depicted on Section 5.20(b)(ii) of the Seller Disclosure Schedule, together with railroad tracks and other railroad-related equipment situated thereon (commonly referred to as the Repairs in Progress facility), from Seller to GRW as soon as reasonably practicable following the Closing Date, provided that Seller shall retain easements for any existing utility lines.

(c)               At the Closing, Seller and its Affiliates, on the one hand, and the applicable Company Group members, on the other hand, shall execute and deliver (i) access agreements providing the applicable Company Group member access to the Seller plants to which they serve or support, in the manner in which it is provided as of the date hereof (collectively, the “Access Agreements”) and (ii) licenses providing the applicable Company Group member with perpetual access to and use of real estate, tracks and other rail facility appurtenances thereto owned, licensed or leased by Seller or its Affiliates outside of Seller’s plants in the manner in which such access and use is provided to such Company Group member as of the date hereof, which licenses will not require the payment of any fee or other amount by such Company Group Member and shall be in a recordable form (collectively, the “License Agreements”), in each case, in form and substance reasonably acceptable to Seller and Buyer.

(d)               Notwithstanding anything to the contrary in the foregoing, each Party agrees to negotiate in good faith the deeds, leases, licenses, agreements, certificates and instruments contemplated by this Section 5.20 and to reasonably cooperate with the other Party in connection with the consummation of the transactions contemplated by this Section 5.20.

Section 5.21 Existing Asbestos Litigation and US Smelter Existing Claims. Notwithstanding anything in this Agreement to the contrary, from and after the Closing, Seller shall, at Seller’s sole cost and expense, control in all respects any Legal Proceeding listed on Section 5.21 of the Seller Disclosure Schedule (“Existing Asbestos Litigation”) and the US Smelter Existing Claims, including the settlement, compromise, prosecution or defense thereof, as applicable; provided, however, that Seller shall not: (i) settle or compromise any Existing Asbestos Litigation or US Smelter Existing Claims or consent to the entry of any Order with respect thereto which does not include an unconditional, duly authorized, fully executed and acknowledged (by a duly registered notary public) written release of the applicable member of the Company Group from all liability in respect of such Existing Asbestos Litigation or US Smelter Existing Claims; (ii) settle or compromise any Existing Asbestos Litigation or US Smelter Existing Claims if the settlement imposes equitable remedies or other obligations on the Company Group; (iii) settle or compromise any Existing Asbestos Litigation or US Smelter Existing Claims if the result is to admit civil or criminal liability on the part of the Company Group; or (iv) take any action in such capacity pursuant to this Section 5.21 that would reasonably be likely to adversely affect the business or operations of the Company Group in any material respect, in each case, without first obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall direct legal counsel selected by Seller pursuant to this Section 5.21 to submit all bills and invoices directly to Seller and, with regard to the US Smelter Existing Claims, shall direct Wisconsin Central Ltd., and its Affiliates as applicable, to submit any invoices or other requests for payment directly to Seller. Seller may choose, at its sole option, to relinquish its right to prosecute any Existing Asbestos Litigation or US Smelter Existing Claims pursuant to this Section 5.21 if requested by Buyer or the Company, and if so elected, shall use Commercially Reasonable Efforts to permit Buyer or the Company, as applicable, to exert sole and exclusive control over such Existing Asbestos Litigation or US Smelter Existing Claims; provided, however, that the costs incurred by Buyer or its Affiliates to defend such Existing Asbestos Litigation or US Smelter Existing Claims shall be Damages for which indemnification is provided under Section 9.02(a)(iv).

Section 5.22 Cooperation with Legal Proceedings. For a period of three years after the Closing, each Party shall, and shall cause such Party’s respective Affiliates and Representatives to, reasonably cooperate with the other Party in the defense or prosecution of any Legal Proceeding that has been or may be instituted hereafter against such other Party or its Subsidiaries or Affiliates relating to or arising out of the conduct of the Business prior to the Closing (other than Legal Proceedings (x) between a Party or its Subsidiaries or Affiliates and the other Party or its Subsidiaries or Affiliates or (y) in which a Party or its Subsidiaries or Affiliates are adverse to the other Party or its Subsidiaries or Affiliates, including by assertion of any defense by such Party or its Subsidiaries or Affiliates in any such Legal Proceeding), including any Existing Asbestos Litigation. Such cooperation shall include (a) consultation and coordination regarding the prosecution of such Legal Proceeding; (b) the provision of relevant materials, documents, emails, data records and information concerning such Legal Proceeding or the underlying subject matter of such Legal Proceeding as reasonably requested a Party; (c) making employees (and, to the extent reasonably feasible, former employees) reasonably available (i) to provide information concerning such Legal Proceeding or the underlying subject matter of such Legal Proceeding, (ii) for the preparation of any work in connection with such Legal Proceeding or (iii) to testify at a deposition, trial or other proceeding concerning such Legal Proceeding; and (d) providing access to materials, documents, emails and data residing with or in the possession, custody or control of such Party or its Subsidiaries or Affiliates; provided, however, that, in no event shall (x) the access to any employees provided pursuant to this Section 5.22 unreasonably interfere with the duties of such employees or (y) either Party or its respective Subsidiaries or Affiliates be required to provide access to any materials, documents, emails or data if doing so would violate Applicable Law or may compromise the attorney-client privilege of such materials, documents, emails and data. The Party requesting cooperation pursuant to this Section 5.22 shall pay the reasonable expenses (including reasonable attorneys’ fees and expenses) of such cooperating Person incurred as a result of providing such cooperation.

Section 5.23 Books and Records; Company Data.

(a)               Upon the Closing, by operation of the transactions contemplated hereby and without any other action required by Seller, Buyer or their respective Affiliates (including the Company Group members), the Company Group members shall be deemed to own all Company Books and Records and all Company Data, subject to the limitations set forth in this Agreement and the Transition Services Agreement. All Company Books and Records and Company Data that remain in possession of, or on the information technology environment, networks or systems of, Seller or its Affiliates from and after the Closing shall be governed by the Transition Services Agreement and Buyer and its Affiliates (including the Company Group members after Closing) shall be responsible, at their sole cost and expense, for shipping, migrating and otherwise transferring all such Company Books and Records and Company Data to Buyer and its Affiliates from and after the Closing in accordance with the Transition Services Agreement.

(b)               Seller and its Affiliates shall have the right to retain copies of all Company Books and Records and Company Data relating to periods ending prior to the Closing; provided that such copies shall be deemed Confidential Information and shall be subject to the provisions of Section 5.08.

(c)               On and after the Closing Date, Buyer will, and will cause the Company Group members (including by causing any acquiror, successor or assignee of all or any part of the Company Group members or their respective businesses) to, (i) maintain the Company Books and Records for a period of six years (subject to the earlier disposal procedures in this Section 5.23(c)); (ii) for such six year period, upon reasonable written notice and during Working Hours, afford to Seller and its agents reasonable access to (A) properties, copies of Company Books and Records for the period prior to Closing and (B) employees and auditors of the Company Group, in each case to the extent necessary to permit Seller to perform or satisfy any legal, accounting, Tax or regulatory obligation relating to any period on, before or that includes the Closing Date. Notwithstanding the foregoing, Buyer shall not be required to provide access or disclose information to the extent that such access or disclosure would jeopardize the attorney-client privilege or contravene any Applicable Law. Notwithstanding such six-year period, Buyer or its Affiliates shall be entitled to dispose of any original of the Company Books and Records, provided, that before Buyer or its Affiliates shall dispose of any such originals, Buyer shall and shall cause its Affiliates to give at least 30 days’ prior written notice of such intention to dispose of any such Company Books and Records to Seller, and Seller and its Affiliates shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such Company Books and Records as they may elect upon reasonable written notice to Buyer.

(d)               Notwithstanding anything to the contrary in the Mutual Confidentiality Agreement, this Agreement or the Transition Services Agreement, Seller and Buyer acknowledge and agree that certain Company Data has been combined or comingled with other data and information owned by Seller and its Affiliates (other than the Company Group) that is not Related to the Business (“Comingled Data”). Consequently, and notwithstanding any transfer of Company Data to Buyer and its Affiliates pursuant to this Agreement and the Transition Services Agreement, Buyer, on behalf of itself and its Affiliates (including the Company Group after the Closing) and Seller, on behalf of itself and its Affiliates (other than the Company Group after the Closing) agree that the other Party and its Affiliates may retain and use such Comingled Data in the ordinary course of business, so long as such Comingled Data is used and maintained by the Parties and their applicable Affiliates in compliance with Applicable Laws and subject to confidentiality obligations in this Agreement and the Transition Services Agreement. Buyer’s and its Affiliates’ (including the Company Group after the Closing) ownership of the Company Data hereunder does not create any ownership right, license, or interest in any other Data of Seller and its Affiliates that is combined or comingled with the Company Data.

Section 5.24 Pre-Closing Restructuring. Prior to the Closing Date, Seller shall cause the applicable Company Group members to undertake the following actions: (a) Birmingham Southern Railroad Company shall declare an in-kind dividend, in the form of all of the issued and outstanding equity securities of WGN (the “WGN Equity”), to the Company, as its sole shareholder and (b) the Company shall declare an in-kind distribution in the form of the WGN Equity to Seller, as its sole member. For the avoidance of doubt, any intercompany accounts or agreements between WGN, on the one hand, and the Company Group members, on the other hand, shall be settled or terminated prior to Closing, pursuant to Section 5.09.

Section 5.25 Cancelled or Forgiven CARES Act Payroll Taxes. If at any time after the Closing Date, a Governmental Authority forgives or cancels all or any portion of the Liabilities or obligations of any Company Group member to pay any Taxes that were included in the calculation of Indebtedness under clause (g) of the definition of Indebtedness, promptly following and, in any event within five Business Days of, receipt of notice of such forgiveness or cancellation, Buyer shall pay (or cause the applicable Company Group member to pay) to Seller the amount of such forgiven or cancelled Taxes to the extent included in the calculation of Indebtedness.

Section 5.26 Transition Services Agreement. From and after the date hereof until Closing, Buyer and Seller shall continue good faith negotiations of (a) any provisions in the form of Transition Services Agreement attached hereto as Exhibit D or form of Railway Services Agreement attached hereto as Exhibit B that remain bracketed and footnoted as “Subject to Further Negotiation” and (b) the Service Schedules (as defined in the Transition Services Agreement). In connection with such good faith negotiation of the Services Schedules, the Parties will endeavor to agree upon Service Schedules (a) that provide Buyer and its Affiliates (including the Company Group from and after Closing) with the support services from Seller and its Affiliates necessary to conduct the Business for the applicable Service Terms (as defined in the Transition Services Agreement) and (b) with fees, to the extent practicable, reflect the actual cost and expense to Seller for the provision of the support services (which for the avoidance of doubt will include direct costs attributable to the Seller’s or its Affiliates’ employees directly engaged in performing such services, including without limitation all salaries, wages, compensation, and employee benefits directly allocated to such employees, or attributable to the materials and supplies consumed in rendering such services and all indirect costs that relate to the foregoing direct costs incurred in connection with such services). Within 10 Business Days after the date hereof, Seller shall provide Buyer with a summary that sets forth all material TSA Consents that have not yet been received by Seller or its Affiliates as of such date. Until Closing, Seller shall keep Buyer reasonably apprised of the status of each TSA Consent and of the discovery of any additional TSA Consents not previously made known to Buyer. Seller shall use Commercially Reasonable Efforts to obtain each TSA Consent prior to Closing, and Buyer shall reasonably cooperate with Seller in obtaining each TSA Consent prior to Closing. To the extent a TSA Consent is not reasonably expected to be obtained prior to Closing, Seller shall provide notice to Buyer and, at Buyer’s request, (x) facilitate direct communications between Buyer and the applicable third party service provider and (y) assist with identifying alternative service providers who may be engaged by Buyer to provide the applicable service.

Section 5.27 Permit-Sharing. From and after the date hereof, Buyer, with reasonable cooperation from Seller, shall diligently pursue obtaining Permits in its own name or the name of the applicable Company Group member for the discharge of stormwater or air emissions currently occurring from the applicable Company Group member through Seller’s or its Affiliates’ outfalls or facilities, as applicable under the existing Permits set forth on Section 5.27 of the Seller Disclosure Schedule (“Existing Shared Permits”), which pursuit shall include: (a) working cooperatively with Seller to determine the feasibility of having the discharge of stormwater or air emissions, as applicable, from the applicable Company Group member currently from Seller’s or its applicable Affiliates’ outfalls or facilities under the Existing Shared Permits be covered by separate Permits (“New Permits”) and (b) if such determination is made, filing applications to obtain New Permits and using Commercially Reasonable Efforts to obtain New Permits, provided that Buyer shall not be required to construct standalone storm water discharge or air emissions facilities or otherwise incur unreasonable costs and expenses to obtain a New Permit. Notwithstanding the foregoing, Buyer shall not be required to incur capital expenditures prior to the Closing in connection with obtaining New Permits. Until a New Permit is obtained for a stormwater discharge or air emission, and for any discharge or emission for which a New Permit cannot be obtained in accordance with the preceding terms of this Section 5.27, from and after the Closing, Seller and its applicable Affiliates shall provide for coverage of the discharge of stormwater or air emissions, as applicable, from the applicable Company Group member through Seller’s or its applicable Affiliates’ outfalls or facilities, as applicable, with the Existing Shared Permits, and any amended or subsequent Permits needed for such discharge of stormwater or air emissions, which coverage shall be on commercially reasonable terms set forth in one or more temporary permit-sharing agreements that Buyer and Seller shall continue to negotiate and shall finalize between the date hereof and the Closing, and which temporary permit-sharing agreements shall be renewed provided Buyer or the applicable Company Group Member continues to pursue obtaining New Permits that would reasonably be expected to be issued in accordance with this Section 5.27.

Article 6
Employee Matters

Section 6.01 Maintenance of Compensation and Benefits. During the period commencing on the Closing Date and ending on December 31, 2022 (the “Continuation Period”), Buyer shall (or shall cause its Affiliates to) provide each Company Employee who is actively employed by the Company Group immediately prior to the Closing and that is not covered by a collective bargaining agreement: (a) an annual base salary, commission opportunities and short- term cash incentive compensation opportunities that in the aggregate are at least equal in terms of amount to the annual base salary, commission opportunities and short- term cash incentive compensation opportunities provided to such Company Employee as of immediately prior to the Closing Date, (b) employee benefits, including health and welfare and retirement benefits (but excluding severance, equity incentive compensation, defined benefit plans and retiree welfare obligations), that are no less favorable in the aggregate than such benefits provided to such Company Employee immediately prior to the Closing Date, and (c) severance protections and entitlements as set forth on Section 6.01 of the Seller Disclosure Schedule.

Section 6.02 Collective Bargaining Agreements. Buyer shall (or cause its Affiliates to) continue in place and abide by any collective bargaining agreement covering a Company Employee as of the Closing Date including, but not limited to, terms included in any such collective bargaining agreements governing any defined benefit plan and post-termination welfare benefits. Notwithstanding anything to the contrary in this Article 6, the terms and conditions of employment for any Company Employee covered by a collective bargaining agreement shall remain in effect in accordance with the terms of any such agreement post-Closing.

Section 6.03 Company Employees. Except as set forth on Section 6.03 of the Seller Disclosure Schedule, Seller shall, or shall cause its Affiliates (including the Company Group) to (i) immediately prior to the Closing Date, take all actions necessary to transfer the employment of all employees (other than Inactive Company Employees) who primarily provide services to the Company Group, but are not employed by a member of the Company Group, to the Company Group and (ii) prior to the Closing Date, take all actions necessary to transfer the employment of all Inactive Company Employees and all employees employed by the Company Group that primarily provide services to the Seller or one of its Subsidiaries, other than the Company Group, to Seller or one of its Affiliates (other than a member of the Company Group). Buyer shall (or shall cause one of its Affiliates to) offer employment to any Inactive Company Employee who is able to return to active work within six months following the Closing.

Section 6.04 Service Credit. Buyer shall (or shall cause its Affiliates to) grant each Company Employee full credit for all prior service with Seller, the Company or any of their respective Affiliates or predecessors of any such entity for all purposes, including for purposes of determining eligibility to participate, level of benefits, vesting, early retirement eligibility and benefit plan accruals, under each employee benefit plan sponsored or maintained by Buyer or any of its Affiliates in which such Company Employee is eligible to Participate and in accordance with Applicable Law, including those providing defined benefit pension and/or post-termination welfare benefits (to the extent the Buyer, the Company or any Subsidiary of the Company maintains such benefits), to the same extent such service would be recognized by Seller or its applicable Affiliate (including the Company) under any similar employee benefit plan immediately prior to the Closing; provided, however, that such credit shall not result in a duplication of benefits.

Section 6.05 Welfare Plans. As of the Closing Date, each Company Employee shall cease participation in the health and welfare benefit plans of Seller (each, a “Seller Welfare Plan”) and commence or continue participation in the health and welfare benefit plans maintained by Buyer or its Affiliates (which, for the avoidance of doubt, after the Closing shall include any Company Benefit Plans). Benefits in respect of all welfare plan claims incurred by Company Employees on or after the Closing shall be provided by Buyer or its Affiliates. For purposes of this Section 6.05, a claim shall be deemed “incurred” on the date that the event that gives rise to the claim occurs (for purposes of life insurance, severance, sickness, accident and disability programs) or on the date that treatment or services are provided (for purposes of healthcare programs). For each Company Employee who immediately prior to the Closing Date participated in a healthcare and/or dependent care flexible spending arrangement (an “FSA”) under a section 125 plan of Seller, Buyer shall provide the same level of coverage under an equivalent plan of Buyer or its Affiliate and shall treat the Company Employees as if their participation had been continuous from the beginning of the Seller’s plan year. As soon as practicable after the Closing, Seller shall transfer to Buyer (or its applicable Affiliate(s)) a cash lump sum equal to the total amount that Company Employees have contributed to the applicable FSAs of Seller through the Closing Date for the plan year that includes the Closing, less all amounts that have been paid from such FSAs through the Closing Date for eligible expense claims incurred by the Company Employees in the plan year that includes the Closing (such difference, the “FSA Amount”). If the FSA Amount is less than $0, as soon as practicable after the Closing, Buyer shall transfer to Seller a cash lump sum equal to all amounts that have been paid from Seller’s FSAs through the Closing Date for eligible claims incurred by the Company Employees in the plan year that includes the Closing, less the total amount that Company Employees have contributed to Seller’s FSAs through the Closing Date for the plan year that includes the Closing. The Company Employees’ salary reduction elections shall be taken into account for the remainder of Buyer’s plan year as if made under Buyer’s plan, and Buyer’s FSA shall reimburse eligible expenses incurred by Company Employees at any time during the Seller’s plan year, including expenses incurred before the Closing Date, up to the amount of the employee’s election and reduced by amounts previously reimbursed by the Seller’s FSA.

Section 6.06 Pre-Existing Conditions and Co-Payments. Buyer shall (or shall cause its Affiliates to) use Commercially Reasonable Efforts to:

(a)               waive all limitations as to pre-existing conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to the Company Employees (and their eligible dependents) under any health and welfare plans in which the Company Employees are eligible to participate on or after the Closing Date to the extent that such limitations were waived or met under the applicable Seller Welfare Plan or health and welfare Company Benefit Plans as of the Closing Date; and

(b)               provide each Company Employee with credit for the dollar amount of all co-payments, deductibles and similar expenses incurred by such Company Employee (or any covered dependent thereof) prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans in which such Company Employees are eligible to participate on or after the Closing Date in the plan year in which the Closing occurs.

Section 6.07 WARN Act. Buyer shall be solely responsible for and assume all liabilities for the provision of notice or payment in lieu of notice and any applicable penalties under the WARN or any similar Applicable Law arising after the Closing Date as a result of the transactions contemplated by this Agreement. Prior to the Closing, Seller shall provide Buyer a schedule which shall, as of the Closing Date, set forth a list of each Company Employee who has experienced an “employment loss” (as defined in WARN) involuntarily within the prior 90-day period, together with such employee’s work location.

Section 6.08 U.S. Defined Contribution Plans. On or prior to the Closing Date, Seller shall transfer sponsorship of the Transtar, LLC Savings Plan for Represented Employees (the “Transtar 401(k) Plan”) to the Company. Buyer shall continue to make available to Company Employees the Transtar 401(k) Plan for the duration of the Continuation Period, with terms and conditions equal to or more favorable than those terms and conditions contained in the Transtar 401(k) Plan prior to the Closing.

Section 6.09 U.S. Defined Benefit Plans. Effective as of the Closing Date, if required by the terms of an applicable collective bargaining agreement, Buyer or its Affiliate shall adopt and establish a (or otherwise designate an existing) defined benefit plan that is intended to qualify under Section 401(a) of the Code and a related trust that is exempt under Section 501(a) of the Code (such plan and trust, the “Buyer DB Plan”). The Buyer DB Plan shall have terms and features (including benefit accrual provisions) that are substantively identical to the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003) (the “Seller DB Plan”) as it pertains to Company Employees such that, for the avoidance of doubt, the Seller DB Plan as it pertains to Company Employees is replicated in all material respects by the Buyer DB Plan (but for the avoidance of doubt, not for purposes of plan administration). Buyer shall cause the Buyer DB Plan to credit each Company Employee who as of the Closing is an active participant in the Seller DB Plan with full past service credit for eligibility, vesting, benefit accrual, determination of eligibility for early retirement and other subsidized benefits, and for all other purposes under the Seller DB Plan where service is taken into account from his or her date of employment with Seller and its Affiliates (and predecessors) to the extent such service was credited for such purpose on behalf of such Company Employees under the Seller DB Plan. The accrued benefit of each Company Employee under the Buyer DB Plan as of the Closing Date, taking into account service with Seller and its Affiliates (and predecessors) but not taking into account the benefit offset described below, will be at least as great as the accrued benefit of such Company Employee under the Seller DB Plan immediately prior to the Closing Date. The benefit of each Company Employee under the Buyer DB Plan shall be “offset” by such Company Employee’s accrued benefit under the Seller DB Plan. Each Company Employee who is an active participant in the Seller DB Plan immediately prior to the Closing shall become a participant in the Buyer DB Plan as of the Closing and shall cease to be an active participant in the Seller DB Plan as of the Closing. Buyer or its Affiliate shall be solely responsible for taking all necessary, reasonable and appropriate actions (including, if applicable, the submission of the Buyer DB Plan to the IRS for a determination of tax-qualified status) to establish, maintain, and administer the Buyer DB Plan so that it is qualified under Section 401(a) of the Code and the related trust is exempt under Section 501(a) of the Code. For the avoidance of doubt, Seller shall: (a) retain all assets held in trust on behalf of the Seller DB Plan or otherwise underlying the Seller DB Plan, and (b) retain all liabilities for accruals, including accruals on behalf of Company Employees, when such accruals are for periods occurring prior to the Closing Date. Prior to the Closing Date, Seller will deliver to Buyer an amendment to the Seller DB Plan, subject to Buyer’s review and reasonable comments, reflecting the mutually agreed upon coordination of benefits between the Buyer DB Plan and the Seller DB Plan, as set forth on Section 6.09 of the Seller Disclosure Schedule.

Section 6.10 Accrued Vacation and Sick Leave. Buyer shall (or shall cause its Affiliates to) recognize and assume the liability with respect to accrued but unused vacation time and sick leave for all Company Employees; provided that in any jurisdiction where payment of the value of accrued but unused vacation time to Company Employees is required by Applicable Law as of the Closing Date, Seller will pay, or cause to be paid, all accrued but unused vacation time to such Company Employees as soon as reasonably practicable after the Closing Date, and Buyer shall promptly, but in no event more than 15 days after being notified by Seller, reimburse Seller in respect of any such payment.

Section 6.11 Workers Compensation. Buyer shall be responsible for providing benefits in respect of all claims for workers compensation or benefits under the Federal Employees Liability Act and shall assume any related liabilities, in each case with respect to Company Employees and former employees of the Company; provided, however, that if Applicable Law does not permit Buyer or its Affiliates to provide such benefits with respect to injuries or illnesses that arose prior to the Closing Date, Seller shall be responsible for providing, or causing to be provided, such benefits and Buyer shall promptly, but in no event more than 15 days after being notified by Seller, reimburse Seller in respect of any such benefits.

Section 6.12 Existing Agreements. Prior to the Closing, Buyer will expressly assume all obligations of Seller pursuant to any special incentive awards with Company Employees, as set forth on Section 6.12 of the Seller Disclosure Schedule.

Section 6.13 No Third Party Beneficiaries. Nothing in this Article 6, express or implied, (a) is intended to or shall confer upon any Person other than the Parties, including any Company Employee and Company Employee representative, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (b) shall establish, or constitute an amendment, termination or modification of, or limit the ability of the Company, Seller, Buyer or any of their Affiliates to amend, terminate or otherwise modify any benefit plan, or (c) shall create any obligation on the part of Seller or any of their respective Affiliates to employ any Company Employee for any period following the Closing Date.

Section 6.14 Cooperation. From and after the date hereof, Seller shall provide Buyer and its designees with all information to the extent reasonably necessary to allow Buyer and its Affiliates to comply with their obligations under this Article 6, including to establish employee benefit plans consistent with Buyer’s obligations under this Article 6, and shall reasonably cooperate with Buyer and its Affiliates to use Commercially Reasonable Efforts to assist in establishing insurance and other service provider relationships with respect to such plans (including in connection with the Transition Services Agreement; provided, however, that in the event of a conflict between Seller’s obligations under this Section 6.14 and Seller’s obligations pursuant to the Transition Services Agreement, the Transition Services Agreement shall govern). Such reasonable cooperation shall include, but shall not necessarily be limited to, (a) providing reasonable access to documentation and other information associated with the terms and administration of the Employee Benefit Plans, (b) providing reasonable access to employees of Seller and its Affiliates and other third-parties that have operational knowledge of the Employee Benefit Plans and (c) facilitating introductions to the vendors of such plans. Notwithstanding the foregoing, Seller shall not be required to provide or cause to be provided access to or to disclose or cause to be disclosed information where such access or disclosure would jeopardize the attorney-client or other privilege, contravene any Applicable Law or Contract or contravene any confidentiality undertaking.

Article 7
Tax Matters

Section 7.01 Tax Returns. Seller shall prepare, or cause to be prepared, at, in the case of income Tax Returns, Seller’s cost and expense and, in the case of non-income Tax Returns, the Company Group’s cost and expense, any Tax Return of any Company Group member for any Pre-Closing Tax Period that is required to be filed, and the original due date (including extensions) for which is, after the Closing and Buyer shall prepare, or cause to be prepared, any Tax Return of any Company Group member for any Straddle Period that is required to be filed, and the original due date (including extensions) for which is, after the Closing. All such Tax Returns shall be prepared in accordance with past custom and practice of the applicable Company Group member, except to the extent otherwise required by Applicable Law or this Agreement. The Party required to prepare any such Tax Return for income Taxes shall provide the other Party with a draft of any such Tax Return not less than 30 days prior to the due date (including extensions) for such Tax Return (unless the due date for any such Tax Return is within 30 days of the Closing Date, in which case the preparing Party shall provide such draft to the other Party as soon as reasonably practicable) and the preparing Party shall accept and incorporate into any such Tax Return any reasonable comments submitted in writing by the non-preparing Party within 20 days of (or, if the due date for any such Tax Return is within 30 days of the Closing Date, as soon as reasonably practicable after) the preparing Party’s delivery of such Tax Return to the non-preparing Party. Buyer shall timely file or cause to be timely filed any Tax Return prepared pursuant to this Section 7.01 (for the avoidance of doubt, none of which shall include any Seller Group Tax Return) and timely pay, or cause to be timely paid, any Taxes shown as due and owing on any such Tax Return; provided, however, that Seller shall timely reimburse Buyer for the Taxes for which Seller is liable pursuant to Section 9.02(a)(iii) but which are remitted in respect of any Tax Return to be filed by the Buyer pursuant to this Section 7.01 upon the written request of Buyer setting forth the computation of the amount owed by Seller. For the avoidance of doubt, such reimbursement obligations shall not be subject to the limitations on indemnification set forth in Article 9 (except for the last sentence of Section 9.03(a), Sections 9.06(b), 9.06(c) and 9.06(d)). Notwithstanding anything to the contrary in this Agreement (including Section 5.04 or any provision of this Article 7), in no event shall Buyer or any Affiliate of Buyer (including, after the Closing, any Company Group member) have any right to review, participate in the preparation of or otherwise review, obtain or have access to any Seller Group Tax Return (including any work papers solely with respect thereto).

Section 7.02 Tax Claims.

(a)               Buyer shall promptly notify Seller in writing upon receipt by Buyer or any Affiliate of Buyer (including, after the Closing, any Company Group member) of any written notice of any audit, examination, claim, investigation or other proceeding relating to Taxes of any Company Group member (each, a “Company Group Tax Claim”) for any Pre-Closing Tax Period or any Straddle Period; provided that failure to comply with this provision shall not affect Buyer’s right to indemnification under this Agreement except to the extent such failure shall have adversely prejudiced Seller’s ability to contest any such Tax liabilities. In connection with such notice provided by Buyer to Seller pursuant to this Section 7.02(a), Buyer shall provide Seller with any relevant written correspondence or other materials received from the relevant Taxing Authority with respect to any such Group Company Tax Claim.

(b)               Seller shall have the right, but not the obligation, to control, including the selection of counsel at Seller’s cost and expense, any Company Group Tax Claim for a Pre-Closing Tax Period (provided that Seller shall have first notified Buyer in writing of Seller’s intention to do so and of the identity of counsel, if any, chosen by Seller in connection therewith (it being understood by the Parties that Seller has already notified Buyer of its intention to control the matters set forth in clauses (a), (b) and (c) of Section 3.20(a)(v)(1) of the Seller Disclosure Schedule)), and Buyer shall have the right, but not the obligation, to control any Company Group Tax Claim for a Pre-Closing Tax Period that Seller does not elect to control pursuant to this Section 7.02(b) and Buyer shall control any Company Group Tax Claim for any Straddle Period; provided that the Party that controls a Company Group Tax Claim pursuant to this Section 7.02(b) shall (i) keep the other Party informed on a reasonable basis with respect to the status of any such Company Group Tax Claim, (ii) allow the other Party to participate (at such Party’s expense) on a reasonable basis in any such Company Group Tax Claim and (iii) not settle any such Company Group Tax Claim without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

(c)               Notwithstanding anything to the contrary in this Agreement, in no event will Buyer or any Affiliate of Buyer (including, after the Closing, any Company Group member) have any right to control, participate or otherwise be involved in or have access to any information with respect to any audit, examination or other proceeding relating to any Seller Group Tax Return or otherwise with respect to Taxes of any Seller Group or any Seller Group Tax Return.

(d)               In the event of any inconsistency between this Section 7.02 and Section 9.04, this Section 7.02 shall control.

Section 7.03 Transfer Taxes. All Transfer Taxes incurred in connection with transactions contemplated by the Transaction Agreements (including, for the avoidance of doubt, any real property transfer Tax and any similar Tax) shall be borne 50% by Buyer and 50% by Seller; provided that Transfer Taxes arising as a result of (a) the transactions contemplated by Section 5.15 (Redemption of USS Portfolio Shares) and Section 5.24 (Pre-Closing Restructuring) and (b) the transfer of real and personal property pursuant to Section 5.20 (Real Estate Matters), shall be borne entirely by Seller and the Transfer Taxes arising as a result of the transactions contemplated by Section 5.13(b) shall be borne entirely by Buyer. All Tax Returns with respect to Transfer Taxes shall be filed by the Party required to file the Tax Return under Applicable Law, and Buyer and Seller, as applicable, shall reimburse the filing Party for any Transfer Taxes that are borne by Buyer or the Seller, respectively, pursuant to this Section 7.03. The parties shall cooperate on a reasonable basis in connection with the preparation and filing of any Tax Returns for Transfer Taxes. For the avoidance of doubt, such reimbursement obligations shall not be subject to the limitations on indemnification set forth in Article 9 (except for the last sentence of Section 9.03(a), Sections 9.06(b), 9.06(c) and 9.06(d)).

Section 7.04 Tax Refunds. Buyer shall promptly pay or cause to be paid to Seller an amount equal to any refund (or any credit in lieu of any refund) of Taxes of any Company Group member, together with interest thereon received from the applicable Taxing Authority, received or obtained after the Closing with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date, net of any reasonable cost to Buyer or its Affiliates attributable to the receipt and paying over of such refund; provided, however, such refund shall be property of Buyer to the extent such refund (i) arises from the carryback of an item of deduction or loss from a period beginning after the Closing Date or, with respect to any Straddle Period, the portion of such period beginning after the Closing Date, to a Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date, or (ii) was taken into account in Closing Net Working Capital.

Section 7.05 Tax Sharing Agreements. Any and all existing Tax Sharing Arrangements between any Company Group member, on one hand, and any member of any Seller Group (other than any Company Group member), on the other hand, shall be terminated as of the Closing Date as to any such Company Group member, no Company Group member shall have any rights or liability thereunder on or after the Closing Date.

Section 7.06 Cooperation on Tax Matters. Buyer and Seller shall, and shall cause their respective Affiliates (including, in the case of Buyer, the Company Group members after the Closing Date) to, cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and the preparation for and defense against any audit, examination or other proceeding with respect to Taxes relating to any Company Group member. Such cooperation shall include the provision of records and information that are reasonably necessary for the preparation of any such Tax Return or for any such audit, examination or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

Section 7.07 Section 338(h)(10) Election. At the request of Buyer, Seller and Buyer shall make one or more joint elections under Section 338(h)(10) of the Code (and under similar provisions of state or local Tax Law) with respect to the purchase and sale of the Interests pursuant to this Agreement or any deemed purchase of shares of the Subsidiaries of the Company (each, a “Section 338(h)(10) Election”), provided that Buyer shall, within 60 days of the Closing Date provide written notice to Seller of Buyer’s decision to make one or more Section 338(h)(10) Elections and Buyer shall include with such notice a draft IRS Form 8023 (and any form necessary for state or local Tax purposes) for each such Section 338(h)(10) Election for Seller’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Section 338(h)(10) Election Notice”). If Buyer timely provides the Section 338(h)(10) Election Notice pursuant to this Section 7.07, each of Buyer and Seller agrees that neither it nor any of its Affiliates shall take, or fail to take, any action to the extent such action or failure to act, as the case may be, is inconsistent with or would otherwise prejudice any Section 338(h)(10) Elections.

Section 7.08 Straddle Periods. For purposes of this Agreement, Taxes of any Company Group member for any Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date, on the one hand, and the portion of the Straddle Period beginning on the day after the Closing Date, as follows: (a) in the case of Taxes based upon income, gains, deduction, loss, sales, proceeds, profits, receipts, wages, compensation or similar items, on an interim closing of the books basis as if the Straddle Period ended at the close of the Closing Date (provided, however, that any exemption, depreciation, amortization or other deductions, credit or other item that is calculated on an annual basis shall be allocated on a per diem (daily) basis) and (b) in the case of any other Taxes such as real or personal property Taxes, on a per diem (daily) basis. For the avoidance of doubt, any item of income, gain, loss or deduction for a Straddle Period that is realized on the transactions contemplated hereby deemed to occur as a result of the Section 338(h)(10) Elections shall be allocated to the portion of any such Straddle Period ending on the Closing Date.

Section 7.09 Buyer Tax Acts. Without the prior written consent of Seller (in the case of clause (b) or (c), such consent not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause its Affiliates (including, after the Closing, the Company Group members) not to: (a) take any action on the Closing Date after the Closing other than in the ordinary course of business or as otherwise expressly contemplated by the Transaction Agreements or as required by Applicable Law; (b) file (other than in accordance with Section 7.01) or re-file, amend or otherwise modify any Tax Return of any Company Group member for any Pre-Closing Tax Period or any Straddle Period or make, change or revoke any Tax election for a Company Group member with retroactive effect to any Pre-Closing Tax Period or any Straddle Period (other than any Section 338(h)(10) Election made in accordance with Section 7.08); or (c) initiate any voluntary disclosure or similar program, agreement or arrangement, or agree to extend or waive the statute of limitations, in each case with respect to Taxes of any Company Group member for any Pre-Closing Tax Period. To the maximum extent permitted by Applicable Law, (x) Buyer shall, and shall cause the Company Group members to, waive or otherwise forego any or all rights to carryback any net operating loss, capital loss, or other similar attribute for U.S. federal (and applicable state and local) income tax purposes to any Seller Group Tax Return for a Pre-Closing Tax Period or any Straddle Period and (y) Buyer shall not, and shall cause the Company Group members not to, file or otherwise make any election to carryback any such tax attribute to any Seller Group Tax Return for a Pre-Closing Tax Period or any Straddle Period.

Section 7.10 Other Tax Matters. Notwithstanding anything to the contrary in this Agreement, the covenants and obligations set forth in this Article 7 shall survive until 60 days after the expiration of all applicable statutes of limitation (taking into account extensions thereof).

Article 8
Conditions to Closing

Section 8.01 Mutual Conditions to Closing. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)               receipt of final STB Approval; and

(b)              there shall not be in force an Order, or any Applicable Law adopted after the date hereof, enjoining, prohibiting or rendering illegal the consummation of the transactions contemplated hereby.

Section 8.02 Conditions to Buyer’s Obligation to Close. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by Applicable Law):

(a)               (i) the Seller Fundamental Warranties and the representation and warranty contained in Section 3.09(b) shall be true and correct in all respects as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, and (ii) the representations and warranties of Seller, other than the Seller Fundamental Warranties and the representation and warranty contained in Section 3.09(b), contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) shall be true and correct as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except, in each case, for any inaccuracy or omission that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(b)               the covenants of Seller to be performed prior to the Closing shall have been performed (or any non-performance shall have been cured) in all material respects; and

(c)               Buyer shall have received a certificate signed by an executive officer of Seller to the effect of the foregoing Section 8.02(a) and Section 8.02(b);

(d)               receipt of final STB Approval that does not impose any Material Regulatory Concession;

(e)               no Legal Proceeding commenced by a Governmental Authority shall be pending seeking to enjoin, prohibit or render illegal the consummation of the transactions contemplated hereby or impose a Regulatory Concession on Buyer (or the Company Group) in connection therewith;

(f)                there shall not be in force an Order, or any Applicable Law adopted after the date hereof imposing a Regulatory Concession on Buyer (or the Company Group) in connection with the transactions contemplated hereby; and

(g)               Seller shall have delivered, or caused to be delivered, to Buyer the deliverables set forth in Section 2.05(a).

Section 8.03 Conditions to Seller’s Obligation to Close. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by Applicable Law):

(a)               (i) the Buyer Fundamental Warranties contained in this Agreement shall be true and correct in all respects as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, and (ii) the representations and warranties of Buyer, other than the Buyer Fundamental Warranties, contained in this Agreement shall be true and correct as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except any inaccuracy or omission that would not reasonably be expected, individually or in the aggregate, to materially impair Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby;

(b)               the covenants of Buyer to be performed prior to the Closing shall have been performed (or any non-performance shall have been cured) in all material respects; and

(c)               Seller shall have received a certificate signed by an executive officer of Buyer to the effect of the foregoing Section 8.03(a) and Section 8.03(b); and

(d)               Buyer shall have delivered, or caused to be delivered, to Seller the deliverables set forth in Section 2.05(b).

Section 8.04 Consummation of Closing. All conditions to the Closing shall be deemed to have been satisfied or waived at and after the consummation of the Closing. Neither Seller nor Buyer may rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by the failure of Seller or Buyer, respectively, to comply with its obligations under this Agreement.

Article 9
Survival; Indemnification

Section 9.01 Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of 12 months following the Closing Date. The covenants and agreements of the Parties contained in this Agreement, or in any certificate or other writing delivered pursuant hereto or in connection herewith, shall survive in accordance with their terms. Notwithstanding the preceding sentences, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

Section 9.02 Indemnification.

(a)               Effective at and after the Closing, Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually suffered by Buyer or any of its Affiliates arising out of (i) any misrepresentation or breach of any of the representations or warranties of Seller contained in this Agreement, (ii) any breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement, (iii) any Indemnified Taxes, (iv) any claims made by Third Parties at any time against members of the Company Group based on alleged exposure to asbestos to the extent such exposure occurred prior to the Closing Date, (v) Seller Benefit Plans that are not Company Benefit Plans, or (vi) the US Smelter Existing Claims.

(b)               Effective at and after the Closing, Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually suffered by Seller or any of its Affiliates arising out of any (i) misrepresentation or breach of any of the representations or warranties of Buyer contained in this Agreement, (ii) breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement, (iii) WARN or any similar Applicable Law arising as a result of the transactions contemplated by this Agreement to the extent Buyer is responsible for such liabilities pursuant to Section 6.07 or (iv) payments by Seller to Canadian National Railway, Grand Trunk Corporation, Wisconsin Central, Ltd. or any of their respective Affiliates or any out-of-pocket costs and expenses incurred by Seller or its Affiliates, in each case, arising from Seller’s obligations in Article 3 and 5 of that certain Omnibus Consent and Amendment Agreement, dated May 19, 2021, by and among Seller, GRW, Canadian National Railway, Grand Trunk Corporation and Wisconsin Central, Ltd., but excluding any such payments in connection with the US Smelter Existing Claims.

(c)               For purposes of determining any inaccuracy in or breach of the representations and warranties pursuant to Section 9.02(a) and calculating any resulting Damages thereunder, any reference to “Material Adverse Effect”, “material”, “all material respects” and similar qualifications in the representations, warranties, covenants and agreements in this Agreement shall be disregarded; provided, however, that references to “Material Adverse Effect” in Section 3.09(b) and any use of the term “Material Contract”, “Material Customer” or “Material Supplier” in Article 3 shall not be disregarded.

(d)               Any indemnification pursuant to this Section 9.02 shall be subject to the procedures and limitations set forth in this Article 9, and if applicable, Section 5.21.

Section 9.03 Limitations of Liabilities. The party making a claim under this Article 9 is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article 9 is referred to as the “Indemnifying Party.” The indemnification provided for in Section 9.02 shall be subject to the following limitations:

(a)               Seller shall not be liable to Buyer for indemnification pursuant to Section 9.02(a)(i) until the aggregate amount of all Damages in respect of indemnification pursuant to Section 9.02(a)(i) exceeds $2,400,000 (the “Deductible”), in which event Seller shall only be required to pay or be liable for Damages in excess of the Deductible; provided, however, that in no event shall Seller’s aggregate liability pursuant to Section 9.02(a)(i) exceed $2,400,000 (the “Cap”). Notwithstanding the foregoing, neither the Deductible nor the Cap shall apply to any indemnification claim made by any Indemnified Party based upon or arising out of any Fraud. Other than in the case of Fraud, in no event shall Seller’s aggregate liability under this Agreement exceed an amount equal to the Purchase Price.

(b)               Nothing in this Section 9.03 shall be deemed to limit any rights of the Buyer Indemnified Parties as against the R&W Insurer under the R&W Insurance Policy.

Section 9.04 Third Party Claim Procedures.

(a)               The Indemnified Party agrees to give prompt notice in writing to the Indemnifying Party of the assertion of any claim or the commencement of any Legal Proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under Section 9.02. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party. The Indemnifying Party has received notice of the Existing Asbestos Litigation and US Smelter Existing Claims.

(b)               Subject to Seller’s right to control any Existing Asbestos Litigation or US Smelter Existing Claims in accordance with Section 5.21, the Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 9.04, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided, however, that the Indemnifying Party shall not be entitled to assume control of a Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal Legal Proceeding, indictment or allegation, (ii) the Third Party Claim seeks injunctive or other equitable relief, or, if adversely determined, would impair in any material respect the financial condition, business, operations, reputation or prospects of Buyer or its Subsidiaries (including the Company Group), (iii) the indemnification obligation of the Indemnifying Party (after the application, if applicable, of any cap on Damages) is determined in good faith by Buyer to be less than the potential maximum Damages amount of the Third Party Claim at issue, or (iv) with respect to the Third Party Claim, the Indemnified Party is Buyer or any of its Affiliates and is seeking, or reasonably expects to receive, recovery under the R&W Insurance Policy or a reductions in the retention thereunder.

(c)               If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.04, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim, if the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(d)               The Indemnified Party shall not admit liability in respect of any Third Party Claim, nor enter into any settlement of such Third Party Claim, without the prior written consent of the Indemnifying Party.

(e)               Each Party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 9.05 Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 9.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party. Such notice shall describe the claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. Following such notice, the Parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved in accordance with Section 11.11.

Section 9.06 Calculation of Damages.

(a)               The amount of any Damages payable under Section 9.02 by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies, or from any other Person alleged to be responsible therefor. Subject to the rights of the R&W Insurer as set forth in the R&W Insurance Policy, if the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then to the extent the Indemnified Party’s total recovery exceeds it Damages with respect to the underlying event, such Indemnified Party shall promptly reimburse the Indemnifying Party for any such excess not to exceed the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)               The Indemnifying Party shall not be liable under Section 9.02 for any Damages relating to any matter to the extent that such matter has been taken into account in connection with the Purchase Price adjustment under Section 2.06.

(c)               Each Indemnified Party must mitigate in accordance with Applicable Law any Damages for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its Damages after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of those Damages, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received.

(d)               Buyer and Seller agree to treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price for federal income tax purposes including, as applicable, a corresponding adjustment to Final Allocation Schedule, except to the extent otherwise required by Applicable Law.

Section 9.07 Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 9.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, subject to the rights of the R&W Insurer as set forth in the R&W Insurance Policy, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 9.08 No Right to Set-Off. Buyer, on its own behalf and on behalf of its Affiliates (including after Closing, the Company Group members), hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that Buyer and its Affiliates have or may have with respect to the payment of the Purchase Price or any other payments to be made by Buyer pursuant to this Agreement or by Buyer, any Company Group member or their respective Affiliates pursuant to any Transaction Agreements. In this connection, each Party hereby agrees, on behalf of itself and all of its Affiliates, that in no event shall any Indemnified Party be entitled to indemnification hereunder in respect of any claim, item or other matter unless and until such claim, item or other matter has been Finally Determined.

Section 9.09 Debt Financing Source Liability. Notwithstanding anything herein to the contrary, Seller and its Affiliates shall not have any claim against any Debt Financing Source or any Debt Finance Related Party, nor shall any Debt Financing Source or any Debt Finance Related Parties have any liability whatsoever to Seller and its Affiliates, in connection with the Debt Financing, the Debt Commitment Letter or in any way relating to this Agreement or any of the transactions or services contemplated thereby or hereby, whether at law, in equity, in contract, in tort or otherwise. Under no circumstances shall any Party to this Agreement be entitled to recovery from any Debt Financing Source consequential, indirect, punitive, exemplary or special damages arising out of or relating to the transactions contemplated by this Agreement, the Debt Commitment Letter or the Debt Financing.

Section 9.10 Exclusivity. Except in the case of Fraud, after the Closing, Section 5.18, Section 6.07, Section 9.02 and Section 11.11 and the R&W Insurance Policy shall provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby (other than claims with respect to the determination of the Adjustment Amount, which shall be resolved in accordance with Section 2.06) or any Legal Proceedings against, or Damages suffered by, Buyer or its Affiliates relating to the Company Group, the Interests or the Business or any actions taken or failed to be taken by any of the Released Parties in any capacity related to Company Group, the Interests or the Business occurring or arising on or prior to the Closing Date. Notwithstanding anything to the contrary herein, the exclusive sources of recovery for Buyer and its Affiliates for indemnification claims under Section 9.02(a)(iii) shall be recourse against (i) first, to the extent coverage is available thereunder, to the R&W Insurance Policy, and (ii) thereafter, to the extent Buyer or its Affiliates are unable to recover all or any portion of such Damages from and against the R&W Insurance Policy for whatever reason (including the application of any self-insured retention), Seller; provided that, for the avoidance of doubt, if the subject matter of such indemnification claim is expressly excluded from coverage pursuant to the R&W Insurance Policy, Buyer and its Affiliates shall have no obligation to first look to the R&W Insurance Policy for recovery of such Damages.

Article 10

Termination

Section 10.01 Termination.

(a)               This Agreement may be terminated at any time prior to the Closing:

(i)              by mutual written agreement of Seller and Buyer;

(ii)             by either Seller or Buyer if Closing has not occurred before December 31, 2021 (the “End Date”); provided, however, that if the Closing shall not have occurred prior to such date and all of the conditions to closing set forth in Article 8, other than the conditions set forth in Section 8.01(a) or Section 8.02(d) have been satisfied or waived by the Parties entitled to the benefit of such condition as of such date (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), then at the written election of Seller (delivered to Buyer) or Buyer (delivered to Seller), the End Date may be extended to March 31, 2022 and such date, as so extended, shall be the End Date for all purposes hereunder; provided further that the right to terminate this Agreement pursuant to this Section 10.01(a)(ii) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Closing to have occurred by such time;

(iii)            by either Seller or Buyer if any court of competent jurisdiction or other Governmental Authority shall have issued an Order or taken any other action enjoining, prohibiting or rendering illegal the consummation of the transactions contemplated hereby and such Order or other action shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(a)(iii) shall not be available to any Party whose breach of any provision of this Agreement results in such Order or action;

(iv)             by Buyer if there is any material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, such that the conditions specified in Section 8.01 or Section 8.02 would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by Seller, then, for a period of up to 30 days after receipt by Seller of notice from Buyer of such breach (the “Seller Cure Period”) such termination shall not be effective and the End Date shall be automatically revised to be the later of the original End Date and the first Business Day following the end of the Seller Cure Period, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period;

(v)               by Seller if there is any material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions specified in Section 8.01 or Section 8.03 would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyer, then, for a period of up to 30 days after receipt by Buyer of notice from Seller of such breach (the “Buyer Cure Period”) such termination shall not be effective and the End Date shall automatically be revised to be the later of the original End Date and the first Business Day following the end of the Buyer Cure Period, and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period; or

(vi)             by Seller if (A) the Marketing Period has ended and all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than (1) those conditions which by their terms or nature are to be satisfied at the Closing and (2) those conditions the failure of which to be satisfied is caused by or results from a breach by Buyer of this Agreement) as of the date the Closing should have occurred pursuant to Section 2.03, (B) Buyer has failed to consummate the transactions contemplated by this Agreement on or prior to the date on which the Closing should have occurred pursuant to Section 2.03, (C) following such failure to consummate the transactions contemplated by this Agreement, Seller has confirmed in writing to Buyer that all of the conditions set forth in Article 8 have been satisfied (other than conditions that, by their nature, are to be satisfied by actions taken at the Closing and which were, as of the date the Closing should have occurred pursuant to Section 2.03, capable of being satisfied) or that it is willing to waive any unsatisfied conditions to its obligation to the Closing as set forth in Article 8 and is prepared to proceed with Closing and (D) Buyer fails to consummate the Closing within five Business Days after the delivery of such notice.

(b)               The Party desiring to terminate this Agreement pursuant to Section 10.01 shall give written notice of such termination to the other Party.

Section 10.02 Effect of Termination.

(a)               If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of any Party (or any Representative of such Party) to the other Party; provided, however, that if such termination shall result from the willful (i) failure to fulfill a condition to the performance of the obligations of the other Party set forth in Article 8 or (ii) failure to perform a covenant of such Party set forth in this Agreement, which act or failure to act constitutes in and of itself a material breach of this Agreement (each, a “Willful Breach”), such Party shall, except as otherwise provided in this Section 10.02, be fully liable for any and all Damages incurred or suffered by the other Party as a result of such Willful Breach; provided, further, that Seller’s liability for Damages incurred or suffered by Buyer as a result of any Willful Breach shall not exceed $32,000,000. The provisions of Article 1, Section 5.12(e), this Section 10.02 and Article 11 shall survive any termination of this Agreement and, for the avoidance of doubt, the Mutual Confidentiality Agreement shall continue to survive in accordance with its terms.

(b)               Notwithstanding anything to the contrary in this Agreement, in the event that (i) this Agreement has been terminated by either Seller or Buyer pursuant to Section 10.01(a)(ii) or Section 10.01(a)(iii) (in the case of any Order or other action enjoining, prohibiting or rendering illegal the consummation of the transactions contemplated hereby brought by a Governmental Authority in respect of or under any applicable requirements of the ICCTA or the regulations of the STB (each, a “Regulatory Restraint”)) or by Seller pursuant to Section 10.01(a)(v) as a result of a material breach by Buyer of Section 5.03 (with respect to obtaining STB Approval), (ii) the conditions set forth in Section 8.01(a), Section 8.01(b) (in the case of any Regulatory Restraint) or Section 8.02(d) have not been satisfied or waived as of the date of such termination, (iii) the Seller Fundamental Warranties and the representation and warranty contained in Section 3.09(b) were true and correct in all respects as of the date of this agreement, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, (iv) the representations and warranties of Seller, other than the Seller Fundamental Warranties and the representation and warranty contained in Section 3.09(b), contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) were true and correct as of the date of this Agreement, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except, in each case, for any inaccuracy or omission that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (v) there has not been a Willful Breach by Seller, and (vi) Seller has complied in all material respects with its applicable obligations under Section 5.03 (a “Regulatory Failure Termination”), then concurrently with such termination (in the case of a termination by Buyer) or no later than three Business Days following such termination (in the case of a termination by Seller), Buyer shall pay to Seller a fee equal to $32,000,000 (the “Regulatory Termination Fee”) by wire transfer of immediately available funds to a bank account provided to Buyer by Seller. Other than in connection with a Willful Breach by Buyer, the payment of the Regulatory Termination Fee by Buyer pursuant to this Section 10.02(b) shall be deemed to be liquidated damages for any and all Damages suffered or incurred by the Seller and its Affiliates in connection with a Regulatory Failure Termination and Seller’s right to terminate this Agreement and receive payment of the Regulatory Termination Fee pursuant to this Section 10.02(b) will be the sole and exclusive remedy of Seller and its Affiliates against Buyer for the failure of the Closing to be consummated by reason of a Regulatory Failure Termination.

(c)               Notwithstanding anything to the contrary contained herein, in the event that (i) all of the conditions set forth in Article 8 have been satisfied or waived (other than any such conditions which by their nature cannot be satisfied until the Closing Date, but subject to such conditions being capable of being satisfied if the Closing Date were the date of termination); (ii) Seller has notified Buyer that all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at the Closing and those conditions that are not satisfied as a result of Buyer’s breach), (iii) Buyer fails to consummate the Closing on the date the Closing should have occurred pursuant to Section 2.03, solely due to the fact that the Debt Financing (or, if Alternative Financing is being used in accordance with Section 5.12, pursuant to the commitments with respect thereto) is not available to Buyer, (iv) Seller has complied in all material respects with all of its covenants in this Agreement, and (v) this Agreement is terminated by Seller pursuant to Section 10.01(a)(vi) (a “Financing Failure Termination”), then no later than three Business Days following such termination, Buyer shall pay to Seller a fee equal to $32,000,000 (the “Financing Termination Fee”) by wire transfer of immediately available funds to a bank account provided to Buyer by Seller. The payment of the Financing Termination Fee by Buyer pursuant to this Section 10.02(c) shall be deemed to be liquidated damages for any and all Damages suffered or incurred by the Seller and its Affiliates in connection with a Financing Failure Termination and Seller’s right to terminate this Agreement and receive payment of the Financing Termination Fee pursuant to this Section 10.02(c) will be the sole and exclusive remedy of Seller and its Affiliates against Buyer for the failure of the Closing to be consummated by reason of a Financing Failure Termination, including if such Financing Failure Termination is considered to be Willful Breach by Buyer.

Article 11
Miscellaneous

Section 11.01 Notices. All notices, requests and other communications to any Party shall be in writing (including e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer to:

Percy Acquisition LLC

c/o Fortress Investment Group LLC

1345 Avenue of the Americas, 45th Floor

New York, NY 10105

Attention:     Kenneth J. Nicholson

Frank Carfora

Email:           knicholson@fortress.com

fcarfora@fortress.com

with a copy to:

Sidley Austin

1501 K Street, N.W.

Washington, D.C. 20005
Attention: Terence Hynes

Email: thynes@sidley.com

if to Seller to:

United States Steel Corporation

600 Grant Street

Pittsburgh, PA 15219

Attention:     Richard Fruehauf

Mark Furry

Email:    RLFruehauf@uss.com

mwfurry@uss.com

with a copy to:

Jones Day
500 Grant Street, Suite 4500
Pittsburgh, PA 15219
Attention: David A. Grubman
Email: dgrubman@jonesday.com

or to such other address as such Party may hereafter specify for the purpose by notice in writing to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received during Working Hours in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02 Seller Disclosure Schedule. The Seller Disclosure Schedule is incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any item on the Seller Disclosure Schedule shall not constitute an admission or indication that such item or matter is material or would constitute a Material Adverse Effect, is outside the ordinary course of business or is required to be disclosed. No disclosure on the Seller Disclosure Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any breach or violation exists or has actually occurred. Nothing contained in the Seller Disclosure Schedule should be construed as an admission of liability or responsibility of any Party to any third party in connection with any pending or threatened Legal Proceeding or otherwise. Any disclosure, exception, qualification, limitation, document or other item described in any exhibit, schedule, provision, sub-provision, Section or subsection of the Seller Disclosure Schedule with respect to a particular representation or warranty contained in this Agreement shall be deemed to be an exception or qualification with respect to all other representations and warranties contained in this Agreement to the extent that it is reasonably apparent on its face that such disclosure, exception, qualification, limitation, document or other item is applicable to such other representations and warranties. Except as otherwise expressly set forth in any Section or subsection of the Seller Disclosure Schedule, in no event will the listing or disclosure of any information or document in any Section or subsection of the Seller Disclosure Schedule or in the documents referred to or incorporated by reference in any such Section or subsection of the Seller Disclosure Schedule constitute or be deemed to imply any representation, warranty, undertaking, covenant or other obligation of Seller not expressly set out in this Agreement or will such disclosure be construed as extending the scope of any representation or warranty, undertaking, covenant or obligation set out in this Agreement. Where brief particulars of a matter are set out or referred to in the Seller Disclosure Schedule, or a document is referred to but not attached, or a reference is made to a particular part only of such a document, full particulars of the matter and full contents of the document are deemed to be disclosed as if set out in full in the Seller Disclosure Schedule, and the reference to the document in the Seller Disclosure Schedule shall be deemed to incorporate by reference all terms and conditions of, and amendments, purchase orders, schedules and annexes to, such document, provided that such documents, amendments, purchase orders, schedules and annexes, as applicable, were made available to Buyer prior to the date of this Agreement. The information about Contracts or documents listed in the Seller Disclosure Schedule is for identification purposes and is not intended to summarize the terms of such Contracts or documents. Where the terms and conditions of a Contract or document are referenced, summarized or described in the Seller Disclosure Schedule, such reference, summary or description does not purport to be a complete statement of the terms or conditions of such Contract or document and such reference, summary or description is qualified in its entirety by the specific terms and conditions of such Contract or document, provided that a copy of such Contract or document was made available to Buyer prior to the date of this Agreement.

Section 11.03 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Parties.

Section 11.04 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof. Without limiting the foregoing, it is the intent of the Parties that Article 9 constitutes a comprehensive listing of the conditions of the Parties to their obligations hereunder. Each Party waives any right to assert any theory of “force majeure,” “frustration of purpose,” “impracticability,” “impossibility” or other theory under Applicable Law that would have the effect of excusing any Party from its obligations to perform hereunder or that would otherwise have the effect of terminating or suspending this Agreement or delaying or preventing the performance of the transactions contemplated hereby.

Section 11.05 Amendment and Waiver.

(a)               Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)               No failure or delay by any Party in exercising any right, power or privilege hereunder shall impair such right or remedy or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)               Except as set forth in Section 9.10, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(d)               Notwithstanding anything to the contrary contained in this Agreement, Section 4.05 (Financing Capacity), Section 5.12 (Financing), Section 9.09 (Debt Financing Source Liability), this Section 11.05(d) (Amendment and Waiver), Section 11.08 (Third Party Rights), Section 11.11(c) (Dispute Resolution), Section 11.12 (Governing Law) and Section 11.14 (Waiver of Jury Trial) and the definitions of “Debt Financing Sources” and “Debt Financing Related Parties” (or any other provision or definition of this Agreement to the extent that such amendment or waiver would modify the substance of any of the foregoing Sections) may not be amended, modified, supplemented or waived in a manner that is materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

Section 11.06 Costs. Except as otherwise expressly provided herein (including Section 5.03 and Section 5.12(f)), all costs and expenses incurred in connection with this Agreement shall be paid by the Party (including its Affiliates) incurring such cost or expense.

Section 11.07 Severability. Each term, provision, covenant and restriction of this Agreement is severable. If any such term, provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void or unenforceable, (a) it shall have no effect in that respect and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute term, provision, covenant or restriction (as applicable), the effect of which is as close to its intended effect as possible; and (b) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 11.08 Third Party Rights. Except for Section 5.10, Section 9.02, Section 11.03 and the last sentence of this Section 11.08, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the Parties and their respective successors and assigns. Notwithstanding the foregoing, the Debt Financing Sources shall be express third party beneficiaries of Section 9.09, Section 11.05, this Section 11.08, Section 11.11(c), Section 11.12 and Section 11.14, and each of such Sections shall expressly inure to the benefit of the Debt Financing Sources and the Debt Financing Related Parties, and the Debt Financing Sources and the Debt Financing Related Parties shall be entitled to rely on and enforce the provisions of such Sections.

Section 11.09 Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a)               It is acknowledged by each of the Parties, on behalf of itself and its directors, members, partners, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that Seller retained Jones Day and Baker and Miller PLLC to act as their legal counsel in connection with the transactions contemplated hereby. Each Party hereby agrees that, in the event of any Dispute arising after the Closing relating to the negotiation, preparation, execution and delivery of this Agreement, the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby (the “Current Representation”), Jones Day or Baker and Miller PLLC may represent Seller and its Affiliates and Subsidiaries (including their direct and indirect equityholders) (collectively, the “Seller Entities”) in such Dispute, even though the interests of the Seller Entities may be directly adverse to Buyer, the Company Group members or any of their respective Affiliates, and even though Jones Day and Baker and Miller PLLC may formerly have represented Buyer, the Company Group members or any of their respective Affiliates in a matter substantially related to such Dispute, or may be handling ongoing matters for Buyer, the Company Group members or any of their respective Affiliates. Buyer, on behalf of itself and its other Waiving Parties (including the Company Group following the Closing), hereby consents to and waives (and will not assert) any conflict of interest or any claim or objection arising therefrom or relating thereto.

(b)               Buyer further agrees that all communications among Jones Day, Baker and Miller PLLC, Seller, the Company Group members, any of their respective Affiliates and Subsidiaries and the other Seller Entities that relate in any way to the Representation (including all of the client files and records in the possession of Jones Day or Baker and Miller PLLC related thereto) constitute attorney-client privileged communications between the Seller Entities and Jones Day or Baker and Miller PLLC, as applicable, and the attorney-client privilege and the expectation of client confidence belongs to the Seller Entities and may be controlled by the Seller Entities and will not pass to or be claimed by Buyer or any of its Affiliates (including the Company Group members following the Closing and, in connection therewith, the Company Group members are transferring any rights in respect thereof to Seller). From and after the Closing, Buyer, on behalf of itself and its other Waiving Parties (including the Company Group members following the Closing), waives and will not assert any attorney-client privilege with respect to any communication among Jones Day, Baker and Miller PLLC, Seller, the Company Group members, any of their respective Affiliates and Subsidiaries and the other Seller Entities occurring in connection with the Representation. Notwithstanding the foregoing, if a Dispute arises between Buyer or any Company Group member, on the one hand, and a third party, on the other hand, Buyer or such Company Group member may assert confidentiality protection or the attorney-client privilege with respect to all such communications to prevent the disclosure thereof; provided that Buyer or such Company Group member may not waive such privilege without the prior written consent of Seller. None of Buyer, the Company Group members or any of Buyer’s other Waiving Parties, or any Person purporting to act on behalf of or through Buyer, any Company Group member or any of Buyer’s other Waiving Parties, will access or seek to obtain access to any such communications, or to the files of Jones Day or Baker and Miller PLLC relating to the Current Representation. Neither Jones Day nor Baker and Miller PLLC will have any duty whatsoever to reveal or disclose any such attorney-client communications or files to any of Buyer, the Company Group members or any of Buyer’s other Waiving Parties by reason of any attorney-client relationship between Jones Day or Baker and Miller PLLC, on the one hand, and the Company Group members, on the other hand, or otherwise. In addition, Buyer agrees that it would be impractical to remove all attorney-client communications from the records (including e-mails and other electronic files) of the Company Group members. Accordingly, as to any such communications prior to the date hereof, Buyer, on behalf of itself and its other Waiving Parties (including the Company Group members following the Closing), further agrees that no such Person may use, rely on or access without the prior written consent of Seller any of such communications in a manner that may compromise the attorney-client privilege of such communications or otherwise be adverse to Seller or any of its Affiliates.

Section 11.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, and by each Party on separate counterparts. Each such counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of a counterpart hereof by email attachment shall be an effective mode of delivery.

Section 11.11 Dispute Resolution.

(a)               General Provisions. The Parties shall use Commercially Reasonable Efforts to settle amicably any and all disputes, controversies or claims (whether sounding in contract, tort, common law, statutory law, equity or otherwise) arising out of or relating to this Agreement, including any question regarding its existence or scope, the meaning of its provisions, or the proper performance of any of its terms by either Party, or its breach, termination or invalidity (each such dispute, controversy or claim, a “Dispute”). Except as otherwise expressly provided herein (including the procedures set forth in Section 2.06(c) which will be the sole dispute resolution procedure respect to the Final Closing Statement), any Dispute shall be resolved in accordance with the procedures set forth in this Section 11.11.

(b)               Resolution by Senior Executives. If a Dispute cannot be resolved at an operational level, either Party may give written notice to the other Party, requesting that senior management or senior representatives of each Party attempt to resolve the Dispute. Within 15 Business Days after the request, the other Party shall provide a written response. The notice and the response shall designate such Party’s senior executive and provide a statement of the Party’s position and a summary of reasons supporting that position. The designated senior executives or representatives shall meet in person at a mutually acceptable place, or by telephone, within 10 Business Days after receiving the response to seek a resolution. If no resolution is reached by the expiration of 30 calendar days from the date of the notice of Dispute, either Party may submit the Dispute to resolution as further provided herein.

(c)               Arbitration; Jurisdiction.

(i)                 If the Parties are unable to reach a resolution pursuant to Section 11.11(b), the Parties may submit the Dispute for resolution by binding arbitration under the administration of the American Arbitration Association (“AAA”) in accordance with its Rules for Arbitration in effect at the time of the arbitration, subject to such modifications set forth in this Agreement.

(ii)                In any Dispute, the arbitral tribunal shall be composed of three arbitrators, selected as follows: (A) each Party shall designate one arbitrator within 20 calendar days after the request for arbitration is filed; (B) the first two arbitrators shall select the third arbitrator within 30 calendar days after the last of the first two arbitrators has been nominated, and shall not be affiliated with either Party; and (C) in the event that the initial two arbitrators fail to agree to a third arbitrator, the third arbitrator shall be chosen by the AAA. The arbitration proceedings shall be conducted in the English language. The arbitration shall be conducted in Pittsburgh, Pennsylvania, which shall be the seat of the arbitration. Each Party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other Party. Either Party can request a written transcript of the proceedings at that Party’s cost. The arbitral tribunal shall determine the Dispute consistent with the substantive law described in Section 11.13, and shall apply this Agreement according to its terms.

(iii)                The Parties agree that any Disputes resolved pursuant to this Section 11.11 are commercial in nature. The Parties agree to be bound by any award or order resulting from arbitration conducted hereunder notwithstanding any country’s laws or treaties with the United States to the contrary. The Parties agree that in the context of an attempt by either Party to enforce an arbitral award or order, any defenses relating to any other Parties’ capacity or the validity of this Agreement or any related agreement under any Law are waived. Any judgment on an award or order resulting from an arbitration conducted under this Section 11.11 may be entered and enforced in any court, in any country, having jurisdiction over either Party or their assets. For the purposes of enforcement of an award or order as described in the preceding sentence, the Parties submit to the non-exclusive jurisdiction of the state and federal courts of Delaware and Pennsylvania.

(iv)                Each Party shall bear its own fees and expenses, including fees and expenses of financial and legal advisors and other outside consultants, in connection with any arbitration conducted under this Section 11.11.

(v)                Notwithstanding anything in this Agreement to the contrary, each of the Parties hereto agrees that it will not bring or support (or permit any of their controlled Affiliates to bring or support) any claim or cause of action (whether in contract, tort or otherwise), against any Debt Financing Source or any Debt Financing Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter, the Debt Financing or the Definitive Agreements executed in connection therewith or the performance thereof or services provided thereunder, in any forum other than any federal court in the Borough of Manhattan, New York, New York and any appellate court thereof, and each Party waives any objection which such Party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

(d)               Admissibility into Evidence. All offers of compromise or settlement between the Parties or their Representatives in connection with the attempted resolution of any Dispute (i) shall be deemed to have been delivered in furtherance of a Dispute settlement, (ii) shall be exempt from discovery and production and (iii) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Dispute.

(e)               Proceedings Confidential. Except to the extent necessary to enforce any arbitral award, to enforce other rights of the Parties, or as required by Applicable Law or the applicable rules of any stock exchange, each Party shall ensure that it and its Affiliates, and all of their respective Representatives and expert witnesses, shall maintain as confidential the existence of the arbitration proceedings, the arbitral award, all filings and submissions exchanged or produced during the arbitration proceedings and briefs, memorials, witness statements or other documents prepared in connection with such arbitration; provided, however, that a Party may disclose such information to its Affiliates and all of its and its Affiliates’ respective Representatives and expert witnesses; it being understood that such Affiliates and Representatives will be informed of the confidential nature of the existence of any such arbitration proceedings, arbitral award, filings and submissions, briefs, memorials, witness statements and other documents and will be directed to treat the foregoing as confidential in accordance with the terms of this Agreement and each Party will be responsible for the compliance by its Affiliates and its and their respective Representatives and expert witnesses with this Section 11.11(e). This Section 11.11(e) shall survive the termination of the arbitral proceedings.

(f)                Privilege. Legal professional privilege, including privileges protecting attorney-client communications and attorney work product of each Party from disclosure or use in evidence, as recognized by Applicable Laws governing each Party’s relationship with its counsel, including in-house counsel, shall apply to and be binding in any arbitration proceeding under this Section 11.11(f).

Section 11.12 Governing Law. This Agreement shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the conflicts of Law rules of such state; provided, however, that notwithstanding anything in this Agreement to the contrary, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any Debt Financing Source in any way relating to this Agreement and any right or obligation with respect to any Debt Financing Source in connection with the Debt Financing or the Debt Commitment Letter shall be construed and interpreted in accordance with the Laws of the State of New York, without giving effect to any conflicts of law principles (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 11.13 Specific Performance. The Parties agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at Law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except in the event of (x) a Regulatory Failure Termination and the payment of the Regulatory Termination Fee pursuant to Section 10.02(b) and (y) a Financing Failure Termination and the payment of the Financing Termination Fee pursuant to Section 10.02(c), the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at Law or in equity. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any Party brings a Legal Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the End Date shall automatically be extended to (a) the 20th Business Day following the resolution of such Legal Proceeding or (b) such other time period established by the court presiding over such Legal Proceeding.

Section 11.14 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE DEBT COMMITMENT LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized Representatives as of the day and year first above written.

PERCY ACQUISITION LLC

By:	/s/ Kenneth Nicholson
Name:	Kenneth Nicholson
Title:	Treasurer

UNITED STATES STEEL CORPORATION

By:	/s/ Richard Fruehauf
Name:	Richard Fruehauf
Title:	Senior Vice President – Strategic Planning and Chief Strategy & Development Officer

Signature Page to Membership Interest Purchase Agreement